Exhibit 10.1

EXECUTION VERSION

CORPUS CHRISTI LIQUEFIED NATURAL GAS PROJECT

AMENDED AND RESTATED

WORKING CAPITAL FACILITY

AGREEMENT

CHENIERE CORPUS CHRISTI HOLDINGS, LLC,

as Borrower,

CORPUS CHRISTI LIQUEFACTION, LLC,

CHENIERE CORPUS CHRISTI PIPELINE, L.P. and

CORPUS CHRISTI PIPELINE GP, LLC,

as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

as Working Capital Lenders,

THE ISSUING BANKS PARTY HERETO FROM TIME TO TIME,

as Issuing Banks,

THE BANK OF NOVA SCOTIA,

as Working Capital Facility Agent

and

solely for purposes of Section 3.07,

SOCIÉTÉ GÉNÉRALE,

as Security Trustee

Dated as of June 29, 2018

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SCHEDULES

Schedule 2.01	Lenders, Commitments	S-2.01-1

Schedule 3.02	Issuing Bank Limits	S-2.01-2

Schedule 3.08	Existing Letters of Credit	S-3.08-1

Schedule 4.13	Working Capital Facility Agent Account Details	S-4.13-1

Schedule 6.01(b)	Material Permits	S-6.01(b)-1

Schedule 6.01(u)	Material Project Agreements and Certain Other Contracts	S-6.01(u)-6

Schedule 8.04	Covenants Applicable After The Term Loan Discharge Date	S-8.04-1

Schedule 9.02	Events of Default After The Term Loan Discharge Date	S-9.02-1

Schedule 11.10	Addresses for Notices	S-11.10-1

EXHIBITS

Exhibit A	Definitions	A-1

Exhibit A-1	Form of Working Capital Disbursement Request – Working Capital Borrowings	A-1-1

Exhibit B-1	Form of Tennessee Gas Pipeline Letter of Credit	B-1-1

Exhibit B-2	Form of Transcontinental Gas Pipeline Company Letter of Credit	B-2-1

Exhibit B-3	Form of Kinder Morgan Letter of Credit	B-3-1

Exhibit B-4	Form of Natural Gas Pipeline Company Letter of Credit	B-4-1

Exhibit B-5	Form of Gas Supply Letter of Credit	B-5-1

Exhibit B-6	Form of Non-Fronted Letter of Credit	B-6-1

Exhibit B-7	Form of Request for Letter of Credit	B-7-1

Exhibit C	Form of Interest Period Notice	C-1

Exhibit D	Form of Lender Assignment Agreement	D-1

Exhibit E	Gas Sourcing Plan	E-1

v

AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

This AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT, dated as of June 29, 2018 (the “Working Capital Facility Agreement” or this “Agreement”), is made among:

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (the “Borrower”),

CORPUS CHRISTI LIQUEFACTION, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCL”),

CHENIERE CORPUS CHRISTI PIPELINE, L.P., a limited partnership organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCP”),

CORPUS CHRISTI PIPELINE GP, LLC, a limited liability company organized under the laws of the State of Delaware and headquartered in Houston, Texas (“CCP GP”, and together with the other Guarantors and the Borrower, the “Loan Parties”),

THE BANK OF NOVA SCOTIA, as the Working Capital Facility Agent for the Working Capital Lenders under the Working Capital Facility Agreement (the “Working Capital Facility Agent”),

Solely for purposes of Section 3.07, SOCIÉTÉ GÉNÉRALE, as the Security Trustee (the “Security Trustee”),

Each of the Issuing Banks party hereto from time to time, and

Each of the Working Capital Lenders party hereto from time to time.

RECITALS

WHEREAS, the Borrower is the owner and operator of the Development;

WHEREAS, the Borrower has requested that the Working Capital Lenders and the Issuing Banks establish a working capital credit facility in order to provide funds which are to be used by the Loan Parties, all as more fully set forth herein and in the other Finance Documents; and

WHEREAS, the Working Capital Lenders and the Issuing Banks are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. Unless otherwise defined in Exhibit A, capitalized terms used in this Agreement (including the preamble hereto) shall have the meanings provided in Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation) of the Amended and Restated Common Terms Agreement, dated as of May 22, 2018 (as amended, amended and restated, supplemented and modified from time to time, the “Common Terms Agreement”), among the Loan Parties, Société Générale, as the Term Loan Facility Agent on behalf of itself and the Term Lenders, The Bank of Nova Scotia, as the Working Capital Facility Agent on behalf of itself and the Working Capital Lenders, Société Générale, as Intercreditor Agent for the Facility Lenders, and each other Facility Agent that is party to the agreement from time to time on behalf of itself and the Facility Lenders under its Facility Agreement.

Section 1.02 Principles of Interpretation. Unless otherwise provided herein, this Agreement shall be governed by the principles of interpretation provided in Section 1.2 (Interpretation) of Schedule A (Common Definitions and Rules of Interpretation – Interpretation) of the Common Terms Agreement, mutatis mutandis.

Section 1.03 UCC Terms. Unless otherwise defined herein or in Schedule A (Common Definitions and Rules of Interpretation – Interpretation) of the Common Terms Agreement, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

Section 1.04 Accounting and Financial Determinations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Intercreditor Agent and the Working Capital Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Working Capital Closing Date in GAAP or in the application thereof on the operation of, or calculation of compliance with, such provision so as to preserve the original intent thereof in light of such change in GAAP (or if the Intercreditor Agent and Working Capital Facility Agent, as the case may be, notifies the Borrower that the Required Working Capital Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision has been amended in accordance herewith.

Section 1.05 Designations. This Agreement is a Facility Agreement and a Senior Debt Instrument, the Working Capital Lenders and the Issuing Banks in this Agreement are Senior Creditors and the Working Capital Facility Agent is the Senior Creditor Group Representative of the Working Capital Lenders and the Issuing Banks in each case under the Finance Documents.

ARTICLE II

COMMITMENTS AND BORROWING

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

Section 2.01 Working Capital Loans. (a) Each Working Capital Lender, severally and not jointly, shall make Working Capital Loans to the Borrower in an aggregate principal amount not in excess of its Working Capital Debt Commitment from time to time during the Working Capital Availability Period; provided that, after giving effect to the making of any Working Capital Loans, (i) the aggregate Commitment Exposure for all Working Capital Lenders shall not exceed the Aggregate Working Capital Debt Commitments and (ii) no Working Capital Lender shall be required to make any Working Capital Loan if such Working Capital Lender’s Commitment Exposure would exceed its Working Capital Debt Commitment.

(b) Each Working Capital Borrowing, shall be in an amount specified in the relevant Working Capital Disbursement Request.

(c) Except as set forth in clause (d) below, proceeds of the Working Capital Loans shall be deposited or applied in accordance with Section 4.5(a) (Disbursements of Senior Debt) of the Common Security and Account Agreement. The Loan Parties shall not request or apply any portion of any Working Capital Loan other than in accordance with Section 2.02(b) (Availability) and Section 8.01 (Use of Proceeds) of this Agreement and Section 2.3 (Disbursement Procedures) and Section 2.6 (Currency) of the Common Terms Agreement. Neither the Working Capital Facility Agent nor the Working Capital Lenders are under any obligation hereunder to inquire into or verify the application of any Working Capital Loan but this does not affect or limit any Loan Party’s obligations hereunder or under the Common Terms Agreement.

(d) Proceeds of the Working Capital Loans advanced for the purpose of (i) funding the Senior Debt Service Reserve Account, to the extent permitted under the Finance Documents, shall be paid into the Senior Debt Service Reserve Account and (ii) paying interest accruing on the Working Capital Loans and Working Capital Commitment Fees during the Working Capital Availability Period, as designated in the Working Capital Disbursement Request, shall be transferred by the Working Capital Facility Agent to the Working Capital Lenders in accordance with Section 10.12(a) (General Provisions as to Payments); provided that, such transfer shall occur on the same day that the Working Capital Facility Agent receives such proceeds from the Working Capital Lenders and subject to the Working Capital Facility Agent’s actual receipt of such proceeds in accordance with Section 2.04(a) (Funding). For the avoidance of doubt, such Advance shall constitute a Working Capital Loan for all purposes under this Agreement and each other Finance Document and shall be treated as received, and accounted for as a Working Capital Loan, by the Borrower.

(e) Working Capital Loans repaid or prepaid, except in accordance with Sections 4.12(a)(iii), (iv) and (v) (Mandatory Prepayment), may be re-borrowed at any time and from time to time to but excluding the Termination Date. Each Working Capital Lender’s Working Capital Debt Commitment shall expire on the Termination Date and all other amounts owed hereunder with respect to Working Capital Loans and the Working Capital Debt Commitments shall be paid in full no later than such date.

(f) The proceeds of the Working Capital Loans advanced for the purposes of paying fees and expenses on the Working Capital Closing Date shall be paid directly to the Working Capital Facility Agent. For the avoidance of doubt, such Advance shall constitute a Working Capital Loan for all purposes under this Agreement and each other Finance Document and shall be treated as received, and accounted for as a Working Capital Loan, by the Borrower.

Section 2.02 Availability. (a) Subject to the terms and conditions set forth in this Agreement and the Common Terms Agreement, each Working Capital Lender severally, and not jointly or jointly and severally, agrees to make a Working Capital Loan to the Borrower in the amount of its Commitment Percentage of the amount the Borrower may request, in accordance with this Section 2.02 (Availability) and the applicable Working Capital Disbursement Request (each such Advance, when made, individually, a “Working Capital Loan” and, collectively, the “Working Capital Loans”), in an aggregate principal amount not to exceed such Working Capital Lender’s unused Working Capital Debt Commitment, from time to time during the period commencing on the Working Capital Closing Date and ending on the earliest to occur of the following dates (the “Termination Date”):

(i) the Working Capital Final Maturity Date;

(ii) the date of any cancellation or termination of all of the remaining Working Capital Debt Commitments pursuant to Section 2.05 (Termination or Reduction of Commitments); and

(iii) the date the Working Capital Lenders terminate their Working Capital Debt Commitments upon the occurrence and during the Continuance of a Working Capital Facility Event of Default;

(such period, the “Working Capital Availability Period”).

(b) Subject to the conditions of Section 2.01 (Working Capital Loans), Section 7.01 (Conditions to Closing) and Section 7.02 (Conditions to Each Working Capital Borrowing) of this Agreement and this Section 2.02 (Availability), the Borrower shall be entitled to draw all or a portion of the unused Working Capital Debt Commitments before or on the final date of the Working Capital Availability Period for the purposes set forth in Section 8.01 (Use of Proceeds).

Section 2.03 Procedures for Requesting Working Capital Borrowings. (a) From time to time, subject to the limitations set forth in Section 2.01 (Working Capital Loans) and Section 2.02 (Availability) above, the Borrower may request a Working Capital Borrowing by delivering to the Working Capital Facility Agent a properly completed Working Capital Disbursement Request in accordance with this Section 2.03 (Procedures for Requesting Working

Capital Borrowings) and Section 2.3 (Disbursement Procedures) of the Common Terms Agreement. Working Capital Borrowings under this Agreement may be made concurrently with but shall not be required to be made pro rata with borrowings under any other Facility Agreements. For the avoidance of doubt, borrowings under this Agreement shall be required to be borrowed pro rata based on each Working Capital Lender’s Commitment Percentage.

(b) The amount of any proposed Working Capital Borrowing under this Agreement must be an amount that is no more than the unused Aggregate Working Capital Debt Commitments and not less than $5,000,000 and an integral multiple of $1,000,000 (unless the unused Aggregate Working Capital Debt Commitments are less than $5,000,000).

(c) The Working Capital Facility Agent shall promptly advise each Working Capital Lender of any Working Capital Disbursement Request delivered pursuant to this Section 2.03 (Procedures for Requesting Working Capital Borrowings) and each such Working Capital Lender’s Commitment Percentage of the requested Working Capital Borrowing.

(d) Any Working Capital Disbursement Request delivered pursuant to clause (a) above shall be delivered by the Borrower to the Working Capital Facility Agent by 12:00 noon New York City time, on or before the third Business Day prior to the requested Borrowing Date for the Advance of any LIBOR Loans, and 12:00 noon New York City time, on or before the Business Day prior to the requested Borrowing Date for the Advance of any Base Rate Loans, provided that, the Borrower may request a Working Capital Borrowing of Base Rate Loans on the Working Capital Closing Date by delivering a Working Capital Disbursement Request on such date prior to 12:00 noon New York City time.

(e) Each Working Capital Disbursement Request delivered pursuant to this Section 2.03 (Procedures for Requesting Working Capital Borrowings) shall be substantially in the form of Exhibit A-1 hereto. Each such Working Capital Disbursement Request shall be irrevocable and shall refer to this Agreement and specify:

(i) the requested Borrowing Date (which shall be a Business Day);

(ii) the amount of such requested Working Capital Borrowing;

(iii) whether the requested Working Capital Borrowing is of LIBOR Loans or Base Rate Loans;

(iv) in the case of a proposed Working Capital Borrowing of LIBOR Loans, the Borrower’s election with respect to the duration of the initial Interest Period applicable to such LIBOR Loans, which Interest Period shall be one (1), two (2), three (3) or six (6) months in length;

(v) the purpose for which the proceeds of the Working Capital Loan will be used, which shall be only for the purposes set forth in Section 8.01 (Use of Proceeds); and

(vi) that each of the conditions precedent to such Working Capital Borrowing has been satisfied or waived.

(f) The currency specified in a Working Capital Disbursement Request must be US Dollars.

(g) If no election as to whether the requested Working Capital Borrowing is of LIBOR Loans or Base Rate Loans, then the requested Working Capital Borrowing shall be LIBOR Loans; provided that, if the applicable Working Capital Disbursement Request is delivered to the Working Capital Facility Agent later than 12:00 noon, New York City time, on the third Business Day prior to the proposed Borrowing Date, the requested Working Capital Borrowing shall be Base Rate Loans. If no initial Interest Period is specified with respect to any requested LIBOR Loans, then the requested Working Capital Borrowing shall be made as a LIBOR Loan with an initial Interest Period of one month.

Section 2.04 Funding. (a) Subject to clause (c) below, on the proposed Borrowing Date of each Working Capital Borrowing, each Working Capital Lender shall make a Working Capital Loan in the amount of its Commitment Percentage of such Working Capital Borrowing by wire transfer of immediately available funds to the Working Capital Facility Agent, not later than 1:00 p.m., New York City time, and the Working Capital Facility Agent shall transfer and deposit the amounts so received as set forth in Section 2.01(c) or (d) (Working Capital Loans), as applicable; provided that, if a Working Capital Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested Working Capital Borrowing herein specified has not been met, the Working Capital Facility Agent shall return the amounts so received to each Working Capital Lender without interest as soon as possible.

(b) Subject to Section 5.04 (Obligation to Mitigate), each Working Capital Lender may (without relieving the Borrower of its obligation to repay a Working Capital Loan in accordance with the terms of this Agreement), at its option, fulfill its Working Capital Debt Commitments with respect to any such Working Capital Loan by causing any domestic or foreign branch or Affiliate of such Working Capital Lender to make such Working Capital Loan.

(c) Unless the Working Capital Facility Agent has been notified in writing by any Working Capital Lender prior to a proposed Borrowing Date that such Working Capital Lender will not make available to the Working Capital Facility Agent its portion of the Working Capital Borrowing proposed to be made on such date, the Working Capital Facility Agent may assume that such Working Capital Lender has made such amounts available to the Working Capital Facility Agent on such date and the Working Capital Facility Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower, or the applicable Working Capital Lender in cases of payment of interest and Working Capital Commitment Fees payable in accordance with Section 2.01(d) (Working Capital Loans) above, a corresponding amount. If such corresponding amount is not in fact made available to the Working Capital Facility Agent by such Working Capital Lender and the Working Capital Facility Agent has made such amount available to the Borrower, or the applicable Working Capital Lender in cases of payment of interest and Working Capital Commitment Fees payable in accordance with Section 2.01(d) (Working Capital Loans) above, the Working Capital Facility Agent shall be entitled to recover on demand from such Working Capital Lender such corresponding amount plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Working Capital Facility Agent to the

Borrower to the date such corresponding amount is recovered by the Working Capital Facility Agent at an interest rate per annum equal to the Federal Funds Effective Rate. If such Working Capital Lender pays such corresponding amount (together with such interest), then such corresponding amount so paid shall constitute such Working Capital Lender’s Working Capital Loan included in such Working Capital Borrowing. If such Working Capital Lender does not pay such corresponding amount forthwith upon the Working Capital Facility Agent’s demand, the Working Capital Facility Agent shall promptly notify the Borrower and the Borrower shall promptly repay such corresponding amount to the Working Capital Facility Agent plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Working Capital Facility Agent to the Borrower to the date such corresponding amount is recovered by the Working Capital Facility Agent at an interest rate per annum equal to the Base Rate plus the Applicable Margin. If the Working Capital Facility Agent receives payment of the corresponding amount from each of the Borrower and such Working Capital Lender, the Working Capital Facility Agent shall promptly remit to the Borrower such corresponding amount. If the Working Capital Facility Agent receives payment of interest on such corresponding amount from each of the Borrower and such Working Capital Lender for an overlapping period, the Working Capital Facility Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any Working Capital Lender from its obligation to fulfill its Working Capital Debt Commitments hereunder and, for the avoidance of doubt, a Working Capital Lender that fails to make all or any portion of any payment on the due date for such payment shall be deemed in default of its obligations under Section 2.01 (Working Capital Loans) above. Any payment by the Borrower pursuant to this Section 2.04(c) (Funding) shall be without prejudice to any claim the Borrower may have against a Working Capital Lender that shall have failed to make such payment to the Working Capital Facility Agent. The failure of any Working Capital Lender to make available to the Working Capital Facility Agent its portion of the Working Capital Borrowing shall not relieve any other Working Capital Lender of its obligations, if any, hereunder to make available to the Working Capital Facility Agent its portion of the Working Capital Borrowing on the date of such Working Capital Borrowing, but no Working Capital Lender shall be responsible for the failure of any other Working Capital Lender to make available to the Working Capital Facility Agent such other Working Capital Lender’s portion of the Working Capital Borrowing on the date of any Working Capital Borrowing. A notice of the Working Capital Facility Agent to any Working Capital Lender or the Borrower with respect to any amounts owing under this Section 2.04(c) (Funding) shall be conclusive, absent manifest error.

(d) Each of the Working Capital Lenders shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Working Capital Lender resulting from each Loan made by such Working Capital Lender, including the amounts of principal and interest payable and paid to such Working Capital Lender from time to time hereunder.

(e) The Working Capital Facility Agent shall maintain at the Working Capital Facility Agent’s office (i) a copy of any Lender Assignment Agreement delivered to it pursuant to Section 11.04 (Assignments) and (ii) a register for the recordation of (A) the names and addresses of the Working Capital Lenders and the Issuing Banks, (B) all the Working Capital Debt Commitments of, and principal amount of and interest on the Working Capital Loans and

LC Loans owing and paid to, each Working Capital Lender pursuant to the terms hereof from time to time, (C) the amount, beneficiary and termination date of all outstanding Letters of Credit, (D) the Issuing Bank Limit of each Issuing Bank and (E) amounts received by the Working Capital Facility Agent from the Borrower and whether such amounts constitute principal, interest, fees or other amounts and each Working Capital Lender’s or Issuing Bank’s share thereof (the “Working Capital Register”). The Working Capital Register shall be available for inspection by the Borrower, any Joint Lead Arranger, any Issuing Bank and any Working Capital Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) The entries made by the Working Capital Facility Agent in the Working Capital Register or the accounts maintained by any Working Capital Lender or any Issuing Bank shall be conclusive and binding evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that, the failure of any Working Capital Lender, Issuing Bank or the Working Capital Facility Agent to maintain such Working Capital Register or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Working Capital Loans or LC Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Working Capital Lender and the accounts and records of the Working Capital Facility Agent in respect of such matters, the accounts and records of the Working Capital Facility Agent shall control, in the absence of manifest error.

Section 2.05 Termination or Reduction of Commitments. (a) All unused Working Capital Debt Commitments, if any, shall be automatically and permanently terminated (without premium or penalty) as of 5:00 p.m. (New York time) on the last day of the Working Capital Availability Period that is a Business Day.

(b) The Borrower may cancel or reduce permanently the whole or any part of the unutilized Aggregate Working Capital Debt Commitments and a proportionate amount of the Non-Fronting Limit upon at least three (3) Business Days’ prior written notice to the Working Capital Facility Agent in accordance with Section 3.2 (Right of Repayment and Cancellation in Relation to a Single Facility Lender), Section 3.7 (Pro Rata Payment) and Section 3.8 (Reductions and Cancellations of Facility Debt Commitments) of the Common Terms Agreement (other than Section 3.8(c) which shall not apply to a reduction or cancellation of Working Capital Debt Commitments) and certification by the Borrower to the Working Capital Facility Agent that the letter of credit capacity under the portion of the Working Capital Debt Commitments to be cancelled, after taking into account other funding sources irrevocably available to the Loan Parties, is not required to satisfy any express obligation to the Loan Parties to provide letters of credit at such time; provided that, in accordance with Section 3.8 (Reductions and Cancellations of Facility Debt Commitments) and Section 3.7(b)(i) (Pro Rata Payments) of the Common Terms Agreement and Section 2.3(a)(ii)(B) (Payments and Prepayments) of the Common Security and Account Agreement (i) any such cancellation of Working Capital Debt Commitments and Non-Fronting Limits may be made without pro rata cancellation of Facility Debt Commitments under any other Facility Agreements then in effect and (ii) the Working Capital Lenders shall not be entitled to pro rata cancellation in the case of a cancellation of Facility Debt Commitments under any other Facility Agreements. Where such cancellation or reduction is to be made pro rata among the Working Capital Lenders, the

Aggregate Working Capital Debt Commitments and Non-Fronting Limits shall be automatically and permanently reduced (pro rata among all Working Capital Lenders in accordance with their Commitment Percentage). Any such partial cancellation or reduction pursuant to this Section 2.05(b) shall be in the minimum amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. From the effective date of any such reduction or cancellation, the Working Capital Commitment Fees shall be computed on the undrawn portion of the Working Capital Debt Commitments as so reduced or cancelled.

(c) On the date of incurrence of any Replacement Senior Debt in accordance with Section 6.3 (Replacement Senior Debt) of the Common Terms Agreement, no pro rata repayment of Working Capital Loans or cancellations of Working Capital Debt Commitments of the Working Capital Lenders shall be required to be made by the Loan Parties.

(d) The Borrower shall have the right to permanently terminate the Working Capital Debt Commitment of any Non-Consenting Lender on a non-pro rata basis, pursuant to Section 5.04 (Obligation to Mitigate).

(e) All unused Working Capital Debt Commitments, if any, shall be terminated upon the occurrence of a Working Capital Facility Event of Default if required pursuant to Section 9.03 (Acceleration Upon Bankruptcy) or Section 9.04 (Action Upon Event of Default) in accordance with the terms thereof.

Section 2.06 [Reserved].

Section 2.07 [Reserved].

Section 2.08 Incremental Commitments.

(a) Commitment Increase. The Borrower may from time to time, by written notice to the Working Capital Facility Agent (a “Commitment Increase Notice”), request increases in the Working Capital Debt Commitments and an equal increase in the Non-Fronting Limit of the relevant Working Capital Lender or other Person that is an Eligible Assignee (each, a “Commitment Increase”) up to an aggregate principal amount not to exceed the maximum amount of Working Capital Debt permitted pursuant to Section 6.2(a) (Working Capital Debt) of the Common Terms Agreement.

(b) Commitment Increase Notice. The Commitment Increase Notice shall specify (i) the date on which the Borrower proposes that such Commitment Increase shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Working Capital Facility Agent and (ii) the identity of each Working Capital Lender or other Person that is an Eligible Assignee (each, an “Incremental Lender”) to whom the Borrower proposes any portion of the Commitment Increase be allocated and the amounts of such allocations; provided that, any Working Capital Lender approached to provide all or a portion of the Commitment Increase may elect or decline, in its sole and absolute discretion, to participate.

(c) Incremental Amendments. Each Commitment Increase shall become Working Capital Debt Commitments and Non-Fronting Limits (or, in the case of an increase in the commitment of an existing Working Capital Lender, an increase in such Working Capital Lender’s applicable Working Capital Debt Commitment and Non-Fronting Limit) under this Agreement pursuant to an amendment (such amendment, an “Incremental Amendment”) to this Agreement executed by the Borrower, the Working Capital Facility Agent and each Incremental Lender (with the consent of no other Working Capital Lender being required) which provides solely for (i) the increase in the applicable Working Capital Debt Commitments and Non-Fronting Limits, (ii) amendments required to reflect the relative unfunded Commitments of the Incremental Lenders and (iii) the joinder of each Incremental Lender that is not already an existing Working Capital Lender to this Agreement. The effectiveness of any Incremental Amendment shall be subject solely to the conditions that (A) no Working Capital Facility Event of Default or Unmatured Working Capital Facility Event of Default shall exist on such date of effectiveness before or after giving effect to such Commitment Increase, (B) each Incremental Lender that is not already a Working Capital Lender shall be entitled to receipt of any required reliance letters in respect of the legal opinions provided to the Working Capital Facility Agent pursuant to Section 7.01(e) (Opinions from Counsel), (C) since the time of the financial statements most recently provided pursuant to Section 10.1(a) (Accounting, Financial and Other Information) of the Common Terms Agreement no developments have occurred which, individually or in the aggregate have resulted in or could reasonably be expected to result in a Material Adverse Effect and (D) each Incremental Lender who is not already a Working Capital Lender is reasonably acceptable to the Working Capital Facility Agent and each Issuing Bank.

ARTICLE III

LETTERS OF CREDIT

Section 3.01 [Reserved].

Section 3.02 Letters of Credit. (a) Subject to the terms and conditions set forth herein and, as applicable, the terms and conditions set forth in the Common Terms Agreement, the Borrower may (but is not required to), deliver to the Working Capital Facility Agent (which shall promptly distribute copies thereof to the Working Capital Lenders) and (1) the Issuing Bank designated by the Borrower in its sole discretion with respect to Fronted Letters of Credit and (2) each Issuing Bank with a Non-Fronting Limit with respect to Non-Fronted Letters of Credit, a letter of credit request substantially in the form of Exhibit B-7 hereto or such other form as required by the applicable Issuing Bank (a “Request for Issuance”) for the issuance, extension, modification or amendment of a Letter of Credit from time to time during the Working Capital Availability Period. Each Request for Issuance shall include (i) the date (which shall be a Business Day, but in no event later than the date that occurs five (5) Business Days prior to the Termination Date) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which will be consistent with Section 3.02(d)), (ii) the proposed stated amount of such Letter of Credit, (iii) the intended beneficiary of such Letter of Credit, (iv) a description of the intended use of such Letter of Credit and (v) whether such Letter of Credit is to be a Fronted Letter of Credit or a Non-Fronted Letter of Credit. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one (1) Business Day prior to the proposed date of issuance (or effectiveness) specified therein.

(b) The Borrower may request Letters of Credit up to the lesser of (i) an aggregate stated amount for all requested and issued Letters of Credit of (A) in the case of Fronted Letters of Credit, the aggregate Fronting Limit of all Issuing Banks with a Fronting Limit; and (B) in the case of Non-Fronted Letters of Credit, the aggregate Non-Fronting Limit of all Issuing Banks with a Non-Fronting Limit and (ii) the Aggregate Working Capital Debt Commitments; provided, in each case, that no Issuing Bank shall be required to issue any Letter of Credit or any amendment to increase the face or stated amount of any Letter of Credit if, after such issuance or amendment, (A) the aggregate Commitment Exposure for all Working Capital Lenders shall exceed the Aggregate Working Capital Debt Commitments, (B) the LC Exposure of such Issuing Bank with a Fronting Limit shall exceed its Fronting Limit; (C) the LC Exposure of such Issuing Bank with a Non-Fronting Limit shall exceed its Non-Fronting Limit or (D) the Commitment Exposure of such Issuing Bank shall exceed its Working Capital Debt Commitment in its capacity as a Working Capital Lender. For the avoidance of doubt, subject to compliance with the foregoing requirements, the Borrower may request Fronted Letters of Credit from an Issuing Bank with a Fronting Limit up to the Issuing Bank’s full Fronting Limit.

(c) Promptly after its receipt of a Request for Issuance, the Issuing Bank will confirm with the Working Capital Facility Agent (by telephone or in writing) that the Working Capital Facility Agent has received a copy of such Request for Issuance from the Borrower and, if not, the Issuing Bank will provide the Working Capital Facility Agent with a copy thereof. Unless the Issuing Bank has received notice (by telephone or in writing) from the Working Capital Facility Agent (including at the request of any Working Capital Lender) no later than the Business Day prior to the proposed date of issuance (or effectiveness) (i) directing the Issuing Bank not to issue (or extend, amend or modify) such Letter of Credit as a result of the limitations set forth in Section 3.02(b), or (ii) that one or more of the applicable conditions precedent in Section 7.02 (Conditions to Each Working Capital Borrowing) is not then satisfied or waived, then (A) the applicable Issuing Bank shall issue (or extend, modify or amend) each Letter of Credit not later than 12:00 noon, New York City time, on the later of (1) the proposed date of issuance (or effectiveness) specified in such Request for Issuance and (2) one (1) Business Day after the receipt of the Request for Issuance (taking into account that any Request for Issuance received after 12:00 noon, New York City time, on any Business Day will be deemed received on the next Business Day), and (B) such issuance (or effectiveness) shall be subject to the terms and conditions hereof, including fulfillment of the applicable conditions precedent and the other requirements set forth herein. An Issuing Bank shall issue (or extend, amend or modify) a requested Letter of Credit to the Borrower or directly to the intended beneficiary and shall provide notice and a copy thereof to the Intercreditor Agent and the Working Capital Facility Agent, which, in the case of a Fronted Letter of Credit, shall promptly furnish copies thereof to the Working Capital Lenders, and to the extent that such Letter of Credit was issued directly to the intended beneficiary, such Issuing Bank shall provide notice and a copy thereof to the Borrower.

(d) Letters of Credit shall expire no later than the earlier of (i) one year from the date of issuance of such Letter of Credit and (ii) five (5) Business Days prior to the Termination Date. Each Letter of Credit may, if requested by the Borrower, provide that it will be automatically renewed or extended for a stated period of time at the end of its then-scheduled expiration date (but in any event shall not be extended for longer than one year from the date of effectiveness of such extension or beyond five (5) Business Days prior to the Termination Date) unless the Issuing Bank that issued the Letter of Credit notifies the beneficiary thereof prior to such expiration date that such Issuing Bank elects not to renew or extend such Letter of Credit. In no event shall the Working Capital Lenders have any obligation to pay any amount to (or for the account of) any Issuing Bank or any other Person, in respect of a drawing under a Letter of Credit that occurs after the Working Capital Final Maturity Date.

(e) Notwithstanding anything in this Agreement to the contrary, no Issuing Bank will have any obligation to issue or renew, or extend the expiry date of, any Letter of Credit if any judgment, order, or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing or renewing or extending the expiry date of such Letter of Credit, or any Government Rule or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of new letters of credit or the renewal or extension of the expiry date of issued letters of credit generally or the issuance, renewal or extension of the expiry date of a Letter of Credit specifically or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve, or capital requirement, or shall impose upon such Issuing Bank any loss, cost, or expense. Each Issuing Bank shall provide the Borrower with prompt notice of the occurrence of any event described in this Section 3.02(e) not later than two (2) Business Days after obtaining knowledge of the occurrence of any such event.

(f) The Borrower may designate any requested Letter of Credit as a Fronted Letter of Credit or a Non-Fronted Letter of Credit; provided that, (i) the Borrower may only request Fronted Letters of Credit from an Issuing Bank that is specified in this Agreement as having a Fronting Limit, (ii) the Borrower may only request Non-Fronted Letters of Credit with respect to requirements under firm transportation agreements related to the Development or for the purpose of funding the Senior Debt Service Reserve Account and (iii) if the Borrower wishes to request Letters of Credit from any Issuing Banks that do not have a Fronting Limit, the Borrower shall determine the specific amount to be covered by such Letters of Credit to be provided to a specific beneficiary (the “Non-Fronted LC Amount”), and it shall make requests for Non-Fronted Letters of Credit simultaneously to all the Issuing Banks under this Agreement such that the aggregate stated amount of all such Non-Fronted Letters of Credit issued to such beneficiary is equal to the Non-Fronted LC Amount and the stated amount of the Non-Fronted Letter of Credit of each individual Issuing Bank is equal to its Commitment Percentage of the Non-Fronted LC Amount. No Working Capital Lender is required to participate in the extension of credit resulting from the issuance (or extension, modification or amendment) of a Non-Fronted Letter of Credit issued by an Issuing Bank other than itself. Each Working Capital Lender severally agrees with each Issuing Bank to participate in an amount equal to its Commitment Percentage in the extension of credit resulting from the issuance (or extension, modification or amendment) of a Fronted Letter of Credit by such Issuing Bank and each drawing of the LC Available Amounts thereunder, in the manner and the amount provided in Section 3.03 (Reimbursement to Issuing Banks), and the issuance of such Fronted Letter of Credit shall be deemed to be a confirmation by the Issuing Bank and each Working Capital Lender of such participation in such amount; provided that, no Working Capital Lender shall be required to participate in a Fronted Letter of Credit if such Working Capital Lender’s Commitment Exposure would exceed its Working Capital Debt Commitment as a result of such participation.

(g) In addition to the date of issuance, stated expiry date, stated amount, beneficiary and intended use specified in the applicable Request for Issuance, each Letter of Credit shall provide (unless the Borrower specifies otherwise in such Request for Issuance) for:

(i) payment in immediately available funds in US Dollars on a Business Day;

(ii) multiple drawings and partial drawings;

(iii) applicability of the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (1998) (“ISP98”), Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (2007) (“UCP 600”), or such other rules as the Borrower and the applicable Issuing Bank shall agree, and shall, as to matters not governed by ISP98, UCP 600 or such other rules, be governed and construed in accordance with the laws of the State of New York and applicable U.S. federal law; and

(iv) a drawing by the beneficiary of the full available amount thereof if either (A) the Issuing Bank that issued the Letter of Credit ceases to satisfy the minimum credit ratings for an Issuing Bank hereunder (as set forth in the definition of “Issuing Bank” in Exhibit A (Definitions) hereto) and such Letter of Credit has not been replaced by an Issuing Bank satisfying such minimum credit ratings within twenty (20) days or such shorter number of days as required under the document, if any, with respect to which such Letter of Credit is issued; provided that, the right to draw under this clause (A) shall only be included in the applicable Letter of Credit to the extent required under such document with respect to which such Letter of Credit is issued or (B) the Issuing Bank that issued the Letter of Credit notifies the Borrower (which shall promptly notify the beneficiary) prior to the then-scheduled expiration date that such Issuing Bank elects not to renew or extend such Letter of Credit. For the avoidance of doubt, the right to draw under clause (A) above shall be included in any Letter of Credit issued to fund the Senior Debt Service Reserve Accounts; and

(v) in the case of a Non-Fronted Letter of Credit, the beneficiary will be required to certify that it is making a pro rata draw with all other Letters of Credit issued in favor of such beneficiary in respect of a Non-Fronted LC Amount based on the percentage of such Non-Fronted Letter of Credit to Non-Fronted LC Amount as notified to the beneficiary by the Borrower.

Section 3.03 Reimbursement to Issuing Banks.

(a) An Issuing Bank shall give the Working Capital Facility Agent, the Security Trustee, the Borrower and each of the Working Capital Lenders prompt notice of any payment made by such Issuing Bank in accordance with the terms of any Letter of Credit issued by such Issuing Bank (an “LC Payment Notice”) no later than 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by such Issuing Bank.

(b) Upon delivery to the Borrower of an LC Payment Notice on or before 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by an Issuing Bank, unless the Borrower provides written notice to such Issuing Bank and the Working Capital Facility Agent electing to have the reimbursement obligation converted into an LC Loan in accordance with Sections 3.03(c) and (f), the Borrower shall, on or before 12:00 noon, New York City time, on such Business Day, reimburse such Issuing Bank for such payment (an “LC Reimbursement Payment”) by paying to the Working Capital Facility Agent, for the account of such Issuing Bank, an amount equal to the payment made by such Issuing Bank plus interest on such amount at a rate per annum equal to the Base Rate plus 2.00%; provided that, if an Issuing Bank delivers an LC Payment Notice to the Borrower after 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of payment by such Issuing Bank, the Borrower shall make the LC Reimbursement Payment on or before 12:00 noon, New York City time, on the next succeeding Business Day. An Issuing Bank’s failure to provide an LC Payment Notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank for any payment it makes under any Letter of Credit. In the case of any Non-Fronted Letters of Credit issued with respect to a specific Non-Fronted LC Amount, the Borrower may not elect to make an LC Reimbursement Payment and/or convert a reimbursement obligation into a LC Loan for some but not all the Issuing Banks providing Non-Fronted Letters of Credit with respect to such Non-Fronted LC Amount.

(c) If the Borrower fails to make the LC Reimbursement Payment as required under Section 3.03(b) (Reimbursement to Issuing Banks) or provides written notice to such Issuing Bank and the Working Capital Facility Agent electing to have the reimbursement obligation converted into an LC Loan, such reimbursement obligation shall automatically convert to an LC Loan. If such LC Loan relates to a Fronted Letter of Credit, the Working Capital Facility Agent shall promptly notify each of the Working Capital Lenders of the amount of its share of the payment made under such Fronted Letter of Credit, which shall be such Working Capital Lender’s Commitment Percentage of such amount paid by such Issuing Bank (the “Working Capital Lender Payment Notice”). Subject to Section 3.02(f) (Letters of Credit), each Working Capital Lender hereby severally agrees to pay the amount specified in the Working Capital Lender Payment Notice in immediately available funds to the Working Capital Facility Agent for the account of such Issuing Bank with respect to a Fronted Letter of Credit plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of such payment by such Issuing Bank to the date of payment to such Issuing Bank by such Working Capital Lender. Each Working Capital Lender shall make such payment by not later than 4:00 p.m., New York City time, on the date it received the Working Capital Lender Payment Notice (if such notice is received at or prior to 1:00 p.m., New York City time) and before 12:00 noon, New York City time, on the next succeeding Business Day following such receipt (if such notice is received after 1:00 p.m., New York City time). In the case of Fronted Letters of Credit, each Working Capital Lender shall indemnify and hold harmless such Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable attorneys’ fees and expenses) resulting from any failure on the part of such Working Capital Lender to provide, or from any delay in providing, the Working Capital Facility Agent for the account of such Issuing

Bank with its Commitment Percentage of the amount paid under the Fronted Letter of Credit but no such Working Capital Lender shall be so liable for any such failure on the part of or caused by any other Working Capital Lender or the willful misconduct or gross negligence, as determined by a court of competent jurisdiction by a final and non-appealable order, of the Working Capital Facility Agent. Each Working Capital Lender’s obligation to make each such payment to the Working Capital Facility Agent for the account of the applicable Issuing Bank in the case of payments made in respect of a Fronted Letter of Credit shall be several and not joint and shall not be affected by (A) the occurrence or continuance of any Working Capital Facility Event of Default, (B) the failure of any other Working Capital Lender to make any payment under this Section 3.03 (Reimbursement to Issuing Banks), or (C) the date of the drawing under the applicable Letter of Credit issued by the applicable Issuing Bank; provided that, such drawing occurs prior to the earlier of (i) the Working Capital Final Maturity Date or (ii) the termination date of the applicable Fronted Letter of Credit. Each Working Capital Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) The Working Capital Facility Agent shall pay to the applicable Issuing Bank in immediately available funds the amounts paid in respect of a Fronted Letter of Credit pursuant to Section 3.03(b) (Reimbursement to Issuing Banks) and Section 3.03(c) (Reimbursement to Issuing Banks) before the close of business on the day such payment is received; provided that, any amount received by the Working Capital Facility Agent that is due and owing to such Issuing Bank and remains unpaid to such Issuing Bank on the date of receipt shall be paid on the next succeeding Business Day with interest payable at the Federal Funds Effective Rate.

(e) For so long as any Working Capital Lender is a Defaulting Lender under clause (a) of the definition thereof, each Issuing Bank in respect of a Fronted Letter of Credit shall be deemed, for purposes of Section 4.17 (Sharing of Payments) and Article IX (DEFAULT AND ENFORCEMENT), to be a Working Capital Lender hereunder in substitution of such Defaulting Lender, owed a loan in an amount equal to the outstanding principal amount due and payable by such Defaulting Lender to the Working Capital Facility Agent for the account of each Issuing Bank in respect of such Fronted Letter of Credit pursuant to subsection (c) above. Notwithstanding anything else to the contrary contained herein, the failure of any Working Capital Lender to make any required payment in response to any LC Payment Notice in respect of a Fronted Letter of Credit shall not increase the total aggregate amount payable by the Borrower with respect to the payment described in the related LC Payment Notice in respect of a Fronted Letter of Credit above the total aggregate amount that would have been payable by the Borrower at the applicable rate for Working Capital Loans if such Defaulting Lender would have funded its payments to such Working Capital Facility Agent in a timely manner in response to such LC Payment Notice in respect of a Fronted Letter of Credit.

(f) Each payment made by a Working Capital Lender under subsection (c) above shall constitute an LC Loan deemed made by such Working Capital Lender to the Borrower on the date of such payment by an Issuing Bank under a Fronted Letter of Credit issued by such Issuing Bank. All such payments by the Working Capital Lenders in respect of any one such payment by such Issuing Bank shall constitute a single LC Loan hereunder. Each payment made by an Issuing Bank in respect of a Non-Fronted Letter of Credit that is not reimbursed by the Borrower or that is converted into an LC Loan by notice from the Borrower pursuant to clause (c) above shall constitute an LC Loan deemed made by such Issuing Bank in its capacity as a Working Capital Lender. LC Loans that are converted to LIBOR Loans in respect of Non-Fronted Letters of Credit with respect to a specific Non-Fronted LC Amount shall constitute a single LIBOR Loan for the purposes of Section 4.05(e) (Interest Rates) hereunder. Each LC Loan initially shall be a Base Rate Loan.

Section 3.04 Obligations Absolute. The payment obligations of each Working Capital Lender under Section 3.03(c) (Reimbursement to Issuing Banks) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit and any LC Loan shall be unconditional and irrevocable (subject only to the Borrower’s and each Working Capital Lender’s right to bring suit against an Issuing Bank pursuant to Section 3.05 (Liability of the Issuing Banks and the Working Capital Lenders) following the reimbursement of such Issuing Bank for any such payment), and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(a) any lack of validity or enforceability of any Finance Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(b) any amendment or waiver of, or any consent to departure from, all or any of the Finance Documents;

(c) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

(d) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) payment in good faith by an Issuing Bank under any Letter of Credit issued by such Issuing Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 3.05 Liability of the Issuing Banks and the Working Capital Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit, and none of the Working Capital Facility Agent, the Issuing Banks, the Working Capital Lenders nor any of their respective Related Parties shall be liable or responsible for (a) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the applicable Issuing Bank against presentation of documents that do not comply with the terms of such Letter of

Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that, in each case, payment by the applicable Issuing Bank shall not have constituted gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable order. The Borrower and each Working Capital Lender shall have the right to bring suit against an Issuing Bank, and such Issuing Bank shall be liable to the Borrower and any Working Capital Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Working Capital Lender caused by such Issuing Bank’s willful misconduct or gross negligence as determined by a court of competent jurisdiction by a final and non-appealable order, including such Issuing Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit.

Section 3.06 Resignation as an Issuing Bank. Any Issuing Bank may, upon thirty (30) days’ prior written notice to the Borrower resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint a successor Issuing Bank hereunder from among the Working Capital Lenders who meet the requirements hereunder to be an Issuing Bank; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of any Issuing Bank. If any Working Capital Lender resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of Issuing Bank hereunder with respect to all Letters of Credit that it issued, including Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Exposure with respect thereto (including the right to require the Working Capital Lenders to make LC Loans or fund participations in Letters of Credit). Upon the appointment of a successor Issuing Bank and such successor Issuing Bank’s acceptance, in writing, of the appointment and agreement to be bound by all of the terms and conditions contained in this Agreement and the other Finance Documents binding on it in such capacity, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the Issuing Bank as the case may be and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit.

Section 3.07 Non-Fronted Letters of Credit. The Borrower agrees that in the event that it has provided any Non-Fronted Letter of Credit in respect a Non-Fronted LC Amount, it shall instruct the beneficiary thereof to draw on such Non-Fronted Letter of Credit in proportion to the Commitment Percentage of each Issuing Bank. In the event that the Borrower has funded the Senior Debt Service Reserve Account using Non-Fronted Letters of Credit from each Issuing Bank, the Security Trustee hereby agrees (without the need for any further action or instruction from any Senior Creditors) to draw on such Non-Fronted Letters of Credit only on a pro rata basis based on the Commitment Percentage as notified by the Borrower to the Security Trustee or, failing such notification, as provided to the Security Trustee by the Working Capital Facility Agent on request.

Section 3.08 Existing Letters of Credit. Notwithstanding the amendment and restatement of the Initial Working Capital Facility Agreement, the Letters of Credit set forth on Schedule 3.08 (Existing Letters Of Credit), which Letters of Credit were issued pursuant to, and were outstanding under, the Initial Working Capital Facility Agreement will continue to be outstanding under this Agreement, as if such Letters of Credit had been issued as Fronted Letters of Credit pursuant to this Article III. Each Working Capital Lender severally agrees to participate in such Letter of Credit in accordance with the terms of Section 3.02(f) (Letters of Credit) in an amount equal to its Commitment Percentage.

ARTICLE IV

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 4.01 Repayment of LC Loans. The Borrower unconditionally and irrevocably promises to pay to the Working Capital Facility Agent for the ratable account of each Working Capital Lender the aggregate outstanding principal amount of each LC Loan no later than 5:00 p.m., New York City time, on the LC Loan Termination Date.

Section 4.02 Repayment of Working Capital Borrowings. (a) The Borrower shall reduce the aggregate outstanding principal amount of all Working Capital Loans to zero Dollars ($0) for a period of five (5) consecutive Business Days at least once every calendar year; provided that, the Borrower will determine in its sole discretion when during any calendar year it elects to satisfy such requirement and the Working Capital Facility Agent shall have no duty to monitor compliance with this Section 4.02(a).

(b) Notwithstanding anything to the contrary set forth in Section 4.02(a), the Borrower unconditionally and irrevocably promises to pay to the Working Capital Facility Agent for the ratable account of each Working Capital Lender, on the Working Capital Final Maturity Date, an amount equal to the aggregate principal amount of all Working Capital Loans then-outstanding.

Section 4.03 [Reserved].

Section 4.04 Interest Payment Dates. (a) Interest accrued on each Working Capital Loan or LC Loan shall be payable, without duplication, on the following dates (each, an “Interest Payment Date”):

(i) with respect to any repayment or prepayment of principal on a Working Capital Loan or LC Loan, on the date of each such repayment or prepayment;

(ii) [Reserved];

(iii) with respect to Working Capital Loans, on the Working Capital Final Maturity Date;

(iv) with respect to LC Loans, on the LC Loan Termination Date;

(v) with respect to LIBOR Loans, (A) on the last day of each applicable Interest Period, (B) in the case of any Interest Period that has a duration of more than three months, the day three months after the first day of such Interest Period, and (C) if applicable, on any date on which such LIBOR Loan is converted to a Base Rate Loan; and

(vi) with respect to Base Rate Loans, on each CTA Payment Date beginning on the first CTA Payment Date after the date of the disbursement or, if applicable, any date on which such Base Rate Loan is converted to a LIBOR Loan.

(b) Interest accrued on the Working Capital Loans, or LC Loans, or other monetary Working Capital Obligations, after the date such amount is due and payable (whether on the Working Capital Final Maturity Date or any other date for payment of such obligation under or pursuant to this Agreement upon acceleration or otherwise) shall be payable upon demand.

(c) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the occurrence of an event set forth in Section 15.1(d)(i) (Bankruptcy) of the Common Terms Agreement or Section 4(a) (Bankruptcy) of Schedule 9.02 (Events of Default after Term Loan Discharge Date) of this Agreement (whichever is applicable at the time) only to the extent it relates to Section 15.1(d)(i) (Bankruptcy) of the Common Terms Agreement or Section 4(a) (Bankruptcy) of Schedule 9.02 (Events of Default after Term Loan Discharge Date) of this Agreement (whichever is applicable at the time).

Section 4.05 Interest Rates. (a) Each LIBOR Loan shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of the LIBOR for such Interest Period plus the Applicable Margin for such Working Capital Loans or LC Loans.

(b) On or before 12:00 noon, New York City time, at least three (3) Business Days prior to the end of each Interest Period for each LIBOR Loan, the Borrower shall deliver to the Working Capital Facility Agent an Interest Period Notice setting forth the Borrower’s election with respect to the duration of the next Interest Period applicable to such LIBOR Loan, which Interest Period shall be one (1), two (2), three (3) or six (6) months in length; provided that, (i) if any Working Capital Facility Declared Default has occurred and is Continuing, all LIBOR Loans shall convert into Base Rate Loans at the end of the then-current Interest Period and (ii) if any Unmatured Working Capital Facility Event of Default has occurred and is Continuing, all LIBOR Loans shall convert into LIBOR Loans with an Interest Period of one month, at the end of the then-current Interest Periods (in which case the Working Capital Facility Agent shall so notify the Borrower and the Working Capital Lenders). After such Working Capital Facility Declared Default or Unmatured Working Capital Facility Event of Default has ceased, the Borrower may convert each such Base Rate Loan or LIBOR Loan with an Interest Period of one month into a LIBOR Loan in accordance with this Agreement by delivering an Interest Period Notice in accordance with Section 4.06 (Conversion Options).

(c) If the Borrower fails to deliver an Interest Period Notice in accordance with Section 4.05(b) above with respect to any LIBOR Loan, such LIBOR Loan shall be made as, or converted into, a Base Rate Loan at the end of the then-current Interest Period.

(d) Each LIBOR Loan shall bear interest from (and including) the first day of the applicable Interest Period to (but excluding) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Loan.

(e) Notwithstanding anything to the contrary, the Borrower shall not have more than twelve (12) LIBOR Loans outstanding at any one time.

(f) Each Base Rate Loan shall accrue interest at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for such Working Capital Loans or LC Loans.

(g) All Base Rate Loans shall bear interest from and including the date such Base Rate Loan is made (or, if previously a LIBOR Loan, the day on which such LIBOR Loan is converted to a Base Rate Loan as required under Section 4.05(c) (Interest Rates) or Section 4.06 (Conversion Options) or under Article V (LIBOR AND TAX PROVISIONS)) to (but excluding) the date such Working Capital Loan or LC Loan or portion thereof is paid at the interest rate determined as applicable to such Base Rate Loan (or the date such Working Capital Loan or LC Loan is converted to a LIBOR Loan).

Section 4.06 Conversion Options. The Borrower may elect from time to time to convert LIBOR Loans to Base Rate Loans or Base Rate Loans to LIBOR Loans (subject to Section 4.05(e) (Interest Rates), Section 5.01 (LIBOR Lending Unlawful) and Section 5.02 (Inability to Determine LIBOR)), as the case may be, by delivering a completed Interest Period Notice to the Working Capital Facility Agent notifying the Working Capital Facility Agent of such election no later than 12:00 noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice, in the case of conversions to LIBOR Loans, shall specify the length of the initial Interest Period therefor); provided that, (i) no Base Rate Loan may be converted into a LIBOR Loan when any Working Capital Facility Declared Default has occurred and is Continuing and (ii) no Base Rate Loan may be converted into a LIBOR Loan with an Interest Period greater than one month when any Unmatured Working Capital Facility Event of Default has occurred and is Continuing and, in each case, the Working Capital Facility Agent has determined not to permit such conversions. Upon receipt of any such notice the Working Capital Facility Agent shall promptly notify each relevant Working Capital Lender thereof.

Section 4.07 Post-Maturity Interest Rates; Default Interest Rates. If all or a portion of the principal amount of any Working Capital Loan or LC Loan is not paid when due (whether on the Working Capital Final Maturity Date, by acceleration or otherwise, or in the case of LC Loans, the LC Loan Termination Date or otherwise) or any Working Capital Obligation (other than principal on the Working Capital Loans or LC Loans) is not paid or deposited when due (whether on the Working Capital Final Maturity Date, by acceleration or otherwise), (i) all such overdue amounts of principal on the Working Capital Loans or LC Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus the Default Rate and (ii) all such other defaulted amounts of Working Capital Obligations (other than principal on the Working Capital Loans or LC Loans) shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus the Default Rate, from the date of such non-payment until the amount then due is paid in full (after as well as before judgment).

Section 4.08 Interest Rate Determination. The Working Capital Facility Agent shall determine the interest rate applicable to the Working Capital Loans or LC Loans and shall give prompt notice of such determination to the Borrower and the Working Capital Lenders. In each such case, the Working Capital Facility Agent’s determination of the applicable interest rate shall be conclusive, in the absence of manifest error.

Section 4.09 Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by the Working Capital Facility Agent’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All computations of interest for LIBOR Loans, and for Base Rate Loans when the Base Rate is determined by LIBOR shall be made on the basis of a 360 day year and actual days elapsed. All computations of commissions or fees owed hereunder (other than Working Capital Commitment Fees, Fronting Fees and LC Fees, which shall be computed in accordance with the provisions of Section 4.15 (Fees) below) shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed.

(b) Interest shall accrue on each Working Capital Loan and LC Loan for the day on which the Working Capital Loan or LC Loan is made, and shall not accrue on a Working Capital Loan or LC Loan, or any portion thereof, for the day on which the Working Capital Loan or LC Loan or such portion is paid; provided that, any Working Capital Loan or LC Loan that is repaid on the same day on which it is made shall bear interest for one day.

(c) Each determination by the Working Capital Facility Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 4.10 Terms of All Prepayments. The Borrower shall make prepayments of Working Capital Loans or LC Loans and all reductions and cancellations of Working Capital Debt Commitments in accordance with the terms of Article 3 (Repayment, Prepayment and Cancellation) of the Common Terms Agreement and subject to the following terms and the terms of Section 4.11 (Voluntary Prepayment) and Section 4.12 (Mandatory Prepayment):

(a) upon the prepayment of any Working Capital Loans or LC Loans (whether a voluntary prepayment, a mandatory prepayment or a prepayment upon acceleration or otherwise), the Borrower shall satisfy all applicable provisions under this Agreement; and

(b) together with any prepayment of Working Capital Loans or LC Loans, the Borrower shall pay to the Working Capital Facility Agent, for the account of the Working Capital Lenders or the Issuing Banks who made any Working Capital Loan or LC Loan being prepaid, the sum of the following amounts:

(i) the principal of, and accrued but unpaid interest on, the Working Capital Loans or LC Loan to be prepaid;

(ii) any additional amounts required to be paid under Section 5.05 (Funding Losses); and

(iii) any other Working Capital Obligations required to be paid to the respective Working Capital Lenders or Issuing Banks in connection with any prepayment under the Finance Documents.

Section 4.11 Voluntary Prepayment. (a) The Borrower may, in accordance with Section 3.5 (Voluntary Prepayments) of the Common Terms Agreement and on not less than three (3) Business Days’ prior written notice to the Intercreditor Agent and the Working Capital Facility Agent, prepay amounts outstanding under the Working Capital Facility Agreement at any time in whole or in part, without penalty or premium and without any reduction in commitments; provided that, (i) each partial voluntary prepayment of LIBOR Loans shall be in a minimum amount of $5,000,000 and incremental multiples of $1,000,000 in excess thereof and (ii) each partial voluntary prepayment of Base Rate Loans shall be in a minimum amount of $1,000,000 and incremental multiples of $500,000 in excess thereof. Such notice may be conditional and subject to revocation as set forth in Section 3.5(b) (Voluntary Prepayments) of the Common Terms Agreement. If any such notice is revoked in accordance with Section 3.5(b) (Voluntary Prepayments) of the Common Terms Agreement, the Borrower shall pay any Breakage Costs incurred by any Working Capital Lender as a result of such notice and revocation, as set forth in Section 3.5(b) (Voluntary Prepayments) of the Common Terms Agreement.

(b) After the Borrower has delivered a notice of voluntary prepayment in accordance with Section 4.11(a) above, the prepayment date specified in the notice shall be deemed the due date for the principal amount (and the interest thereon) to be paid thereunder and should the Borrower fail to pay any such principal amount and/or interest and/or Breakage Costs (if any, in accordance with Section 3.6 (Prepayment Fees and Breakage Costs) of the Common Terms Agreement) due on such date, the Borrower shall pay interest on such overdue amounts in accordance with Section 4.07 (Post-Maturity Interest Rates; Default Interest Rates).

(c) Pursuant to Section 3.7 (Pro Rata Payments) of the Common Terms Agreement and Section 2.3(a)(i)(B) (Payments and Prepayments) of the Common Security and Account Agreement (i) any voluntary prepayment of Working Capital Loans or LC Loans may be made without a voluntary pro rata prepayment of Senior Debt under any other Senior Debt Instrument and (ii) any voluntary prepayment of Senior Debt under any other Senior Debt Instrument may be made without a voluntary pro rata prepayment of Working Capital Loans or LC Loans.

Section 4.12 Mandatory Prepayment. (a) The Borrower shall prepay the Working Capital Loans or LC Loans in accordance with Section 3.4 (Mandatory Prepayments) and Section 3.7 (Pro Rata Payments) of the Common Terms Agreement solely in the following circumstances:

(i) other than LC Loans incurred to fund a reimbursement obligation with respect to a drawing under a Letter of Credit, as needed to comply with Section 4.02(a) (Repayment of Working Capital Borrowings); provided that, for the avoidance of doubt, the Borrower shall not be required to cause any issued and outstanding Letters of Credit to be cancelled or returned;

(ii) [Reserved];

(iii) in accordance with Section 3.4(a)(iv) (Mandatory Prepayments – LNG SPA Prepayment Event) of the Common Terms Agreement, to the extent required under Section 8.2 (LNG SPA Mandatory Prepayment) of the Common Terms Agreement;

(iv) in accordance with Section 3.4(a)(v) (Mandatory Prepayments – Change of Control) of the Common Terms Agreement as a result of the occurrence of a Change of Control after the earlier to occur of the: (i) end of the Term Loan Availability Period; and (ii) the Term Loan Discharge Date.

(v) in accordance with Section 3.4(vi) (Mandatory Prepayments – Illegality) of the Common Terms Agreement as a result of the occurrence of an Illegality Event with respect to a Working Capital Lender.

Working Capital Debt Commitments shall be cancelled in the case of the mandatory prepayments set forth in clause (iii) and (iv) above as provided in Section 3.4(a)(iv) (Mandatory Prepayments – LNG SPA Prepayment Event) and Section 3.4(c)(v) (Mandatory Prepayments – Change of Control) of the Common Terms Agreement and shall be suspended in the case of the mandatory prepayment set forth in clause (v) above as provided in Section 3.4(vi) (Mandatory Prepayments – Illegality) of the Common Terms Agreement.

(b) Application of Prepayments of Loans to Base Rate Loans and LIBOR Loans. Any prepayment of Working Capital Loans or LC Loans of a Working Capital Lender pursuant to this Section 4.12 (Mandatory Prepayment) shall be applied first to such Working Capital Lender’s Base Rate Loans to the full extent thereof and second to such Working Capital Lender’s LIBOR Loans.

Section 4.13 Time and Place of Payments. (a) Except as otherwise provided in Section 3.03(b) (Reimbursement to Issuing Banks), the Borrower shall make each payment (including any payment of principal of or interest on any Working Capital Loan or LC Loan or any Fees or other Working Capital Obligations) hereunder without set-off (except as and to the extent permitted under Section 2.01(d) (Working Capital Loans) above), deduction or counterclaim not later than 12:00 noon, New York City time (except in the case of payments permitted under Section 2.01(d) (Working Capital Loans) above, which may be made in accordance with the timing provided in Section 2.04(a) (Funding)), on the date when due in US Dollars and, in immediately available funds, to the Working Capital Facility Agent at the account set forth in Schedule 4.13 (Working Capital Facility Agent Account Details) hereto or at such other office or account as may from time to time be specified by the Working Capital Facility Agent to the Borrower. Funds received after 12:00 noon, New York City time, shall be deemed to have been received by the Working Capital Facility Agent on the next succeeding Business Day.

(b) The Working Capital Facility Agent shall promptly remit in immediately available funds to each Working Capital Secured Party its share, if any, of any payments received by the Working Capital Facility Agent for the account of such Working Capital Secured Party.

(c) Whenever any payment (including any payment of principal of or interest on any Working Capital Loan or LC Loan or any Fees or other Working Capital Loan Obligations) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to LIBOR Loans and in the case of the Working Capital Final Maturity Date and the LC Loan Termination Date, as applicable, in which case the due date for payment shall be the immediately preceding Business Day) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 4.14 Borrowings and Payments Generally. (a) Unless the Working Capital Facility Agent has received notice from the Borrower prior to the date on which any payment is due to the Working Capital Facility Agent for the account of the Working Capital Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Working Capital Facility Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Working Capital Lenders or applicable Issuing Bank the amount due. If the Borrower has not in fact made such payment, then each of the Working Capital Lenders or the Issuing Bank severally agrees to repay to the Working Capital Facility Agent forthwith on demand the amount so distributed to such Working Capital Lender or Issuing Bank in immediately available funds with interest thereon, for each day from (and including) the date such amount is distributed to it to (but excluding) the date of payment to the Working Capital Facility Agent, at the Federal Funds Effective Rate. A notice of the Working Capital Facility Agent to any Working Capital Lender or Issuing Bank with respect to any amount owing under this Section 4.14 (Borrowings and Payments Generally) shall be conclusive, absent manifest error.

(b) Nothing herein shall be deemed to obligate any Working Capital Lender or Issuing Bank to obtain funds for any Working Capital Loan, LC Loan or Letter of Credit reimbursement obligation in any particular place or manner or to constitute a representation by any Working Capital Lender or Issuing Bank that it has obtained or will obtain funds for any Working Capital Loan or LC Loan in any particular place or manner.

Section 4.15 Fees. (a) From and including the date hereof until the Termination Date, the Borrower agrees to pay to the Working Capital Facility Agent, for the account of each Working Capital Lender a commitment fee (a “Working Capital Commitment Fee”) on the daily average amount of such Working Capital Lender’s unused Working Capital Debt Commitment at a rate per annum equal to 40% of the Applicable Margin for LIBOR Loans from the date hereof until the Working Capital Final Maturity Date, payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing on the first such date to occur following the date hereof, and the Termination Date. Notwithstanding the foregoing, the Borrower will not be required to pay any Working Capital Commitment Fee to any Working Capital Lender with respect to any period in which such Working Capital Lender was a Defaulting Lender.

(b) The Borrower agrees to pay to the Working Capital Facility Agent for the account of each Working Capital Lender a letter of credit fee (the “LC Fee”) on (i) the average daily aggregate amount of such Working Capital Lender’s Commitment Percentage of the LC Available Amount, if any, of all Fronted Letters of Credit and (ii) the average daily aggregate amount of the LC Available Amount, if any, of any Non-Fronted Letters of Credit issued by such Working Capital Lender in its capacity as an Issuing Bank, each at a rate per annum equal to the Applicable Margin for LIBOR Loans, payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing on the first such date to occur following the date of issuance of any Letter of Credit hereunder, and on the Working Capital Final Maturity Date; provided, however, that upon the occurrence and during the continuance of a Working Capital Facility Event of Default, with respect to any outstanding Letters of Credit which are not cash collateralized pursuant to Section 9.06 (Application of Proceeds), such LC Fee shall be increased by 2.0% per annum.

(c) The Borrower agrees to pay to each Issuing Bank a letter of credit fronting fee (the “Fronting Fee”) in an amount equal to 0.20% per annum of the aggregate LC Available Amount of each Fronted Letter of Credit issued by such Issuing Bank, payable quarterly in arrears on the last Business Day of each fiscal quarter, commencing on the first such date to occur following the date of issuance of such Letter of Credit hereunder, and on the Working Capital Final Maturity Date.

(d) Borrower agrees to pay to the Working Capital Facility Agent, for its own account, and to each Working Capital Lender the fees payable in the amounts and at the times separately agreed upon in the Fee Letters.

(e) All Fees shall be paid on the dates due in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

(f) All Working Capital Commitment Fees, Fronting Fees and LC Fees shall be computed on the basis of 360-day year, as prorated for any partial quarter, as applicable.

(g) The Borrower shall not be liable to pay any Working Capital Lender or Issuing Bank any upfront fees, fronting fees or agent fees, nor shall it be liable to pay any other fees, costs, expenses or charges with respect to the transactions contemplated under this Agreement, other than as may be specifically stated in this Agreement, the Fee Letters or any other agreement in writing between such Working Capital Lender or Issuing Bank and the Borrower.

Section 4.16 Pro Rata Treatment. (a) The portion of any Working Capital Borrowing shall be allocated by the Working Capital Facility Agent among the Working Capital Lenders such that, following each Working Capital Borrowing, the ratio of each Working Capital Lender’s outstanding Working Capital Debt Commitment to the outstanding Aggregate Working Capital Debt Commitments is equal to each Working Capital Lender’s Commitment Percentage.

(b) Except as otherwise provided in Section 5.01 (LIBOR Lending Unlawful), each reduction of Working Capital Debt Commitments of any type, pursuant to Section 2.05 (Termination or Reduction of Commitments) or otherwise, shall be allocated by the Working

Capital Facility Agent pro rata among the Working Capital Lenders in accordance with, and subject to the exceptions in, Section 3.8 (Reductions and Cancellations of Facility Debt Commitments) of the Common Terms Agreement. Each reduction of Issuing Bank Limits shall be allocated by the Working Capital Facility Agent pro rata among the Issuing Banks.

(c) Except as otherwise required under Section 3.7 (Pro Rata Payment) of the Common Terms Agreement and Section 4.11 (Voluntary Prepayment), Section 4.12 (Mandatory Prepayment) or Article V (LIBOR AND TAX PROVISIONS), (i) each payment or prepayment of principal of the Working Capital Loans or LC Loans shall be allocated by the Working Capital Facility Agent pro rata among the Working Capital Lenders in accordance with the respective principal amounts of their outstanding Working Capital Loans or LC Loans, (ii) each payment of interest on the Working Capital Loans or LC Loans shall be allocated by the Working Capital Facility Agent pro rata among the Working Capital Lenders in accordance with the respective interest amounts outstanding on their Working Capital Loans or LC Loans and (iii) each payment of the Working Capital Commitment Fee shall be allocated by the Working Capital Facility Agent pro rata among the Working Capital Lenders in accordance with their respective Working Capital Debt Commitments.

Section 4.17 Sharing of Payments. (a) If any Working Capital Lender or Issuing Bank obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Working Capital Loan or LC Loan (other than pursuant to the terms of Article V (LIBOR AND TAX PROVISIONS) or Section 4.16 (Pro Rata Treatment)) in excess of its pro rata share of payments then or therewith obtained by all Working Capital Lenders holding Working Capital Loans or LC Loans (as applicable), such Working Capital Lender or Issuing Bank shall purchase from the other Working Capital Lenders (for cash at face value) such participations in Working Capital Loans or LC Loans made by them as shall be necessary to cause such purchasing Working Capital Lender or Issuing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Working Capital Lender or Issuing Bank, the purchase shall be rescinded and each Working Capital Lender that has sold a participation to the purchasing Working Capital Lender or Issuing Bank shall repay to the purchasing Working Capital Lender or Issuing Bank the purchase price to the ratable extent of such recovery together with an amount equal to such selling Working Capital Lender’s ratable share (according to the proportion of (x) the amount of such selling Working Capital Lender’s required repayment to the purchasing Working Capital Lender or Issuing Bank to (y) the total amount so recovered from the purchasing Working Capital Lender or Issuing Bank) of any interest or other amount paid or payable by the purchasing Working Capital Lender or Issuing Bank in respect of the total amount so recovered. The Borrower agrees that any Working Capital Lender or Issuing Bank or so purchasing a participation from another Working Capital Lender pursuant to this Section 4.17(a) (Sharing of Payments) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.13 (Right of Set-Off)) with respect to such participation as fully as if such Working Capital Lender or Issuing Bank were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section shall not be construed to apply to any payment by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by any Working Capital Lender as consideration for the assignment or sale of a participation in any of its Loans.

(b) If under any applicable bankruptcy, insolvency or other similar law, any Working Capital Lender or any Issuing Bank receives a secured claim in lieu of a setoff to which this Section 4.17 (Sharing of Payments) applies, such Working Capital Lender or Issuing Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Working Capital Lenders or the Issuing Banks entitled under this Section 4.17 (Sharing of Payments) to share in the benefits of any recovery on such secured claim.

ARTICLE V

LIBOR AND TAX PROVISIONS

Section 5.01 LIBOR Lending Unlawful. In the event that it becomes unlawful or, by reason of a Change in Law, any Working Capital Lender is unable to honor its obligation to make or maintain LIBOR Loans, then such Working Capital Lender will promptly notify the Borrower of such event (with a copy to the Working Capital Facility Agent and Intercreditor Agent) and such Working Capital Lender’s obligation to make or to continue LIBOR Loans, or to convert Base Rate Loans into LIBOR Loans, as the case may be, shall be suspended until such time as such Working Capital Lender may again make and maintain LIBOR Loans. During such period of suspension, the Loans that would otherwise be made by such Working Capital Lender as LIBOR Loans shall be made instead by such Working Capital Lender as Base Rate Loans and each LIBOR Loan made by such Working Capital Lender and outstanding will automatically, on the last day of the then existing Interest Period therefor if such Working Capital Loan may lawfully remain outstanding until the end of such Interest Period, and otherwise immediately, convert into a Base Rate Loan. At the Borrower’s request, each Working Capital Lender shall use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its Working Capital Loans or to assign its rights and obligations under the Finance Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Working Capital Lender, such designation or assignment (i) would eliminate or avoid such illegality and (ii) would not subject such Working Capital Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Working Capital Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Working Capital Lender in connection with any such designation or assignment.

Section 5.02 Inability to Determine LIBOR. If prior to the commencement of any Interest Period for a LIBOR Loan:

(a) the Working Capital Facility Agent reasonably determines that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b) the Working Capital Facility Agent is advised by the Required Working Capital Lenders that such Required Working Capital Lenders have reasonably determined that LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Working Capital Lenders of making or maintaining their LIBOR Loans for such Interest Period;

then the Working Capital Facility Agent shall give notice thereof to the Borrower and the Working Capital Lenders by telephone or telecopy as promptly as practicable thereafter and,

until the Working Capital Facility Agent notifies the Borrower and the Working Capital Lenders that the circumstances giving rise to such notice no longer exist (which notice of subsequent change in circumstances shall be given as promptly as practicable), (i) any Interest Period Notice that requests the conversion of any Working Capital Loan to, or continuation of any Working Capital Loan as, a LIBOR Loan shall be ineffective and such Working Capital Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto, and (ii) if any Working Capital Disbursement Request requests a LIBOR Loan, such Working Capital Loan shall be made as a Base Rate Loan, or, at the election of the Borrower (upon receipt of the determination to be made by the Required Working Capital Lenders and only if they are able to agree on such a determination), made as a Working Capital Loan bearing interest at such rate as the Required Working Capital Lenders shall determine adequately reflects the costs to the Working Capital Lenders of making such Loans. The Working Capital Facility Agent shall promptly give notice to the Borrower, the Working Capital Lenders and the Intercreditor Agent when the circumstances that gave rise to such notice no longer exist and, in such event, any outstanding Base Rate Loans may be converted, on the last day of the then current Interest Period, to LIBOR Loans.

Section 5.03 Increased Costs. (a) If any Working Capital Lender or Issuing Bank incurs additional costs or suffers a reduction, in each case, as described in Section 22.1(a) (Increased Costs) of the Common Terms Agreement, the Borrower shall compensate such Working Capital Lender or Issuing Bank in accordance with Section 22.1(a) (Increased Costs) of the Common Terms Agreement (except to the extent the Borrower is excused from payment pursuant to Section 5.04 (Obligation to Mitigate)). In determining the amount of such compensation, such Working Capital Lender or Issuing Bank may, subject to Section 22.1(e) (Increased Costs) of the Common Terms Agreement, use any method of averaging and attribution that it (in its sole discretion) shall deem appropriate.

(b) If any Working Capital Lender, any Issuing Bank or any Working Capital Lender’s or Issuing Bank’s holding company has suffered, or would suffer, a reduced rate of return as described in Section 22.1(b) (Increased Costs) of the Common Terms Agreement, the Borrower shall compensate such Working Capital Lender or Issuing Bank or (without duplication) such Working Capital Lender’s or Issuing Bank’s holding company in accordance with Section 22.1(b) (Increased Costs) of the Common Terms Agreement (except to the extent the Borrower is excused from payment pursuant to Section 5.04 (Obligation to Mitigate)).

(c) To claim any amount under this Section 5.03 (Increased Costs), the Working Capital Facility Agent or a Working Capital Lender or Issuing Bank, as applicable, shall promptly deliver a certificate in accordance with Section 22.1(c) (Increased Costs) of the Common Terms Agreement (with a copy to the Working Capital Facility Agent, if delivered by a Working Capital Lender or Issuing Bank). The Borrower shall pay the Working Capital Facility Agent or Working Capital Lender or Issuing Bank, as applicable, in accordance with Section 22.1(c) (Increased Costs) of the Common Terms Agreement.

(d) Promptly after the Working Capital Facility Agent or Working Capital Lender or Issuing Bank, as applicable, has determined that it will make a request for increased compensation pursuant to this Section 5.03 (Increased Costs), such Person shall notify the Borrower thereof (with a copy to the Working Capital Facility Agent and the Intercreditor

Agent). Failure or delay on the part of the Working Capital Facility Agent or Working Capital Lender or Issuing Bank to demand compensation pursuant to this Section 5.03 (Increased Costs) shall not constitute a waiver of such Person’s right to demand such compensation; provided that, the Borrower shall not be required to compensate a Person pursuant to this Section 5.03 (Increased Costs) for any increased costs or reductions outside of the period referred to in Section 22.1(d) (Increased Costs) of the Common Terms Agreement.

(e) Notwithstanding any other provision in this Agreement, no Working Capital Lender or Issuing Bank shall demand compensation pursuant to this Section 5.03 (Increased Costs) in the circumstances described in Section 22.1(e) (Increased Costs) of the Common Terms Agreement.

Section 5.04 Obligation to Mitigate. (a) If any Working Capital Lender or any Issuing Bank requests compensation under Section 5.03 (Increased Costs), or if the Borrower is required to pay any additional amount to any Working Capital Lender or Issuing Bank or any Governmental Authority for the account of any Working Capital Lender or Issuing Bank pursuant to Section 5.06 (Taxes), then such Working Capital Lender or Issuing Bank shall have an obligation to mitigate such compensation in accordance with Section 19.5(a) (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement.

(b) The Borrower may require a Working Capital Lender or Issuing Bank to assign and delegate (in accordance with and subject to the restrictions contained in Section 11.04 (Assignments)) its interests, rights and obligations under this Agreement and the related Finance Documents in accordance with Section 19.5(c) (Mitigation Obligations; Replacement of Lenders) of the Common Terms Agreement. Nothing in this Section shall be deemed to prejudice any rights that the Borrower, the Working Capital Facility Agent or any Working Capital Lender or Issuing Bank may have against any Working Capital Lender or Issuing Bank that is a Defaulting Lender. Notwithstanding anything in this section to the contrary, any Working Capital Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Working Capital Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit.

Section 5.05 Funding Losses. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Loan Facility Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (other than through any default by the relevant Working Capital Lender seeking reimbursement) or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04 (Obligation to Mitigate) (a “Breakage Event”), then, in any such event, the Borrower shall compensate each Working Capital Lender for the Breakage Costs. Such Breakage Costs shall be determined by the Working Capital Facility Agent based upon the information delivered to it by such Lender. To claim any amount under this Section 5.05 (Funding Losses), the Working Capital Facility Agent shall promptly deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that the applicable Working Capital Lender is entitled to receive pursuant to this Section 5.05 (Funding Losses) (including calculations, in reasonable detail, showing how the Working Capital Facility Agent computed such amount or amounts), which certificate shall be based upon the information delivered to the Working Capital Facility Agent by such Working Capital Lender. The Borrower shall pay to the Working Capital Facility Agent for the benefit of the applicable Working Capital Lender the amount due and payable and set forth on any such certificate within thirty (30) days after receipt thereof.

Section 5.06 Taxes. Any and all payments on account of any Working Capital Obligations shall be made in accordance with the provisions of Article 21 (Tax Gross-up and Indemnities) of the Common Terms Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Working Capital Closing Date Representations and Warranties of the Loan Parties. Each Loan Party makes the following, and no other, common representations and warranties to each Working Capital Lender and Issuing Bank. Each such representation and warranty is made at the Working Capital Closing Date only:

(a) Conduct of Business. In respect of each Loan Party, it is not engaged in any business other than the Development as contemplated by its Constitutional Documents or the Transaction Documents then in effect.

(b) Material Permits.

(i) All material Permits (other than the FERC Order and the Export Authorizations) necessary for the Development are set forth in Schedule 6.01(b) (Material Permits) hereto, and:

(A) as to those identified as such in the relevant schedule, have been duly obtained, were validly issued, are in full force and effect, and are not the subject of any pending appeal to the issuing agency, and all applicable fixed time periods for appeal to the issuing agency have expired (except as noted on Schedule 6.01(b) (Material Permits) hereto or as to Permits that do not have limits on appeal periods); or

(B) as to those identified as such in the relevant schedule, are expected by the Loan Parties to be obtained in the ordinary course by the time they are necessary; and

(C) in the case of the Permits described in sub-clause (A) above, are, or, in the case of the Permits described in sub-clause (B) above, are reasonably expected to be, free from conditions or requirements:

(1) the compliance with which could reasonably be expected to have a Material Adverse Effect; or

(2) which the Loan Parties do not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect.

(ii) In respect of each Loan Party, to its Knowledge, there is no action, suit or proceeding pending with respect to any material Permit set forth in Schedule 6.01(b) (Material Permits) attached hereto (not including the FERC Order or any Export Authorization) that could reasonably be expected to result in a Material Adverse Effect.

(c) Compliance with Laws. Except to the extent already contemplated under the other Sections of this Article VI (REPRESENTATIONS AND WARRANTIES), each Loan party is in material compliance with all material applicable laws, rules, regulations and orders.

(d) No Employees. None of the Loan Parties has any current or former employees.

(e) Labor Matters. In respect of each Loan Party, no strikes, lockouts or slowdowns in connection with it or the Project Facilities exist or, to its Knowledge, are threatened that could reasonably be expected to have a Material Adverse Effect.

(f) Legal Name and Place of Business.

(i) The full and correct legal name, type of organization and jurisdiction of organization of each of the Loan Parties is as follows:

(A) Cheniere Corpus Christi Holdings, LLC, a limited liability company organized under the laws of the State of Delaware;

(B) Corpus Christi Liquefaction, LLC, a limited liability company organized under the laws of the State of Delaware;

(C) Cheniere Corpus Christi Pipeline, L.P., a limited partnership organized under the laws of the State of Delaware; and

(D) Corpus Christi Pipeline GP, LLC, a limited liability company organized under the laws of the State of Delaware.

(ii) No Loan Party has ever changed its name or location (as defined in Section 9-307 of the UCC); and

(iii) On the Working Capital Closing Date and on the date of the Initial Advance, the chief executive offices of the Loan Parties are located at 700 Milam Street, Suite 1900, Houston, Texas 77002.

(g) Share Ownership. In respect of each Loan Party, it does not legally or beneficially own or hold any shares or security convertible into shares other than in accordance with the Finance Documents.

(h) Sanctions and Anti-Corruption Laws. The use of the proceeds of the Loans does not violate any Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws, OFAC Laws (to the extent applicable) or any other applicable laws, regulations, and executive orders relating to the economic sanctions programs administered by the US Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, and none of the Loan Parties, the Sponsor or any of their respective Affiliates, nor, to the knowledge of the Loan Parties, any of their respective directors, officers or employees, is:

(i) the target of sanctions under OFAC or by the US Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, to the extent applicable;

(ii) an organization owned or controlled by a Person, entity or country that is the target of sanctions under OFAC or by the US Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, to the extent applicable; or

(iii) a Person located, organized or resident in a country or territory that is, or whose government is, the target of sanctions under OFAC or by the US Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, to the extent applicable.

(i) No Indebtedness. In respect of each Loan Party, it has no Indebtedness other than Indebtedness incurred in accordance with Section 12.14 (Limitation on Indebtedness) of the Common Terms Agreement.

(j) Financial Condition. In respect of each Loan Party, there has been no change in its financial condition, operations or business from that set forth in the financial statements referred to in Section 7.01(d) (Conditions to Closing – Financial Statements) that could reasonably be expected to have a Material Adverse Effect.

(k) Information; Projections. In respect of each Loan Party, except as otherwise disclosed by it in writing, no information furnished in writing to the Senior Creditors in connection with the provision by the Working Capital Lenders of the commitments under, and entry into, this Agreement or delivered to the Security Trustee, any Consultant or the Working Capital Facility Agent (or their counsel), when taken as a whole, contains, as of the date of such information, any untrue statement of a material fact pertaining to it or the Development or omits to state a material fact pertaining to it or the Development necessary to make the statements contained herein or therein not misleading in any material respect (provided that no representation or warranty is made with respect to any forecast, estimate, forward-looking information, information of a general economic or general industry nature or pro forma calculation made in the Construction Budget and Schedule, this Agreement or Base Case Forecast, including with respect to the start of operations of the Project Facilities, the Project Completion Date, final capital costs or operating costs of the Development, oil prices, Gas prices, LNG prices, electricity prices, Gas reserves, rates of production, Gas market supplies, LNG market demand, exchange rates or interest rates, rates of taxation, rates of inflation, transportation volumes or any other forecasts, projections, assumptions, estimates or pro forma calculations, except that they are based on assumptions made in good faith and believed reasonable at the time made in light of the legal and factual circumstances then applicable to the Development, and it makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast or Construction Budget and Schedule, or any such other items listed in this proviso). Without limiting the generality of the foregoing, no representation or warranty shall be made by any Loan Party as to any information or material provided by a Consultant (except to the extent such information or material originated with such Loan Party).

(l) Environmental and Social. Except as set forth in Schedule G (Disclosure Schedule) of the Common Terms Agreement:

(i) There are no past occurrences, including past Releases of Hazardous Materials, regarding it or the Development that could reasonably be expected to give rise to any Environmental Claims, that could reasonably be expected to have a Material Adverse Effect or cause the Project Facilities to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Laws that could have a Material Adverse Effect (excluding restrictions on the transferability of Permits upon the transfer of ownership of assets subject to such Permit);

(ii) Hazardous Materials have not at any time been Released at, on, under or from the Project Facilities other than in compliance at all times with all applicable Environmental Laws or in such manner as otherwise could not reasonably be expected to result in a Material Adverse Effect;

(iii) There have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and that have been conducted by, or that are in the possession or control of, the Loan Parties in relation to the Project Facilities that have not been provided to the Security Trustee; and

(iv) The Loan Parties have not received any letter or request for information under Section 104 of CERCLA, or comparable state laws, and to the Knowledge of the Loan Parties, none of the operations of the Loan Parties is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials relating to the Project Facilities or at any other location, including any location to which the Loan Parties have transported, or arranged for the transportation of, any Hazardous Materials with respect to the Development which in each case above could reasonably be expected to have a Material Adverse Effect.

(m) Environmental Claims; Permit Notices.

(i) Except as set forth in Schedule G (Disclosure Schedule) of the Common Terms Agreement there is:

(A) no Environmental Claim now pending or, to its Knowledge, threatened against it or the Project Facilities, or expressly with respect to its Permits or the Development, that in each case could reasonably be expected to have a Material Adverse Effect; and

(B) no existing default by it under any applicable order, writ, injunction or decree of any Governmental Authority or arbitral tribunal that could reasonably be expected to have a Material Adverse Effect; and

(ii) In respect of each Loan Party, it has not received any notice from any Governmental Authority asserting that any information set forth in any application submitted by or on behalf of it in connection with any material Permit that has been obtained as of the date this representation is made or deemed repeated was inaccurate or incomplete at the time of submission that could reasonably be expected to have a Material Adverse Effect.

(n) Taxes. In respect of each Loan Party, it (or, for the purposes of this clause (n), if it is a disregarded entity for US federal income tax purposes, its owner for US federal income tax purposes) has timely filed or caused to be filed all tax returns that are required to be filed, and has paid (i) all Taxes shown to be due and payable on such returns or on any material assessments made against it or any of its property and (ii) all other material Taxes imposed on it or its property by any Governmental Authority (other than Taxes the payment of which are not yet due, giving effect to any applicable extensions, or which are being contested in good faith), and no tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such Taxes (other than claims which are being contested in good faith).

(o) Regulatory Matters.

(i) None of the Loan Parties is subject to regulation:

(A) under Section 3 of the Natural Gas Act;

(B) as a “natural-gas company” as such term is defined in the Natural Gas Act;

(C) under PUHCA; or

(D) under the Texas Utilities Code as a “public utility” or a “gas utility”;

provided that CCL is subject to the provisions of Section 3 of the Natural Gas Act (1) for the siting, construction, expansion, and operation of the Corpus Christi Terminal Facility and (2) with respect to the import and export of LNG from the Corpus Christi Terminal Facility; and provided, further, that CCP is subject to Section 7 of the Natural Gas Act with respect to the construction and operation of the Corpus Christi Pipeline, and each of CCL and CCP will become subject to provisions of the Natural Gas Act as a “natural-gas company” at such time as CCL or CCP, as applicable, engages in the transportation of natural gas in interstate commerce or the sale in interstate commerce of “natural gas” as such term is defined in the Natural Gas Act; however, CCL will be subject to regulation as a “natural-gas company” under the Natural Gas Act only to the extent provided in Part 284, Subpart L of FERC’s regulations.

(ii) None of CCP GP, Borrower, the Security Trustee nor the Senior Creditors, solely by virtue of the execution and delivery of the Finance Documents, the consummation of the transactions contemplated thereby, or the performance of obligations thereunder, shall be or become subject to the provisions of:

(A) Section 3 of the Natural Gas Act;

(B) the Natural Gas Act as a “natural-gas company” as such term is defined in such Act;

(C) PUHCA; or

(D) the Texas Utilities Code as a “public utility” or a “gas utility”.

(p) Transactions with Affiliates. In respect of each Loan Party, it has not entered into any material agreement (other than the Material Project Agreements and any other agreements permitted by Section 12.21 (Transactions with Affiliates) of the Common Terms Agreement) with the Sponsor or any of its Affiliates on terms and conditions which, in the aggregate, are less favorable to it than those that would be applicable in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the board of managers of the Borrower to be fair and reasonable).

(q) Solvency. In respect of each Loan Party, it is and, upon the incurrence of any Working Capital Obligations, and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, shall be Solvent.

(r) Ranking of Senior Debt Obligations. Subject to Section 3.7 (Pro Rata Payment) of the Common Terms Agreement, the Senior Debt Obligations of the Borrower, including the Working Capital Obligations, in respect of each Secured Party that is party to the Common Terms Agreement shall rank:

(i) pari passu in right of payment and otherwise with its Senior Debt Obligations to each other Secured Party under the Finance Documents; and

(ii) pari passu or senior in right of payment to all other Indebtedness of the Borrower whether now existing or hereafter outstanding.

(s) Accounts. Other than Authorized Investments held in accordance with the Common Security and Account Agreement, in respect of each Loan Party, it does not have, and is not the beneficiary of, any bank account other than the Accounts and the Excluded Accounts.

(t) Operating Responsibilities. The management, administration and operational responsibilities delegated to the Manager, Operator and Supply Manager pursuant to the Management Services Agreements, the O&M Agreements and the Gas and Power Supply Services Agreement, collectively, constitute all the management, administration and operational obligations of the Loan Parties pursuant to the Transaction Documents.

(u) Material Contracts. A list of each Material Project Agreement and other material contracts or written agreements entered into between May 13, 2015 and the Working Capital Closing Date to which any Loan Party is a party or by which it or any of its properties is bound as of the Working Capital Closing Date, is attached as Schedule 6.01(u) (Material Contracts) hereto. Such schedule contains details of all amendments, amendments and restatements, supplements, waivers and interpretations modifying or clarifying any of the above. True, correct and complete copies of each of the aforementioned contracts have been delivered to the Intercreditor Agent and certified by the Borrower.

Section 6.02 Repeated Representations and Warranties of the Loan Parties. Each Loan Party makes the following representations and warranties to each Working Capital Lender or the relevant Issuing Bank, as applicable, which shall apply instead of the repeated representations and warranties set forth in Section 5.2 (Repeated Representations and Warranties of the Loan Parties) of the Common Terms Agreement. Unless otherwise indicated below, each such representation and warranty is made at the Working Capital Closing Date and the date of each extension of credit hereunder:

(a) Organization. Each of the Loan Parties is a limited liability company or a limited partnership, as applicable, duly organized or formed, as applicable, validly existing and in good standing under the laws of the State of Delaware.

(b) Financial Statements. The latest financial statements of the Loan Parties, furnished pursuant to Section 8.02(b) (Reporting Requirements) or Section 1(d) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date – Accounting Financial and Other Information), as applicable, present fairly in all material respects its financial condition as at the date thereof in accordance with GAAP (subject to normal year-end adjustments and except to the extent any notes to the financial statements would not be required thereunder) consistently applied.

(c) Power and Authority. Each Loan Party has the power and authority to:

(i) execute, deliver, perform and incur obligations under the Transaction Documents then in effect to which it is a party;

(ii) make the assignment and grant the Lien and Security Interest granted in the Collateral pursuant to the Finance Documents; and

(iii) the execution, delivery and performance of each of the Transaction Documents to which it is a party has been duly authorized by it, and (assuming the due execution and delivery by the counterparties to the Loan Parties thereto) each of the Finance Documents to which it is a party is in full force and effect and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.

(d) No Conflicts.

(i) In respect of each of the Loan Parties, its Constitutional Documents do not conflict with or prevent execution or delivery or performance by it of the Transaction Documents then in effect to which it is a party;

(ii) neither (x) any material law applicable to it, or agreement to which it is a party nor (y) any order, judgment or decree to which it or any of its assets are subject conflict in any material respect with, or prevent execution or delivery or performance by it of, the Transaction Documents then in effect to which it is a party or conflict in any material respect with its Constitutional Documents; and

(iii) the execution or delivery or performance by it of the Transaction Documents does not result in the creation or imposition of any Lien upon or with respect to any of its property or its assets now owned or hereafter acquired, other than Liens created under the Security Documents and other Permitted Liens.

(e) ERISA. In respect of each Loan Party, it:

(i) does not sponsor or participate in, or have any obligation to contribute to, or any liability under, any Plan or Multiemployer Plan; and

(ii) no ERISA Event has occurred or is reasonably expected to occur.

(f) Title.

(i) Except as otherwise permitted under the Finance Documents and other than with respect to real property (which is covered under clause (l) (Real Property) below), each Loan Party owns good and valid title to all of its property and assets included in the Collateral, free and clear of all Liens other than Permitted Liens, and the Security Documents are effective to create a legal, valid and enforceable Lien on, and security interest in, all of the Collateral, and the Working Capital Secured Parties have a first priority perfected security interest in the Collateral (subject to Permitted Liens); and

(ii) No previous assignment of, or security interest in, any Loan Party’s right, title and interest in any of the Collateral has been made or granted by any Loan Party that remains in effect or is otherwise effective other than pursuant to the Finance Documents to which the Loan Party is a party or in respect of Permitted Liens.

(g) Ownership. The Borrower has no Subsidiaries other than the Guarantors and none of the Guarantors has any Subsidiaries.

(h) Investment Company Act. In respect of each Loan Party, it is not, and after giving effect to the issuance of the Senior Debt and the application of proceeds of the Senior Debt in accordance with the provisions of the Finance Documents shall not be, an “investment company” required to be registered under the Investment Company Act of 1940.

(i) Margin Stock.

(i) No part of the proceeds of any Advance shall be used for the purpose of buying or carrying any Margin Stock or to extend credit to others for such purpose; and

(ii) in respect of each Loan Party, it is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Senior Debt shall be used for any purpose that violates, or would be inconsistent with, Regulations T, U or X of the Federal Reserve Board.

(j) Minimum Insurance. (i) Prior to the Term Loan Discharge Date, except as otherwise approved by the Insurance Advisor, any Minimum Insurances applicable to each of the Loan Parties are in full force and effect if required to be in effect at such time; and (ii) following the Term Loan Discharge Date, all insurances maintained by the Borrower in accordance with the covenant set forth in Schedule 8.04, Section 11 (Insurance and Insurance Reporting) hereto are in full force and effect if required to be in effect at such time.

(k) No Working Capital Facility Declared Default or Working Capital Facility Event of Default. No Unmatured Working Capital Facility Event of Default, Working Capital Facility Event of Default or Working Capital Facility Declared Default has occurred and is Continuing.

(l) Real Property. The Loan Parties:

(i) collectively have good, legal and valid real property interests in the applicable portion of the Site pursuant to the Real Property Documents, in each case as is necessary for the Development at the time this representation and warranty is made; and

(ii) do not have any real property interests other than with respect to the Site.

(m) Intellectual Property. The Loan Parties collectively own or have obtained and hold in full force and effect all material Intellectual Property that is necessary for carrying out the Development except for such items which are not required in light of the applicable stage of Development, and reasonably believe that they shall be able to obtain such items that are not owned or have not been obtained as of the date on which this representation and warranty is made or deemed repeated on or prior to the relevant stage of Development, provided that any such items shall not contain any material condition or material requirement that they do not expect to be able to satisfy without cost that could reasonably be expected to have a Material Adverse Effect.

(n) Anti-Corruption Laws.

(i) None of the Loan Parties, or any of their Affiliates, nor, to the Knowledge of any of these entities, the Sponsor or any of its Affiliates, any of their respective directors, officers, agents, employees or other persons acting on behalf of them, is aware of or has taken any action, directly or indirectly, that would result in a violation by such entity of the Applicable Anti-Corruption Laws, Anti-Terrorism and Money Laundering Laws or OFAC Laws applicable to such Person; and

(ii) The Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith in all material respects.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Closing. The occurrence of the Working Capital Closing Date and the effectiveness of the Working Capital Debt Commitments are subject to the satisfaction or waiver of each of the following, and no other conditions precedent, in each case in form and substance reasonably satisfactory to the Working Capital Facility Agent, each Working Capital Lender and each Issuing Bank:

(a) Working Capital Facility Agreement. Receipt by the Working Capital Facility Agent of executed counterparts of this Agreement in such number as requested by the Working Capital Facility Agent;

(b) Delivery of Finance Documents. Receipt by the Working Capital Facility Agent of true, complete and correct copies of the Finance Documents to which the Working Capital Lenders or the Issuing Banks are, or the Working Capital Facility Agent in its capacity as Senior Creditor Group Representative of the Working Capital Lenders and the Issuing Banks is, a party (other than the Fee Letters);

(c) Delivery of Consultant Reports. Receipt by the Working Capital Facility Agent of a true, complete and correct copy of (i) the due diligence report of the Independent Engineer, dated as of May 15, 2018, and (ii) the due diligence report prepared by the Market Consultant as of April 2016 along with supplements thereto updating such report in connection with the Second Phase Development and LNG Buyers under the Second Phase LNG SPAs;

(d) Financial Statements. Receipt by the Working Capital Facility Agent of (i) certified copies of the most recent audited annual and any subsequent unaudited quarterly consolidated financial statements of the Loan Parties and (ii) audited annual and any subsequent unaudited quarterly financial statements of the Sponsor;

(e) Opinions from Counsel. Receipt by the Working Capital Facility Agent and the Working Capital Lenders of a written legal opinion of Sullivan & Cromwell LLP, counsel for the Loan Parties, in form, scope and substance reasonably satisfactory to the Working Capital Facility Agent;

(f) Officer’s Certificates. Receipt by the Working Capital Facility Agent of a copy of a duly executed certificate of the Loan Parties:

(i) attaching a copy of the Constitutional Documents of each of the Loan Parties, together with any amendments thereto (and certifying that such Constitutional Documents have not been revoked or amended since the date of the attached Constitutional Documents);

(ii) attaching copies of resolutions approving the Loan Parties’ entry into the Working Capital Facility Agreement (and certifying that such resolutions have not been revoked or amended since the date of adoption thereof);

(iii) attaching incumbency certificates in respect of signatories; and

(iv) certifying that the condition in clause (k) (Representations and Warranties) below has been met;

(g) Good Standing Certificates. Receipt by the Working Capital Facility Agent of satisfactory evidence, including certificates of good standing, dated no more than five (5) Business Days prior to the Working Capital Closing Date, from the Secretaries of State of the State of Texas and the State of Delaware, as applicable, of the authority of each Loan Party to carry on its business;

(h) Fee Letters. Receipt by each Working Capital Lender and the Working Capital Facility Agent of executed counterparts of the Fee Letters to which it is a party;

(i) FERC Order and Export Authorizations. The FERC Order and Export Authorizations are (i) in full force and effect and (ii) free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) that the applicable Loan Party does not expect to be able to satisfy on or prior to commencement of the relevant stage of the Development except to the extent such failure to satisfy such condition or requirement could not reasonably be expected to have a Material

Adverse Effect; provided that, with respect to the Export Authorizations, the continued inclusion of CMI as a party (in addition to CCL) to which such Export Authorizations are issued shall not prevent this condition precedent from being satisfied subject to, and for so long as, the CMI Export Authorization Letter remains in full force and effect and no default or unmatured event of default exists thereunder and the Borrower so certifies;

(j) Fees; Expenses. For any invoices that have been presented to any Loan Party by the third (3rd) Business Day prior to the Working Capital Closing Date, the Working Capital Facility Agent shall have received irrevocable instructions from the Borrower to pay, for the Working Capital Facility Agent’s own account, or for the account of the relevant Working Capital Lender entitled thereto, the Issuing Banks, all fees due and payable pursuant to Section 4.15 (Fees) and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable under this Agreement by the Working Capital Closing Date, which irrevocable instructions shall provide for such payment no later than two (2) Business Days after the Working Capital Closing Date;

(k) Representations and Warranties. Each of the representations and warranties set forth in Section 6.01 (Working Capital Closing Date Representations and Warranties of the Loan Parties) and Section 6.02 (Repeated Representations and Warranties of the Loan Parties) are true and correct in all material respects (except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects) as to such Loan Party on and as of the Working Capital Closing Date as if made on and as of the Working Capital Closing Date (or, if stated to have been made solely as of an earlier date, as of such earlier date);

(l) No Material Project Agreement Default. Receipt by the Working Capital Facility Agent of a certification from the Borrower that, as of the Working Capital Closing Date, no material default has occurred and is continuing under any Material Project Agreement;

(m) Know Your Customer Requirements. Receipt by Working Capital Facility Agent and each of the Working Capital Facility Lenders and Issuing Banks, at least five (5) Business Days prior to the Working Capital Closing Date, with respect to each of the Loan Parties, Holdco and the Sponsor, of a certified electronic copy of each of the documents listed in Schedule E (Know Your Customer Documentation) of the Common Terms Agreement that are required in order for each Working Capital Lender to carry out all necessary “know your customer” or similar requirements, and such other information that may reasonably be required by each Issuing Bank or each Working Capital Lender to address such requirements to the extent of any change in law or internal compliance policies and procedures of such Working Capital Lender, since the date of the Common Terms Agreement, including those reasonably required to ensure compliance with anti-money laundering procedures in its relevant jurisdiction, in each case to the extent not otherwise delivered to the relevant Working Capital Lender at or prior to the execution of this Agreement (and provided that any subsequent changes in such documents or updates to information contained therein shall be so delivered in accordance with this clause (l));

(n) Lien Search: Perfection of Security. Receipt by the Working Capital Facility Agent of copies or evidence, as the case may be, of the following actions in connection with the perfection of the Collateral:

(i) completed requests for information or copies of the UCC search reports and tax lien, judgment and litigation search reports for the State of Delaware and the State of Texas, San Patricio County and Nueces County, and any other jurisdiction reasonably requested by any of the Facility Agents that name any Loan Party or Holdco as debtors, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which evidences no Liens on the Collateral, other than Permitted Liens; all dated within fifteen (15) Business Days prior to the Working Capital Closing Date; and

(ii) UCC financing statements, fixture filings or other filings reflecting the Liens granted pursuant to the Common Security and Account Agreement and the other Security Documents, to the extent such filings were not previously delivered to the Working Capital Facility Agent;

(o) Adequacy of Funds. Receipt by the Working Capital Facility Agent of evidence that the (i) Facility Debt Commitments, (ii) Equity Funding commitments (including under the CEI Equity Contribution Agreement), (iii) funds in the Construction Account and (iv) projected contracted Cash Flow from the fixed component under the Qualifying LNG SPAs and any Other Approved LNG SPAs in each case under the updated Base Case Forecast, shall be sufficient to achieve the Project Completion Date by the Date Certain;

(p) No Material Litigation. There is no (i) litigation, arbitration or similar proceeding, or (ii) dispute, litigation, investigation or proceeding between any Governmental Authority and a Loan Party, in each case, which either (A) involves the Development, is pending or threatened in writing and would reasonably be expected to have a Material Adverse Effect, or (B) is with respect to this Agreement or the transactions contemplated hereunder;

(q) Satisfaction of Conditions to Incurrence of Working Capital Debt. The conditions set forth in Section 6.2 (Working Capital Debt) of the Common Terms Agreement shall have been and remain satisfied as of the Working Capital Closing Date and a certification shall have been made by the Borrower to the Working Capital Facility Agent to such effect; and

(r) Working Capital Lender Parent Guarantees. Delivery by (i) ING Capital, LLC of a guarantee by ING Bank NV of ING Capital, LLC’s obligations with respect to Letters of Credit and (ii) ABN Amro Capital USA LLC of a comfort letter by ABN AMRO Bank NV of ABN Amro Capital USA LLC’s obligations with respect to Letters of Credit.

Section 7.02 Conditions to Each Working Capital Borrowing. The obligation of (i) any Issuing Bank to issue Letters of Credit (or extend the maturity thereof (other than any automatic extension thereunder) or modify or amend the terms thereof) and (ii) the Working Capital Lenders to make available Working Capital Loans, is subject to the satisfaction of each of the following conditions, in each case to the satisfaction of the Required Working Capital Lenders and, in the case of Letters of Credit, the relevant Issuing Bank, unless, in each case, waived by the Required Working Capital Lenders and the relevant Issuing Bank, as applicable:

(a) Working Capital Disbursement Request / Request for Issuance. Receipt by the Working Capital Facility Agent, the Security Trustee, in the case of Letters of Credit, the applicable Issuing Bank, of:

(i) in the case of Letters of Credit only, a duly executed Request for Issuance, as required by and in accordance with, and meeting the requirements of, Section 3.02(a) (Letters of Credit); and

(ii) in the case of Working Capital Loans only, a duly executed Working Capital Disbursement Request, as required by and in accordance with, and meeting the requirements of, Section 2.03 (Procedures for Requesting Working Capital Borrowings);

(b) Repeated Representations and Warranties. Each of the representations and warranties set forth in Section 6.02 (Repeated Representations and Warranties of the Loan Parties) is true and correct in all material respects except for those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, as to such Loan Party, on and as of the date of the extension of credit as if made on and as of the date of the extension of credit (or, if stated to have been made solely as of an earlier date, as of such earlier date) and the Working Capital Facility Agent has received a certificate of the Borrower certifying that the condition in this clause (b) has been met;

(c) Collateral. The Collateral is subject to a first priority Lien (subject only to Permitted Liens) established pursuant to the Security Documents;

(d) Independent Engineer’s Certificate. If Substantial Completion of Train Three has not occurred, receipt of either (i) a quarterly certificate of the Independent Engineer or (ii) if dated as of a more recent date, the certificate of the Independent Engineer provided to the Term Lenders in connection with the most recent Disbursement Request under the Term Loan Facility Agreement, in either case, certifying that the construction of the Project Facilities (including the Corpus Christi Terminal Facility and the Corpus Christi Pipeline) is proceeding substantially in accordance with the construction schedule set out in the Construction Budget and Schedule or, if not so proceeding, any delays shall not be reasonably expected to cause (x) Guaranteed Substantial Completion Dates for any Train within the Development to be missed, (y) “Ready for Start Up” for any Train within the Development to occur less than four months prior to the Guaranteed Substantial Completion Date for such Train or (z) a DFCD Deadline to otherwise not be achieved; and

(e) Fees; Expenses. The Working Capital Facility Agent shall have received for its own account, or for the account of the relevant Working Capital Lender entitled thereto and the Issuing Banks, all fees due and payable pursuant to Section 4.15 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable thereunder for which invoices have been presented and for which payment is due on or prior to the applicable Borrowing Date or date of the issuance of a Letter of Credit.

ARTICLE VIII

COVENANTS

Section 8.01 Use of Proceeds. The Loan Parties shall use the proceeds of the Loans for (a) the payment of transaction fees and expenses in connection with the entry into this Agreement, (b) payment of gas purchase, transportation and storage expenses (including to meet credit support requirements under gas purchase, transportation or storage agreements), (c) funding of debt service reserves and (d) working capital and other general corporate purposes; provided that, no more than $250,000,000 may be used for purposes other than those set forth in clause (b) above (the “General Corporate Purposes Sublimit”).

Section 8.02 Covenants Applicable Prior to the Term Loan Discharge Date. Prior to the Term Loan Discharge Date, the Loan Parties shall be required to comply with each of the covenants applicable to the Loan Parties in the Common Terms Agreement, each of which is incorporated by reference herein and applies mutatis mutandis hereunder; provided that:

(a) the use of proceeds covenant set forth in Section 8.01 (Use of Proceeds) hereof shall apply to Working Capital Loans drawn under this Agreement instead of the covenant in Section 12.1 (Use of Proceeds) of the Common Terms Agreement;

(b) the reporting requirements set forth in Article 10 (Reporting by the Borrower) of the Common Terms Agreement shall apply until the later to occur of the Term Loan Discharge Date and the Operational Phase Commencement Date; provided that, the reporting requirements set forth in Section 10.5 (Operating Budget) and Section 10.6 (Operating Statements and Reports) of the Common Terms Agreement shall apply until the later to occur of the Term Loan Discharge Date and the First Phase Operational Phase Commencement Date; and

(c) the covenants set forth in Section 12.11 (Witnessing Performance Tests and Lenders’ Reliability Tests; Settlement of Liquidated Damages) and Section 12.12 (Inspection Rights) of the Common Terms Agreement shall apply until the later to occur of the Term Loan Discharge Date and the Operational Phase Commencement Date.

Any reporting, notification or other communication provided pursuant to any of such covenants to the Intercreditor Agent shall be so provided for transmission to all Facility Lenders, including the Working Capital Facility Lenders.

Section 8.03 Operational Phase Commencement Date. The occurrence of the “First Phase Operational Phase Commencement Date” is subject to the satisfaction of the following, and no other, conditions (or waiver thereof by the Working Capital Facility Agent (acting on the instruction of the Required Working Capital Lenders) and delivery by the Borrower of a notification to the Intercreditor Agent that each of the following conditions have been met:

(a) receipt by the Working Capital Facility Agent of a duly executed and completed notice of first phase operational phase commencement from the Borrower certifying that the conditions in clauses (a) through (e) of this Section 8.03 (Operational Phase Commencement Date) have been met;

(b) receipt by the Working Capital Facility Agent of a certificate from the Borrower (confirmed to be reasonable by the Independent Engineer) confirming that:

(i) Ready for Start Up and Substantial Completion with respect to Train One and Train Two have occurred pursuant to the EPC Contract; and

(ii) “substantial completion” has occurred (in accordance with the applicable construction contract) of the Corpus Christi Pipeline;

(c) receipt by the Working Capital Facility Agent of a certificate from the Borrower (confirmed to be reasonable by the Insurance Advisor) confirming that all insurance premium payments due and payable as of the First Phase Operational Phase Commencement Date have been paid and that the insurance then in place complies with the then-applicable requirements of Schedule L (Schedule of Minimum Insurance) of the Common Terms Agreement, and certificates of insurance, binders or other documentation evidencing such insurance;

(d) receipt by the Working Capital Facility Agent of evidence that all material Permits necessary for the Development (and, in the case of any Export Authorization, such Export Authorization to the extent that it is a Required Export Authorization):

(i) have been obtained and are in full force and effect;

(ii) are held in the name of a Loan Party or such third party as set forth in Schedule 6.01(b) (Material Permits) hereto and as allowed pursuant to applicable law or regulations;

(iii) are not the subject of any pending appeal to the issuing agency and all applicable fixed time periods for appeal to the issuing agency have expired (except as noted on Schedule 6.01(b) (Material Permits) hereto or Permits that do not have limits on appeal periods under applicable law or regulation) other than any appeals that could not reasonably be expected to have a Material Adverse Effect; and

(iv) are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) that the applicable Loan Party does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to so satisfy such condition or requirement could not reasonably be expected to have a Material Adverse Effect; and

(e) receipt by the Working Capital Facility Agent of evidence that the applicable Loan Party has received from FERC a notice, order or other written communication authorizing it to place the Train One, Train Two and Corpus Christi Pipeline Project Facilities in service, and that such Project Facilities shall have been placed in service.

The occurrence of the “Operational Phase Commencement Date” is subject to the occurrence of the “First Phase Operational Commencement Date” and delivery by the Borrower of a notification to each of the Working Capital Facility Agent and the Intercreditor Agent that (x) Ready for Start Up and Substantial Completion with respect to Train Three have occurred pursuant to the EPC Contract (T3) and (y) the applicable Loan Party has received from FERC a notice, order or other written communication authorizing it to place the Train Three Project Facilities in service, and that such Project Facilities shall have been placed in service.

For the avoidance of doubt, if the Project Completion Date has occurred pursuant to the Common Terms Agreement before the Term Loan Discharge Date, the Operational Phase Commencement Date shall be deemed to have occurred on the date on which the Project Completion Date occurred.

Section 8.04 Covenants Applicable After the Term Loan Discharge Date. After the Term Loan Discharge Date and until the end of the Working Capital Availability Period, the Loan Parties shall comply only with each of the covenants set forth in Schedule 8.04 hereto (Covenants Applicable After Term Loan Discharge Date) hereto which shall apply instead of the covenants of the Loan Parties in Section 6 (Incurrence of Additional Senior Debt), Section 7 (Permitted Development Expenditures / Expansions), Section 8 (LNG SPA Covenants), Section 9 (EPC Contracts), Section 10 (Reporting by the Borrower), Section 11 (Restricted Payments), Section 12 (Loan Party Covenants), Section 13 (Consultants) and Section 14 (Conditions to Completion) of the Common Terms Agreement.

ARTICLE IX

DEFAULT AND ENFORCEMENT

Section 9.01 Events of Default Applicable Prior to the Term Loan Discharge Date. Prior to the Term Loan Discharge Date, the occurrence of any Loan Facility Event of Default under Section 15.1 (Loan Facility Events of Default) of the Common Terms Agreement shall constitute an event of default under this Agreement, subject to all of the relevant provisions of the Common Terms Agreement.

Section 9.02 Events of Default Applicable After the Term Loan Discharge Date. After the Term Loan Discharge Date and until the end of the Working Capital Availability Period, the events of default identified on Schedule 9.02 (Events of Default Applicable After the Term Loan Discharge Date) hereto shall constitute an event of default under this Agreement instead of the events of default set forth in Section 15.1 (Loan Facility Events of Default) of the Common Terms Agreement.

Section 9.03 Acceleration Upon Bankruptcy. If any Working Capital Facility Event of Default described in Section 15.1(d)(i) (Loan Facility Events of Default – Bankruptcy) of the Common Terms Agreement or Schedule 9.02(4)(a) (Events of Default After the Term Loan Discharge Date – Bankruptcy) (whichever is applicable at the time) occurs, all outstanding Working Capital Debt Commitments, if any, shall automatically terminate and the outstanding principal amount of the outstanding Working Capital Loans, LC Loans, and all other Working Capital Obligations shall automatically be and become immediately due and payable, in each case without notice, demand or further act of the Working Capital Facility Agent, the Working Capital Lenders, the Issuing Banks, the Intercreditor Agent, the Security Trustee or any other Working Capital Secured Party in accordance with Section 16.1(b) (Facility Lender Remedies for Loan Facility Declared Events of Default – Initiating Percentage for Enforcement Action with Respect to Collateral) of the Common Terms Agreement.

Section 9.04 Action Upon Event of Default. (a) If any Working Capital Facility Event of Default under the Common Terms Agreement or this Agreement occurs and is Continuing, the Working Capital Lenders and the Issuing Banks may, by decision of the Required Working Capital Lenders (i) instruct the Working Capital Facility Agent, as Senior Creditor Group Representative for the Working Capital Lenders and the Issuing Banks, to further instruct the Intercreditor Agent to declare that a Working Capital Facility Declared Default has occurred under this Agreement in accordance with Section 15.2(a) (Declaration of Loan Facility Declared Default) of the Common Terms Agreement and (ii) thereafter, subject to the Intercreditor Agreement and the Common Security and Account Agreement, exercise, or instruct the Intercreditor Agent to exercise, any Enforcement Action provided under Section 16.1 (Facility Lender Remedies for Loan Facility Declared Events of Default) of the Common Terms Agreement (including, subject to the Common Terms Agreement and the Common Security and Account Agreement, requiring the Borrower to deposit with the Working Capital Facility Agent an amount in the LC Cash Collateral Account equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding), each of which is incorporated by reference and shall apply mutatis mutandis to this Section 9.04 (Action Upon Event of Default) as if fully set forth herein, provided that nothing herein shall, upon the occurrence of a Working Capital Facility Event of Default described in Section 15.1(d)(i) (Loan Facility Events of Default – Bankruptcy) of the Common Terms Agreement or Schedule 9.02(4)(a) (Events of Default After the Term Loan Discharge Date – Bankruptcy) (whichever is applicable at the time) require any certification, declaration or other notice prior to the deemed declaration of such Working Capital Facility Declared Default or the acceleration of the Working Capital Loans and LC Loans in connection with the occurrence thereof as provided under Section 16.1(b) (Facility Lender Remedies for Loan Facility Declared Events of Default – Initiating Percentage for Enforcement Action with Respect to Collateral) of the Common Terms Agreement.

(b) Subject to Section 10.5 (Certain Agreements with Respect to Bankruptcy) of the Common Security and Account Agreement, following commencement of any Bankruptcy Proceeding by or against the Loan Parties or Holdco, any Working Capital Lender or any Issuing Bank may: (1) file a claim or statement of interest with respect to (and to the extent of) the Senior Debt Obligations (if any) owed by such person to such Working Capital Lender or Issuing Bank in accordance with the Finance Documents, (2) vote on any plan of reorganization and (3) make other filings, arguments, objections and motions in connection with such Bankruptcy Proceeding, in each case in accordance with the terms of the Finance Documents (other than any requirement for an intercreditor vote to take such action).

(c) Any termination and acceleration made pursuant to this Section 9.04 (Action Upon Event of Default) and Section 16.1(a)(ii) (Enforcement Action) of the Common Terms Agreement may, should the Required Working Capital Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Working Capital Loans and LC Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided that, no such rescission or annulment shall extend to or affect any subsequent Working Capital Facility Event of Default or impair any right consequent thereon.

(d) An event of default under this Working Capital Facility Agreement shall be deemed to be declared, in respect of any Working Capital Facility Event of Default referred to in Section 15.1(d)(i) (Loan Facility Events of Default – Bankruptcy) of the Common Terms Agreement or Schedule 9.02(4)(a) (Events of Default After the Term Loan Discharge Date – Bankruptcy) (whichever is applicable at the time), immediately and automatically upon its occurrence, without the requirement for any certification, declaration or other notice from a Working Capital Lender, an Issuing Bank, the Intercreditor Agent or any Senior Creditor in accordance with Section 15.2(a) (Declaration of Loan Facility Declared Default) of the Common Terms Agreement.

(e) Promptly after any Working Capital Lender or any Issuing Bank obtains knowledge of any Working Capital Facility Event of Default, such Working Capital Lender or Issuing Bank shall notify the Working Capital Facility Agent in writing of such Working Capital Facility Event of Default, which notice shall describe such Working Capital Facility Event of Default in reasonable detail (including the date of occurrence of the same), specifically refer to this Section 9.04(e) (Action Upon Event of Default) and indicate that such notice is a notice of default.

Section 9.05 Cash Collateralization of Letters of Credit. Subject to the Common Terms Agreement and the Common Security and Account Agreement:

(a) Amounts held in the LC Cash Collateral Account shall be the property of the Working Capital Facility Agent for the benefit of the Issuing Banks and Working Capital Lenders and shall be applied by the Working Capital Facility Agent to the repayment of LC Loans deemed made under any Letters of Credit.

(b) The balance, if any, in the LC Cash Collateral Account, after (x) all Letters of Credit shall have expired or been fully drawn upon and (y) giving effect to the payment of any LC Loans pursuant to Section 9.05(a), shall be applied to repay the other Working Capital Obligations according to Section 9.06 (Application of Proceeds).

Section 9.06 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, any moneys received by the Working Capital Facility Agent from the Security Trustee after the occurrence and during the continuance of a Working Capital Facility Event of Default and the period during which remedies have been initiated shall be applied in full or in part by the Working Capital Facility Agent against the Working Capital Obligations in accordance with Section 6.7(b) (Enforcement Proceeds Account) of the Common Security and Account Agreement (but without prejudice to the right of the Working Capital Lenders or the Issuing Banks, subject to the terms of the Intercreditor Agreement, to recover any shortfall from the Borrower).

ARTICLE X

THE WORKING CAPITAL FACILITY AGENT

Section 10.01 Appointment and Authority.

(a) Each of the Working Capital Lenders and the Issuing Banks hereby appoints, designates and authorizes The Bank of Nova Scotia as its Working Capital Facility Agent under and for purposes of each Finance Document to which the Working Capital Facility Agent is a party, and in its capacity as the Working Capital Facility Agent, to act on its behalf as Senior Creditor Group Representative and the Designated Voting Party (as defined in the Intercreditor Agreement) for the Working Capital Lenders and the Issuing Banks. The Bank of Nova Scotia hereby accepts this appointment and agrees to act as the Working Capital Facility Agent for the Working Capital Lenders and the Issuing Banks in accordance with the terms of this Agreement. Each of the Working Capital Lenders and the Issuing Banks hereby appoints and authorizes the Working Capital Facility Agent to execute and enter into each of the Common Terms Agreement, Intercreditor Agreement and Common Security and Account Agreement on behalf of each Working Capital Lender and Issuing Bank, in its name, place and stead, to bind it to the representations, warranties, terms and conditions contained therein and to act on behalf of such Working Capital Lender or Issuing Banks under each Finance Document to which it is a party and in the absence of other written instructions from the Required Working Capital Lenders received from time to time by the Working Capital Facility Agent (with respect to which the Working Capital Facility Agent agrees that it will comply, except as otherwise provided in this Section 10.01 (Appointment and Authority) or as otherwise advised by counsel, and subject in all cases to the terms of the Intercreditor Agreement), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Working Capital Facility Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Where the Working Capital Facility Agent is required or permitted to act under this Agreement or under any other Finance Document, the Working Capital Facility Agent shall, notwithstanding anything herein or therein to the contrary, (i) be entitled to request instruction or direction in respect of any such rights, powers and discretions or clarification of any written instruction received by it, as to whether, and in what manner, it should exercise or refrain from exercising its rights, powers and discretions and (ii) unless the terms of the agreement unambiguously mandate the action, may refrain from acting (and will incur no liability in refraining to act) until that direction, instruction or clarification is received by it from the relevant parties or from a court of competent jurisdiction. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Working Capital Facility Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Government Rule. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Except to the extent that the Working Capital Facility Agent is acting on express instructions, the Working Capital Facility Agent shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of his or her own affairs (taking into account the interests of all the Working Capital Lenders and the Issuing

Banks benefiting from this Agreement). Nothing in this Agreement or any other Finance Document shall, in any case in which the Working Capital Facility Agent has failed to show such degree of care and skill, exempt the Working Capital Facility Agent from or indemnify it against any liability arising out of its own gross negligence, fraud or willful misconduct in relation to its duties under this Agreement or any other Finance Document as determined by a court of competent jurisdiction in a final non-appealable judgment.

(c) The Working Capital Facility Agent may not begin any legal action or proceeding in the name of a Working Capital Lender or an Issuing Bank, except as specifically permitted under the terms of this Agreement or the other Finance Documents.

(d) The provisions of this Article X (THE WORKING CAPITAL FACILITY AGENT) are solely for the benefit of the Working Capital Facility Agent and the Working Capital Lenders and the Issuing Banks, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions other than the Borrower’s rights under Section 10.07(a) and (b) (Resignation or Removal of Working Capital Facility Agent).

Section 10.02 Rights as a Working Capital Lender or Hedging Bank. Each Person serving as the Working Capital Facility Agent hereunder or under any other Finance Document shall have the same rights and powers in its capacity as a Facility Lender or Hedging Bank, as the case may be, as any other Facility Lender or Hedging Bank, as the case may be, and may exercise the same as though it were not the Working Capital Facility Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not the Working Capital Facility Agent hereunder and without any duty to account therefor to the Working Capital Lenders or the Issuing Banks.

Section 10.03 Exculpatory Provisions. (a) The Working Capital Facility Agent shall not have any duties or obligations except those expressly set forth herein and in the other Finance Documents. Without limiting the generality of the foregoing, the Working Capital Facility Agent shall not:

(i) be subject to any fiduciary or other implied duties (except for an implied covenant of good faith), regardless of whether a Working Capital Facility Event of Default or Unmatured Working Capital Facility Event of Default has occurred and is Continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Finance Documents that the Working Capital Facility Agent is required to exercise as directed in writing by the Required Working Capital Lenders (or such other number or percentage of the Working Capital Lenders or the Issuing Banks as shall be expressly provided for herein or in the other Finance Documents); provided that, the Working Capital Facility Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Working Capital Facility Agent to liability or that is contrary to any Finance Document or applicable Government Rule; or

(iii) except as expressly set forth herein and in the other Finance Documents, have any duty to disclose, nor shall the Working Capital Facility Agent be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Working Capital Facility Agent or any of its Affiliates in any capacity.

(b) The Working Capital Facility Agent shall not be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Working Capital Lenders (or such other number or percentage of the Working Capital Lenders or the Issuing Banks as may be necessary, or as the Working Capital Facility Agent may believe in good faith to be necessary, under the circumstances as provided in Section 11.01 (Decisions; Amendments; Etc.)) or (ii) in the absence of its own gross negligence, fraud or willful misconduct. The Working Capital Facility Agent shall not be deemed to have knowledge or notice of the occurrence of any Working Capital Facility Event of Default unless the Working Capital Facility Agent has received a written notice in accordance with Section 9.04(d) (Action Upon Event of Default) or with Section 2.4(d) (Defaults) of the Intercreditor Agreement or from the Intercreditor Agent, the Loan Parties, Holdco or a Senior Creditor Group Representative referring to this Working Capital Facility Agreement, describing events or actions constituting a Working Capital Facility Event of Default and indicating that such notice is a notice of default. If the Working Capital Facility Agent receives such a notice of the occurrence of any Working Capital Facility Event of Default, the Working Capital Facility Agent shall give notice thereof to the Working Capital Lenders, the Issuing Banks and the Intercreditor Agent. Subject to Section 16 (Common Remedies and Enforcement) of the Common Terms Agreement, the Working Capital Facility Agent shall take such action with respect to such Working Capital Facility Event of Default as is provided in Article IX (DEFAULT AND ENFORCEMENT).

(c) The Working Capital Facility Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Finance Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or Continuance of any Working Capital Facility Event of Default or Unmatured Working Capital Facility Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Finance Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Security Document, (v) the nature or sufficiency of any payment received by the Working Capital Facility Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, or (vi) the satisfaction of any condition set forth in Article VII (CONDITIONS PRECEDENT) or elsewhere herein, other than to confirm receipt of any items expressly required to be delivered to the Working Capital Facility Agent, except those irregularities or errors of which the Working Capital Facility Agent has actual knowledge, and provided that nothing herein shall constitute a waiver by any Loan Party or any Working Capital Lender or any Issuing Bank of any of their rights against the Working Capital Facility Agent as a result of its gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. If any remittance or communication received by the Working Capital Facility Agent appears manifestly erroneous or irregular to the Working Capital Facility Agent, it shall be under a duty to make prompt inquiry to the Person originating such remittance or communication in order to determine whether a clerical error or inadvertent mistake has occurred.

(d) The Working Capital Facility Agent shall not be liable to the Loan Parties for any breach by any Working Capital Lender or any Issuing Bank of this Agreement or any other Finance Document (other than by the Working Capital Facility Agent’s own gross negligence, willful misconduct or fraud as determined by a court of competent jurisdiction in a final and nonappealable judgment) or be liable to any Working Capital Lender or any Issuing Bank for any breach by any Loan Party of this Agreement or any other Finance Document.

Section 10.04 Reliance by Working Capital Facility Agent. (a) The Working Capital Facility Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Working Capital Facility Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Working Capital Loan or issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of each Working Capital Lender, each Issuing Bank or the Required Working Capital Lenders (as applicable), the Working Capital Facility Agent may presume that such condition is satisfactory to such Working Capital Lender, Issuing Bank or the Required Working Capital Lenders, as the case may be, unless the Working Capital Facility Agent has received notice to the contrary from such Working Capital Lender, Issuing Bank or the Intercreditor Agent prior to the making of such Working Capital Loan or issuance of such Letter of Credit. The Working Capital Facility Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Working Capital Facility Agent shall not be responsible for the negligence or misconduct of any legal counsel, independent accountants and other experts selected by it in good faith, and shall not be required to make any investigation as to the accuracy or sufficiency of any such advice or services; provided that, nothing herein shall constitute a waiver by the Loan Parties or the Working Capital Lenders or the Issuing Banks of any of their rights against (A) the Working Capital Facility Agent as a result of its gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) such counsel, accountants or other experts.

(b) Each Loan Party and each Working Capital Lender and each Issuing Bank shall deliver to the Working Capital Facility Agent (or, in the case of the Loan Parties, deliver to the Intercreditor Agent for delivery to each Facility Agent) a list of authorized signatories, together, in the case of the Loan Parties, with a certificate of an officer of such party certifying the names and true signatures of such authorized signatories who are authorized to sign any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent, agreement or other document or communication furnished to the Working Capital Facility Agent hereunder or under the other Finance Documents and the Working Capital Facility Agent shall be entitled to rely conclusively on such list until a new list is furnished by a Loan Party or a Working Capital Lender or an Issuing Bank, as the case may be, to the Working Capital Facility Agent (or, in the case of the Loan Parties, to the Intercreditor Agent for delivery to each Facility Agent).

Section 10.05 Delegation of Duties. The Working Capital Facility Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Finance Document by or through any one or more sub-agents appointed by the Working Capital Facility Agent. The Working Capital Facility Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X (THE WORKING CAPITAL FACILITY AGENT) shall apply to any such sub-agent and to the Related Parties of the Working Capital Facility Agent, and shall apply to all of their respective activities in connection with their acting as or for the Working Capital Facility Agent.

Section 10.06 Indemnification by the Working Capital Lenders. Without limiting the obligations of the Loan Parties hereunder or under the other Finance Documents, each Working Capital Lender agrees that it shall, from time to time on demand by the Working Capital Facility Agent, indemnify the Working Capital Facility Agent and its Related Parties (ratably in accordance with its then applicable proportionate share) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable legal fees) or disbursements of any kind or nature whatsoever, which may at any time be imposed on, incurred by or asserted against the Working Capital Facility Agent or any of its Related Parties in any way relating to or arising out of this Agreement, the other Finance Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Working Capital Lender shall be liable for any of the foregoing to the extent they arise solely from the Working Capital Facility Agent’s gross negligence, fraud or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Working Capital Facility Agent shall be fully justified in taking, refusing to take or continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Working Capital Lenders against any and all liability and expense which may be incurred by it by reason of taking, refusing to take or continuing to take any such action. Without limitation of the foregoing, each Working Capital Lender agrees to reimburse, ratably in accordance with all its Working Capital Debt Commitments, the Working Capital Facility Agent promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Working Capital Facility Agent in connection with the preparation, execution, administration, amendment, waiver, modification or enforcement of, or legal advice in respect of rights or responsibilities under, the Finance Documents, to the extent that the Working Capital Facility Agent is not reimbursed promptly for such expenses by the Loan Parties in accordance with the Finance Documents; provided that, upon recovery of any or all of such costs and expenses by the Working Capital Facility Agent from the Loan Parties, the Working Capital Facility Agent shall remit to each Working Capital Lender that has paid such costs and expenses to the Working Capital Facility Agent pursuant to this Section 10.06 (Indemnification by the Working Capital Lenders) its ratable share of such amounts so recovered. The obligation of the Working Capital Lenders to make payments pursuant to this Section 10.06 (Indemnification by the Working Capital Lenders) is several and not joint or joint and several, and the same shall survive the payment in full of the Working Capital Obligations and the termination of this Agreement and the other Finance Documents.

Section 10.07 Resignation or Removal of Working Capital Facility Agent.

(a) The Working Capital Facility Agent may resign from the performance of all its functions and duties hereunder and under the other Finance Documents at any time by giving thirty (30) days’ prior notice to the Borrower and the Working Capital Lenders and the Issuing Banks. The Working Capital Facility Agent may be removed at any time (i) by the Required Working Capital Lenders for such Person’s gross negligence, fraud or willful misconduct or (ii) by the Borrower, with the consent of the Required Working Capital Lenders, for such Person’s gross negligence, fraud or willful misconduct. In the event The Bank of Nova Scotia is no longer the Working Capital Facility Agent, any successor Working Capital Facility Agent may be removed at any time with cause by the Required Working Capital Lenders. Any such resignation or removal shall take effect upon the appointment of a successor Working Capital Facility Agent, in accordance with this Section 10.07 (Resignation or Removal of Working Capital Facility Agent) and Section 19.3 (Replacement of Facility Agents) of the Common Terms Agreement.

(b) Upon any notice of resignation by the Working Capital Facility Agent or upon the removal of the Working Capital Facility Agent by the Required Working Capital Lenders, or by the Borrower with the approval of the Required Working Capital Lenders pursuant to Section 10.07(a) (Resignation or Removal of Working Capital Facility Agent), the Required Working Capital Lenders shall appoint a successor Working Capital Facility Agent, hereunder and under each other Finance Document to which the Working Capital Facility Agent is a party, such successor Working Capital Facility Agent to be a commercial bank or financial institution having combined capital and surplus of at least $1,000,000,000; provided that, if no Working Capital Facility Event of Default or Unmatured Working Capital Facility Event of Default shall then be Continuing, the appointment of a successor Working Capital Facility Agent shall also be subject to the prior written consent of the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by the Borrower to a successor Working Capital Facility Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(c) If no successor Working Capital Facility Agent shall have been so appointed and shall have accepted such appointment within sixty (60) days after (i) the retiring Working Capital Facility Agent gives notice of its resignation or (ii) the date fixed for such removal, as applicable, the Working Capital Facility Agent shall, at the expense of the Loan Parties, petition any court of competent jurisdiction in the United States for the appointment of a successor Working Capital Facility Agent. Such court may thereupon, after such notice, if any, as it may prescribe, appoint a successor Working Capital Facility Agent. If no successor Working Capital Facility Agent shall have been so appointed in accordance with clauses (a) and (b) above or (A) this clause (c) and shall have accepted such appointment within ninety (90) days or (B) in the case of this clause (c) if the Working Capital Facility Agent, acting reasonably, cannot determine a court of competent jurisdiction in the United States that will consider the petition contemplated in this clause (c) within sixty (60) days, in each case after (x) the retiring Working Capital Facility Agent gives notice of its resignation or (y) the date fixed for such removal, as applicable, the Working Capital Facility Agent may, at the expense of the Loan Parties, appoint a successor Working Capital Facility Agent meeting the criteria set forth in Section 10.07(b) (Resignation or Removal of Working Capital Facility Agent); provided that, if no Working Capital Facility Event of Default shall then be Continuing, the appointment of such successor Working Capital Facility Agent shall also be subject to the prior written consent of the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed); provided, further, that if no successor Working Capital Facility Agent shall have been so appointed by the Working Capital Facility Agent within thirty (30) days after the termination of such 90-day period, the Loan Parties may appoint a successor Working Capital Facility Agent with the consent of the Required Working Capital Lenders (such consent not to be unreasonably withheld or delayed).

(d) Upon the acceptance of a successor’s appointment as Working Capital Facility Agent hereunder and compliance with the provisions of Section 19.3 (Replacement of Facility Agents) of the Common Terms Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Working Capital Facility Agent, and the retiring (or removed) Working Capital Facility Agent shall be discharged from all of its duties and obligations hereunder or under the other Finance Documents. After the retirement or removal of the Working Capital Facility Agent hereunder and under the other Finance Documents, the provisions of this Article X (THE WORKING CAPITAL FACILITY AGENT) and Section 11.07 (Indemnification by the Borrower) shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as Working Capital Facility Agent.

(e) Notwithstanding anything in this Agreement, no resignation or, as the case may be, removal of the Working Capital Facility Agent shall be effective until the following conditions are satisfied:

(i) the Working Capital Facility Agent has transferred to its successor all the rights and obligations in its capacity as Working Capital Facility Agent under this Working Capital Facility Agreement, the Common Terms Agreement and the other Finance Documents to which it is party as the Working Capital Facility Agent; and

(ii) the requirements of Section 19.3 (Replacement of Facility Agents) of the Common Terms Agreement have been satisfied.

Section 10.08 No Amendment to Duties of Working Capital Facility Agent Without Consent. The Working Capital Facility Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Finance Document that affects its rights or duties hereunder or thereunder unless such Working Capital Facility Agent shall have given its prior written consent, in its capacity as Working Capital Facility Agent thereto.

Section 10.09 Non-Reliance on Working Capital Facility Agent and Working Capital Lenders and Issuing Banks. Each of the Working Capital Lenders and the Issuing Banks acknowledges that it has, independently and without reliance upon the Working Capital Facility Agent, any other Working Capital Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its extensions of credit. Each of the Working Capital Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Working Capital Facility Agent or any other Working Capital Lender or Issuing Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Finance Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.10 No Joint Lead Arranger Duties. Anything herein to the contrary notwithstanding, no Joint Lead Arranger has any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Working Capital Facility Agent, Working Capital Lender or Issuing Bank hereunder.

Section 10.11 Copies. The Working Capital Facility Agent shall give prompt notice to each Working Capital Lender and each Issuing Bank of receipt of each notice or request required or permitted to be given to the Working Capital Facility Agent by the Loan Parties pursuant to the terms of this Agreement or any other Finance Document (unless concurrently delivered to the Term Lenders by such Loan Party). The Working Capital Facility Agent will distribute to each Working Capital Lender and each Issuing Bank each document or instrument (including each document or instrument delivered by the Loan Parties to the Working Capital Facility Agent pursuant to Article VI (REPRESENTATIONS AND WARRANTIES), Article VII (CONDITIONS PRECEDENT) and Article VIII (COVENANTS)) received for the account of the Working Capital Facility Agent and copies of all other communications received by the Working Capital Facility Agent from the Loan Parties for distribution to the Working Capital Lenders and the Issuing Banks by the Working Capital Facility Agent in accordance with the terms of this Agreement or any other Finance Document.

Section 10.12 General Provisions as to Payments. (a) Subject to Section 4.16 (Pro Rata Treatment) above, the Working Capital Facility Agent promptly shall distribute to each Working Capital Lender and each Issuing Bank its share of each payment of (i) principal and interest payable to such Working Capital Lender or Issuing Bank on the Loans, (ii) fees hereunder received by the Working Capital Facility Agent for the account of the Working Capital Lenders or the Issuing Banks and (ii) any other Working Capital Obligations. The payments made for the account of each Working Capital Lender and each Issuing Bank shall be made and distributed to such Working Capital Lender or Issuing Bank for the account of its facility office set forth on Schedule 11.10 (Addresses for Notices) hereto. Each Working Capital Lender and each Issuing Bank shall have the right to alter its designated facility office upon written notice to the Working Capital Facility Agent, the Loan Parties and the Intercreditor Agent pursuant to Section 11.10 (Notices and Other Communications).

(b) Where a sum is to be paid to a Working Capital Lender or an Issuing Bank under the Finance Documents or another party to this Agreement by another party to this Agreement that is primarily liable for such sum, the Working Capital Facility Agent shall not be obliged to pay such sum to such other party (or to enter into or perform any related exchange contract) until it has established to its satisfaction that it has received such sum.

(c) If the Working Capital Facility Agent pays an amount to another party to this Agreement and it proves to be the case that the Working Capital Facility Agent had not actually received that amount for which another party to this Agreement is primarily liable, then the party to whom that amount (or the proceeds of any related exchange contract) was paid by the Working Capital Facility Agent shall on demand refund the same to the Working Capital Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Working Capital Facility Agent, calculated by the Working Capital Facility Agent to reflect its cost of funds.

(d) The Working Capital Facility Agent acknowledges and agrees that, notwithstanding any provision to the contrary in any Finance Document, in no event shall the Working Capital Lenders or the Issuing Banks be obligated to pay any agency or other fee to the Working Capital Facility Agent even if the Loan Parties fail to do so.

Section 10.13 Agreement to Comply with Finance Documents. Each of the Working Capital Lenders and the Issuing Banks agrees for the benefit of the Borrower and each other that, in giving instructions to the Working Capital Facility Agent and the Intercreditor Agent and, where so permitted under this Agreement, the Intercreditor Agreement, Common Terms Agreement or the Common Security and Account Agreement, in taking Decisions by itself or through the Working Capital Facility Agent, including pursuing any Working Capital Lender or Issuing Bank remedies against the Borrower, that such Working Capital Lender or Issuing Bank shall act at all times in accordance with the terms of the Intercreditor Agreement, the Common Security and Account Agreement, the Common Terms Agreement, this Agreement and the applicable Finance Documents.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Decisions; Amendments; Etc. (a) Subject to the terms of the Intercreditor Agreement and the Common Security and Account Agreement, no Modification or termination of any provision of this Agreement or other Decision by Working Capital Lenders or Issuing Banks under this Agreement shall be effective unless in writing signed by the Loan Parties and Working Capital Facility Agent (acting on the instruction of the Required Working Capital Lenders), and each such Modification, termination or Decision shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(i) the consent of each Working Capital Lender or each Issuing Bank directly and adversely affected thereby will be required with respect to:

(A) increases in or extensions (other than pursuant to Section 2.08 (Incremental Commitments) above) of or change to the order of application of any reduction in any Working Capital Facility Commitments or change to the order of application of any prepayment of Working Capital Loans or LC Loans from the application thereof set forth in the applicable provisions of Section 2.05 (Termination or Reduction of Commitments), Section 4.11 (Voluntary Prepayment), Section 4.12 (Mandatory Prepayment) (it being understood that a waiver of any of the conditions in Section 7.01 (Conditions to Closing), Section 7.02 (Conditions to Each Working Capital Borrowing), or waiver of any Working Capital Facility Event of Default, Unmatured Working Capital Facility Event of Default or mandatory prepayment will not constitute an increase or extension of any Working Capital Debt Commitment);

(B) reductions of the principal of, or the interest or rate of interest specified herein on, any Working Capital Loan or LC Loan, or any Fees or other amounts (including reduction in the amount to be paid in respect of any mandatory prepayments under Section 4.12 (Mandatory Prepayment)) payable to any Working Capital Lender or any Issuing Bank hereunder (other than by virtue of a waiver of any of the conditions in Section 7.01 (Conditions to Closing), Section 7.02 (Conditions to Each Working Capital Borrowing), Working Capital Facility Event of Default or Unmatured Working Capital Facility Event of Default or change to a financial ratio);

(C) extensions of the Working Capital Final Maturity Date or the LC Loan Termination Date under this Agreement, any date scheduled for any payment of principal, fees or interest (as applicable) under Section 3.03 (Reimbursement to Issuing Banks), Section 4.01 (Repayment of LC Loans), Section 4.02 (Repayment of Working Capital Borrowings), Section 4.04 (Interest Payment Dates) or Section 4.15 (Fees) or mandatory payment under Section 4.12 (Mandatory Prepayment) (other than pursuant to Section 2.08 (Incremental Commitments)) (it being understood that a waiver of any condition precedent or the waiver of any Working Capital Facility Event of Default or Unmatured Working Capital Facility Event of Default or change to a financial ratio will not constitute an extension of the Working Capital Final Maturity Date);

(D) Modifications to the provisions of Section 4.16 (Pro Rata Treatment) or Section 4.17 (Sharing of Payments), except as provided in the Finance Documents; and

(E) satisfaction or waiver of each of the conditions in Section 7.01 (Conditions to Closing);

(ii) the consent of each Working Capital Lender and each Issuing Bank will be required with respect to:

(A) changes to any provision of this Section 11.01 (Decisions; Amendments; Etc.), the definition of Required Working Capital Lenders, or any other provision hereof specifying the number or percentage of Working Capital Lenders or Issuing Banks required to amend, waive, terminate or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(B) releases or Modifications of all or a material portion of the Collateral from the Lien of any of the Security Documents (other than as permitted in the Finance Documents);

(C) releases of all or a substantial portion of the value of the Guarantees by the Guarantors under or in connection with this Agreement, the Common Terms Agreement, the Common Security and Account Agreement or any Security Document (other than as permitted in the Finance Documents);

(D) assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement except with respect to any such assignment or transfer expressly permitted under this Agreement, the Common Terms Agreement or the Common Security and Account Agreement; and

(E) any of the amendments contemplated in Schedule 1(a), (b), (c), (d), (e), (f) and (h) of the Intercreditor Agreement; provided that, the consent of all Working Capital Lenders will be required with respect to Schedule 1(b) of the Intercreditor Agreement only to the extent such amendment adversely affects the timing or priority of payments for Senior Debt Obligations in the cash waterfall in Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement;

(iii) the consent of any Working Capital Lender (other than any Working Capital Lender that is a Loan Party, Holdco or the Sponsor or an Affiliate thereof except as set forth in Section 7.4 (Sponsor Voting) of the Common Security and Account Agreement) or any Issuing Bank will be sufficient with respect to any Modification, termination or Decision specified in a Finance Document as being made solely by any individual Senior Creditor;

(b) Except as set forth in Section 7.4 (Sponsor Voting) of the Common Security and Account Agreement, no Working Capital Lender that is a Loan Party, Holdco or the Sponsor or an Affiliate thereof shall cast a vote with respect to any Decision.

(c) In the event that the Working Capital Facility Agent is required to cast a vote with respect to a Decision under this Agreement or under Section 3.6 (Other Voting Considerations) of the Intercreditor Agreement and in each other instance in which the Working Capital Lenders or the Issuing Banks are required to vote or make a Decision, a vote shall be taken among the Working Capital Lenders or the Issuing Banks in the timeframe reasonably specified by the Working Capital Facility Agent (which timeframe shall expire at least two (2) Business Days prior to the expiration of the time period specified in the notice provided by the Intercreditor Agent to the Working Capital Facility Agent pursuant to Section 4.5(a)(iii) (Certain Procedures Relating to Modifications, Instructions, and Exercises of Discretion) of the Intercreditor Agreement)).

(d) No vote shall be required for any Decision or other action permitted to be taken by any individual Working Capital Lender or any individual Issuing Bank pursuant to Section 9.04(b) (Action Upon Event of Default) of this Agreement, and the Working Capital Facility Agent shall be authorized to act at the direction of any Working Capital Lender or any Issuing Bank in respect of any such Decision or action.

(e) Subject to clause (f) below, in the event any Working Capital Lender or any Issuing Bank does not cast its votes by the later of (i) the timeframe specified by the Working Capital Facility Agent pursuant to clause (c) above and (ii) ten (10) Business Days following receipt of the request for such vote or Decision, the Borrower shall be entitled to instruct the Working Capital Facility Agent to deliver a notice to such Working Capital Lender or Issuing Bank, informing it that if it does not respond within an additional five (5) Business Days of the date of such notice (or such longer period as the Borrower may reasonably determine in consultation with the Working Capital Facility Agent), its vote shall be disregarded. If such Working Capital Lender or Issuing Bank (A) has not advised the Working Capital Facility Agent within the time specified in the additional notice whether it approves or disapproves of the applicable Decision or (B) has advised the Working Capital Facility Agent that it has determined to abstain from voting on such Decision, such Working Capital Lender or Issuing Bank shall be deemed to have waived its right to consent, approve, waive or provide direction with respect to such Decision and shall be excluded from the numerator and denominator of such calculation for the purpose of determining whether the Required Working Capital Lenders for the purpose of determining whether the Required Working Capital Lenders have made a decision with respect to such action. Such Working Capital Lender hereby waives any and all rights it may have to object to or seek relief from the Decision of the Working Capital Lenders voting with respect to such issue and agrees to be bound by such Decision.

(f) The provisions of (c) and (e) above do not apply to any action that requires the consent of 100% of the Working Capital Lenders and the Issuing Banks or the consent of each affected Working Capital Lender and Issuing Bank, as applicable, as set forth in Sections 11.01(a)(i) and (ii) above except in the case of any consent or decision under sub-clause (a)(i)(E) above.

(g) With respect to any modification, consent or waiver under any Finance Document requiring the vote of the Working Capital Facility Agent as Senior Creditor Group Representative of the Working Capital Lenders and the Issuing Banks, such vote will be cast in accordance with the Intecreditor Agreement.

(h) Notwithstanding anything herein, in the Common Terms Agreement or in the Common Security and Account Agreement to the contrary, the Working Capital Lenders or Issuing Banks, or the Working Capital Facility Agent as Senior Credit Group Representative, shall not be entitled to vote on any covenant or event of default in the Common Terms Agreement if such covenant or event of default expressly does not extend to the Working Capital Lenders or the Issuing Banks under the terms of this Agreement.

Section 11.02 Entire Agreement. This Agreement, the other Finance Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof, including the Working Capital Commitment Letter.

Section 11.03 Applicable Government Rule; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

(b) SUBMISSION TO JURISDICTION. The provisions set forth in Section 23.15 (Consent to Jurisdiction) of the Common Terms Agreement are incorporated by reference and shall apply mutatis mutandis as if fully set forth herein.

(c) Service of Process. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its then-effective notice addresses pursuant to Section 11.10 (Notices and Other Communications).

(d) Immunity. The provisions set forth in Section 23.3 (Waiver of Immunity) of the Common Terms Agreement are incorporated by reference and shall apply mutatis mutandis as if fully set forth herein.

(e) WAIVER OF JURY TRIAL. The provisions set forth in Section 23.14 (Waiver of Jury Trial) of the Common Terms Agreement are incorporated by reference and shall apply mutatis mutandis as if fully set forth herein.

Section 11.04 Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Working Capital Lender, each Issuing Bank and the Working Capital Facility Agent (and any attempted assignment or other transfer by any Loan Party without such consent shall be null and void), and no Working Capital Lender or Issuing Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Acceptable Lender in accordance with Section 11.04(b) and Section 11.04(i), (ii) by way of participation in accordance with Sections 11.04(d) through (f) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.04(g) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) (i) Subject to Section 11.04(i), Section 11.04(j) and this Section 11.04(b), any Working Capital Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Working Capital Debt Commitment with respect to the Working Capital Loans and LC Loans at the time owing to it and an equal portion of its Non-Fronting Limit), with the consent of the Issuing Banks in the case of an assignment by a Working Capital Lender. Any such assignment may be made at any time after the date hereof, and shall be to one or more Acceptable Lenders (provided that (x) during the Working Capital Availability Period, any such Acceptable Lender is an Eligible Assignee or has a then-current credit rating of at least equivalent to Baa2 from Moody’s or BBB from S&P or, if applicable, an insurer whose financial strength rating is at least equivalent to Baa1 from Moody’s or BBB+ from S&P or is otherwise creditworthy in the opinion of the Borrower (acting reasonably) in light of the Working Capital Debt Commitments proposed to be assigned, transferred or novated and (y) if the assigning Working Capital Lender is an Issuing Bank, the assignee is an Eligible Assignee or meets the ratings criteria within the definition of Issuing Bank). No assignment pursuant to this clause (b)(ii) shall, on the date of such assignment, result in an increase in amounts payable by the Borrower under Section 5.03 (Increased Costs) or Section 5.05 (Funding Losses), unless such increase in amounts payable measured on such date of assignment is waived by the assigning and assuming Working Capital Lenders).

(ii) [Reserved.]

(iii) Assignments made pursuant to this Section 11.04(b) shall be made with the prior written approval of the Borrower (such approval not to be unreasonably withheld or delayed and to be deemed to have been given by the Borrower if the Borrower has not responded in writing within fifteen (15) Business Days of request) unless (A) such assignment is to an Eligible Assignee or (B) a Working Capital Facility Event of Default has occurred and is Continuing; provided, however, that where the prior written approval of the Borrower is not required, the assigning Existing Facility Lender shall promptly notify the Borrower of any such assignment, novation or transfer.

(iv) Except in the case of (A) an assignment of the entire remaining amount of the assigning Working Capital Lender’s Working Capital Debt Commitment and the Loans at the time owing to it and its entire Non-Fronting Limit or (B) an assignment to a Working Capital Lender, or an Affiliate of a Working Capital Lender, or an Approved Fund with respect to a Working Capital Lender, the sum of (1) the outstanding Working Capital Debt Commitments, if any, and (2) the outstanding Loans subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Working Capital Facility Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than $1,000,000 and, with respect to the assignment of the Loans in integral multiples of $500,000, unless the Working Capital Facility Agent otherwise consents in writing.

(v) Subject to Section 11.04(g) and Section 11.04(i), each partial assignment by a Working Capital Lender shall be made as an assignment of the same percentage of outstanding Working Capital Debt Commitments, Loans and Non-Fronting Limit, under this Agreement and a proportionate part of all the assigning Working Capital Lender’s rights and obligations under this Agreement with respect to such Non-Fronting Limit, Loans and the Working Capital Debt Commitment assigned.

(vi) The parties to each assignment of Working Capital Debt Commitments and Non-Fronting Limit, shall execute and deliver to the Working Capital Facility Agent a Lender Assignment Agreement, in the form of Exhibit D, together with a processing and recordation fee of $3,500; provided that, (A) no such fee shall be payable in the case of an assignment to a Working Capital Lender, an Affiliate of a Working Capital Lender or an Approved Fund with respect to a Working Capital Lender and (B) in the case of contemporaneous assignments by a Working Capital Lender to one or more Approved Funds managed by the same investment advisor (which Approved Funds are not then Working Capital Lenders hereunder), only a single such fee shall be payable for all such contemporaneous assignments.

(vii) If the Acceptable Lender is not a Working Capital Lender prior to such assignment, it shall deliver to the Working Capital Facility Agent an administrative questionnaire and all documentation and other information required by bank regulatory authorities under applicable “know your customer” requirements.

(viii) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Working Capital Facility Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Working Capital Facility Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Working Capital Facility Agent, and each other Working Capital Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(ix) Subject to acceptance and recording thereof by the Working Capital Facility Agent pursuant to Section 11.04(c), from and after the effective date specified in each Lender Assignment Agreement, the Acceptable Lender thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Working Capital Lender under this Agreement and the other applicable Finance Documents, and the assigning Working Capital Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement and the other applicable Finance Documents (and, in the case of a Lender Assignment Agreement covering all of the assigning Working Capital Lender’s rights and obligations under this Agreement, such Working Capital Lender shall cease to be a party hereto or benefit from any Finance Document) but shall continue to be entitled to the benefits of Section 5.01 (LIBOR Lending Unlawful), Section 5.03 (Increased Costs), Section 5.05 (Funding Losses), Section 5.06 (Taxes), Section 23.4 (Expenses) of the Common Terms Agreement and Section 12.18 (Other Indemnities) of the Common Security and Account Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Working Capital Lender’s having been a Defaulting Lender.

(x) Any assignment or transfer by a Working Capital Lender of rights or obligations under this Agreement that does not comply with this Section 11.04(b) shall be treated for purposes of this Agreement as a sale by such Working Capital Lender of a participation in such rights and obligations in accordance with Sections 11.04(d) through (f). Any assignment or transfer by an Issuing Bank of rights or obligations under this Agreement that does not comply with this Section 11.04(b) and Section 3.06 (Resignation as an Issuing Bank), as applicable, shall be null and void. Upon any such assignment, the Working Capital Facility Agent will deliver a notice thereof to the Borrower (provided that failure to deliver such notice shall not result in any liability for the Working Capital Facility Agent).

(c) The Working Capital Facility Agent shall maintain the Working Capital Lender Register in accordance with Section 2.04(e) (Funding) above.

(d) Any Working Capital Lender may at any time, without the consent of, or notice to, the Borrower or the Working Capital Facility Agent, sell participations to a Participant in all or a portion of such Working Capital Lender’s rights or obligations under this Agreement (including all or a portion of its Working Capital Debt Commitment or the Loans under this Agreement owing to it); provided that, (i) such Working Capital Lender’s obligations under this Agreement shall remain unchanged, (ii) such Working Capital Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Working Capital Facility Agent and the other Working Capital Lenders shall continue to deal solely and directly with such Working Capital Lender in connection with such Working Capital Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Working Capital Lender shall be responsible for the indemnity under Section 10.06 (Indemnification by the Working Capital Lenders) with respect to any payments made by such Working Capital Lender to its Participant(s).

(e) Any agreement or instrument pursuant to which a Working Capital Lender sells such participation shall provide that such Working Capital Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such Working Capital Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 (Decisions; Amendments; Etc.) that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.03 (Increased Costs), Section 5.05 (Funding Losses) and Section 5.06 (Taxes) (subject to the requirements and limitations therein and in Section 21 (Tax Gross-Up and Indemnities) of the Common Terms Agreement, including the requirements under Section 21.5 (Status of Facility Lenders and Facility Agents) of the Common Terms Agreement (it being understood that any documentation required under Section 5.06 (Taxes) shall be delivered to the participating Working Capital Lender)) to the same extent as if it were a Working Capital Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.04 (Assignments); provided that, such Participant (A) agrees to be subject to the provisions of Section 5.04 (Obligation to Mitigate) as if it were an assignee under paragraph (b) of this Section 11.04; and (B) shall not be entitled to receive any greater payment under Section 5.03 (Increased Costs) or Section 5.06 (Taxes), with respect to any participation, than its participating Working Capital Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Each Working Capital Lender that sells a participation agrees, at such Working Capital Lender’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04 (Obligation to Mitigate) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.13 (Right of Set-Off) as though it were a Working Capital Lender; provided that, such Participant agrees to be subject to Section 4.17 (Sharing of Payments) as though it were a Working Capital Lender. Each Working Capital Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a Participant Register; provided that, no Working Capital Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Finance Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Working Capital Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Working Capital Facility Agent (in its capacity as Working Capital Facility Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Working Capital Lender or any Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Working Capital Lender or Issuing Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Working Capital Lender in accordance with any applicable law, and this Section 11.04

(Assignments) shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Working Capital Lender or Issuing Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Working Capital Lender as a party hereto; provided, further, that in no event shall the applicable Federal Reserve Bank, central bank, pledgee or trustee be considered to be a “Working Capital Lender” or “Issuing Bank”, as applicable.

(h) The words “execution”, “signed”, “signature” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i) All assignments by a Working Capital Lender of all or a portion of its rights and obligations hereunder with then-outstanding Working Capital Debt Commitments and Non-Fronting Limit shall be made only as an assignment of the same percentage of outstanding Working Capital Debt Commitments, outstanding Loans, and Non-Fronting Limit under this Agreement held by such Working Capital Lender. If such Working Capital Lender has no unused Working Capital Debt Commitments, assignments of outstanding Loans owing to such Working Capital Lender may be made, together with a pro rata portion of such Working Capital Lender’s rights and obligations with respect to the Loans subject to such assignment, in such amounts, to such persons and on such terms as are permitted by and otherwise in accordance with Section 11.04(b).

(j) No sale, assignment, transfer, negotiation or other disposition of the interests of any Working Capital Lender or any Issuing Bank hereunder or under the other Finance Documents shall be allowed if it could reasonably be expected to require securities registration under any laws or regulations of any applicable jurisdiction.

Section 11.05 Benefits of Agreement. Nothing in this Agreement or any other Finance Document, express or implied, shall be construed to give to any Person, other than the parties hereto, the Joint Lead Arrangers, or each of their successors and permitted assigns under this Agreement or any other Finance Document, Participants to the extent provided in Section 11.04 (Assignments) and, to the extent expressly contemplated hereby, the Related Parties of each of the Working Capital Facility Agent, the Security Trustee and the Working Capital Lenders, any benefit or any legal or equitable right or remedy under this Agreement.

Section 11.06 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Working Capital Facility Agent and when the Working Capital Facility Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Indemnification by the Borrower. (a) The Loan Parties hereby agree to indemnify each Working Capital Lender, each Issuing Bank, each Joint Lead Arranger and each Related Party of any of the foregoing Persons in accordance with Section 12.18 (Other Indemnities) of the Common Security and Account Agreement and Section 2.15 (Other Indemnities) of the Intercreditor Agreement, which shall be applied mutatis mutandis to the indemnified parties under this Agreement, as well as with respect to reliance by such indemnified party on each notice purportedly given by or on behalf of the Borrower pursuant to Section 11.10 (Notices and Other Communications).

(b) To the extent that any Loan Party for any reason fails to pay any amount required under Section 12.18 (Other Indemnities) of the Common Security and Account Agreement or clause (a) above to be paid by it to any of the Working Capital Facility Agent, any sub-agent thereof or any Related Party of any of the foregoing, each Working Capital Lender severally agrees to pay to the Working Capital Facility Agent, any such sub-agent, or such Related Party, as the case may be, such Working Capital Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Working Capital Facility Agent or any sub-agent thereof in its capacity as such, or against any Related Party of any of the foregoing acting for the Working Capital Facility Agent or any sub-agent thereof in connection with such capacity. The obligations of the Working Capital Lenders under this Section 11.07(b) (Indemnification by the Borrower) are subject to the provisions of Section 2.04 (Funding). The obligations of the Working Capital Lenders to make payments pursuant to this Section 11.07(b) (Indemnification by the Borrower) are several and not joint and shall survive the payment in full of the Working Capital Obligations and the termination of this Agreement. The failure of any Working Capital Lender to make payments on any date required hereunder shall not relieve any other Working Capital Lender of its corresponding obligation to do so on such date, and no Working Capital Lender shall be responsible for the failure of any other Working Capital Lender to do so.

(c) The provisions of this Section 11.07 (Indemnification by the Borrower) shall not supersede Section 5.03 (Increased Costs) and Section 5.06 (Taxes).

Section 11.08 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Finance Document, the interest paid or agreed to be paid under the Finance Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Government Rule (the “Maximum Rate”). If the Working Capital Facility Agent, any Working Capital Lender or any Issuing Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Working Capital Loans or LC Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Working Capital Facility Agent or any Working Capital Lender or any Issuing Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Government Rule, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Working Capital Obligations hereunder.

Section 11.09 No Waiver; Cumulative Remedies. No failure by any Working Capital Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Finance Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Finance Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.10 Notices and Other Communications. (a) Any communication between the Parties or notices provided herein to be given may be given as provided in Section 23.9 (Notices) of the Common Terms Agreement, which shall apply mutatis mutandis to this Section 11.10 (Notices and Other Communications) as if fully set forth herein except that references to the Intercreditor Agent shall be deemed references to the Working Capital Facility Agent as the context requires, and with respect to clauses (a)(i) and (ii) thereof, the address and notice information of the Loan Parties, each Working Capital Lender, each Issuing Bank and the Working Capital Facility Agent shall be as set forth in Schedule 11.10 (Addresses for Notices) hereto.

(b) The Working Capital Facility Agent, the Security Trustee, the Issuing Banks and the Working Capital Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Working Capital Facility Agent, the Security Trustee, the Issuing Banks and the Working Capital Lenders by the Borrower may be recorded by the Working Capital Facility Agent, the Security Trustee, the Issuing Banks and the Working Capital Lenders, as applicable, and each of the parties hereto hereby consents to such recording.

(c) Notwithstanding the above, nothing herein shall prejudice the right of the Working Capital Facility Agent, the Security Trustee, any of the Issuing Banks and any of the Working Capital Lenders to give any notice or other communication pursuant to any Finance Document in any other manner specified in such Finance Document.

(d) Notwithstanding anything to the contrary in any other Finance Document, for so long as The Bank of Nova Scotia is the Working Capital Facility Agent, the Borrower hereby agrees that it will provide to the Working Capital Facility Agent all information, documents and other materials that it is obligated to furnish to the Working Capital Facility Agent pursuant to the Finance Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to any Working Capital Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor,

(iii) provides notice of any Working Capital Facility Event of Default or Unmatured Working Capital Facility Event of Default or (iv) is required to be delivered to satisfy any condition precedent to any Working Capital Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), in an electronic/soft medium in a format acceptable to the Working Capital Facility Agent at the email addresses specified in Schedule 11.10 (Addresses for Notices) hereto. In addition, the Borrower agrees to continue to provide the Communications to the Working Capital Facility Agent in the manner specified in the Finance Documents but only to the extent requested by the Working Capital Facility Agent.

Section 11.11 USA Patriot Act Notice. Each of the Working Capital Lenders, the Issuing Banks, the Working Capital Facility Agent and the Security Trustee hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Working Capital Lender, such Issuing Bank, the Working Capital Facility Agent or the Security Trustee, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

Section 11.12 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Working Capital Facility Agent, the Security Trustee, any Issuing Bank or any Working Capital Lender, or the Working Capital Facility Agent, the Security Trustee, any Issuing Bank or any Working Capital Lender (as the case may be) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Working Capital Facility Agent, the Security Trustee, such Issuing Bank or such Working Capital Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Bankruptcy Proceeding or otherwise, then (a) to the extent of such recovery, the Working Capital Obligation or part thereof originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Working Capital Lender and each Issuing Bank severally agrees to pay to the Working Capital Facility Agent or the Security Trustee upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Working Capital Facility Agent or the Security Trustee, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Working Capital Lenders and the Issuing Banks under this Section 11.12 (Payments Set Aside) shall survive the payment in full of the Working Capital Obligations and the termination of this Agreement.

Section 11.13 Right of Set-Off. The provisions set forth in Section 23.2 (Right of Set-Off) of the Common Terms Agreement are incorporated by reference and shall apply mutatis mutandis as if fully set forth herein.

Section 11.14 Severability. If any provision of this Agreement or any other Finance Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Finance Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.15 Survival. Notwithstanding anything in this Agreement to the contrary, Section 5.01 (LIBOR Lending Unlawful), Section 5.03 (Increased Costs), Section 5.06 (Taxes), Section 10.06 (Indemnification by the Working Capital Lenders), Section 11.07 (Indemnification by the Borrower), Section 11.12 (Payments Set Aside) and Section 11.20 (No Recourse) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Finance Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by the Working Capital Secured Parties regardless of any investigation made by any Working Capital Secured Party or on their behalf and notwithstanding that the Working Capital Secured Parties may have had notice or knowledge of any Working Capital Facility Event of Default or Unmatured Working Capital Facility Event of Default at the time of the Working Capital Borrowing, and shall continue in full force and effect as of the date made or any date referred to herein as long as any Working Capital Loan, LC Loan or any other Working Capital Obligation hereunder or under any other Finance Document shall remain unpaid or unsatisfied.

Section 11.16 Treatment of Certain Information; Confidentiality. The Working Capital Facility Agent, the Security Trustee, each of the Issuing Banks and each of the Working Capital Lenders agree to maintain the confidentiality of the Confidential Information and all information disclosed to it concerning this Agreement and the other Finance Documents in accordance with Section 23.8 (Confidentiality) of the Common Terms Agreement.

Section 11.17 Waiver of Consequential Damages, Etc. (a) The provisions set forth in Section 23.19 (Limitations on Liability) of the Common Terms Agreement are incorporated by reference and shall apply mutatis mutandis as if fully set forth herein. No party hereto or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Finance Documents or the transactions contemplated hereby or thereby.

Section 11.18 Waiver of Litigation Payments. To the extent that any party hereto may, in any action, suit or proceeding brought in any of the courts referred to in Section 11.03(b) (Applicable Government Rule; Jurisdiction, Etc.) or elsewhere arising out of or in connection with this Agreement or any other Finance Document to which it is a party, be entitled to the benefit of any provision of law requiring any other party hereto in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the State of New York or, as the case may be, the jurisdiction in which such court is located.

Section 11.19 Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if (and only to the extent that) any payment or performance of the obligations of the Borrower hereunder is rescinded, avoided, voidable, liable to be set aside, reduced or otherwise not properly payable to, or must otherwise be returned or restored by the Working Capital Facility Agent or any Issuing Bank or any Working Capital Lender as a result of (i) Bankruptcy, insolvency, reorganization with respect to the Borrower or the Working Capital Facility Agent, any Issuing Bank or any Working Capital Lender, (ii) upon the dissolution of, or appointment of any intervenor, conservator, trustee or similar official for the Borrower, the Working Capital Facility Agent, any Issuing Lender or any Working Capital Lender or for any substantial part of the Borrower’s or any other such Person’s assets, (iii) as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment or otherwise, or (iv) any similar event or otherwise and, in such case, the provisions of Section 10.1 (Nature of Obligations) of the Common Security and Account Agreement, which shall apply hereto mutatis mutandis.

Section 11.20 No Recourse. The provisions set forth in Section 10.3 (Limitation on Recourse) of the Common Security and Account Agreement are incorporated by reference and shall apply mutatis mutandis as if fully set forth herein.

Section 11.21 Intercreditor Agreement. Any actions, consents, approvals, authorizations or discretion taken, given, made or exercised, or not taken, given, made or exercised by the Working Capital Facility Agent, acting as a Senior Creditor Group Representative on behalf of the Working Capital Lenders and the Issuing Lenders, in accordance with the Intercreditor Agreement shall be binding on each Working Capital Lender and each Issuing Bank. Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

Section 11.22 Termination. This Agreement shall terminate and shall have no force and effect (except with respect to the provisions that expressly survive termination of this Agreement) in accordance with the provisions of Section 23.1 (Termination) of the Common Terms Agreement and if the Discharge Date with respect to the Working Capital Obligations has occurred.

Section 11.23 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

(a) Notwithstanding anything to the contrary in any Working Capital Loan Document, each party hereto acknowledges that any liability of any Working Capital Lender or any Issuing Bank that is an EEA Financial Institution arising under any Working Capital Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Working Capital Lender or any Issuing Bank that is an EEA Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Working Capital Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 11.24 Amendment and Restatement. This Agreement amends, restates and supersedes the Initial Working Capital Facility Agreement in its entirety, but does not constitute a novation of the Initial Working Capital Facility or any document entered into in connection therewith. It is the intent of the parties that the Security Interests granted in the Collateral, and the guarantees granted by the Guarantors, in each case under and pursuant to the Common Security and Account Agreement, shall continue in full force and effect with respect to the Senior Debt Obligations arising under this Agreement.

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CHENIERE CORPUS CHRISTI HOLDINGS, LLC, as Borrower

By:	/s/ Lisa C. Cohen
Name: Lisa C. Cohen Title: Treasurer

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CORPUS CHRISTI LIQUEFACTION, LLC, as Guarantor

By:	/s/ Lisa C. Cohen
Name: Lisa C. Cohen Title: Treasurer

CHENIERE CORPUS CHRISTI PIPELINE, L.P., as Guarantor

By:	/s/ Lisa C. Cohen
Name: Lisa C. Cohen Title: Treasurer

CORPUS CHRISTI PIPELINE GP, LLC, as Guarantor

By:	/s/ Lisa C. Cohen
Name: Lisa C. Cohen Title: Treasurer

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as Working Capital Facility Agent, Issuing Bank and Working Capital Lender

By:	/s/ Joe Lattanzi
Name: Joe Lattanzi Title: Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

Solely for purposes of Section 3.07: SOCIÉTÉ GÉNÉRALE, as Security Trustee

By:	/s/ Roberto S. Simon
Name: Roberto S. Simon Title: Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as Working Capital Lender and Issuing Bank

By:	/s/ Jim King
Name: Jim King Title: Authorized Signatory

By:	/s/ Joshua Hogarth
Name: Joshua Hogarth Title: Authorized Signatory

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

DBS BANK LTD., as Working Capital Lender and Issuing Bank

By:	/s/ Viviane Hor
Name: Viviane Hor Title: Senior Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

HSBC BANK USA, NATIONAL ASSOCIATION, as Working Capital Lender and Issuing Bank

By:	/s/ Duncan Caird
Name: Duncan Caird Title: Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as Working Capital Lender and Issuing Bank

By:	/s/ Yuqiang Xiao
Name: Yuqiang Xiao Title: General Manager

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

ING CAPITAL LLC, as Working Capital Lender and Issuing Bank

By:	/s/ Hans Beekmans
Name: Hans Beekmans Title: Director

By:	/s/ Tanja van der Woude
Name: Tanja van der Woude Title: Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

MIZUHO BANK, LTD., as Working Capital Lender and Issuing Bank

By:	/s/ Junji Hasewaga
Name: Junji Hasewaga Title: Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

MUFG BANK, LTD., as Working Capital Lender and Issuing Bank

By:	/s/ Erik Codrington
Name: Erik Codrington Title: Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

NATIXIS, NEW YORK BRANCH as Working Capital Lender and Issuing Bank

By:	/s/ Carlos Quinteros
Name: Carlos Quinteros Title: Managing Director

By:	/s/ Jarrett Price
Name: Jarrett Price Title: Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

SUMITOMO MITSUI BANKING CORPORATION, as Working Capital Lender and Issuing Bank

By:	/s/ Juan Kreutz
Name: Juan Kreutz Title: Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Working Capital Lender and Issuing Bank

By:	/s/ J. Michael Quigley
Name: J. Michael Quigley Title: Assistant Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

ABN AMRO CAPITAL USA, LLC, as Working Capital Lender and Issuing Bank

By:	/s/ Casey Lowary
Name: Casey Lowary Title: Managing Director

By:	/s/ Darrell Holley
Name: Darrell Holley Title: Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CITIBANK, N.A., as Working Capital Lender and Issuing Bank

By:	/s/ Rick Campbell
Name: Rick Campbell Title: Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

CRÉDIT INDUSTRIEL ET COMMERCIAL,
as Working Capital Lender and Issuing Bank

By:	/s/ Philippe Ginestet
Name: Philippe Ginestet
Title: Crédit Industriel et Commercial

By:	/s/ Raphaël Vincens
Name: Raphaël Vincens
Title: Crédit Industriel et Commercial

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

NATIONAL AUSTRALIA BANK LIMITED,
as Working Capital Lender and Issuing Bank

By:	/s/ Richard Johnston
Name: Richard Johnston
Title: Associate Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE,
as Working Capital Lender and Issuing Bank

By:	/s/ Roberto S. Simon
Name: Roberto S. Simon
Title: Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

STANDARD CHARTERED BANK,
as Working Capital Lender and Issuing Bank

By:	/s/ Stephen Hackett
Name: Stephen Hackett
Title: Regional Head, Corporate Finance

SIGNATURE PAGE TO AMENDED AND RESTATED WORKING CAPITAL FACILITY AGREEMENT

SCHEDULE 8.04

COVENANTS APPLICABLE AFTER THE TERM LOAN DISCHARGE DATE

1. Covenants Incorporated by Reference from Common Terms Agreement. The Loan Parties shall comply with each of the following covenants of the Common Terms Agreement:

(a)	Section 6.1(b) (Permitted Senior Debt);

(b)	Section 6.2 (Working Capital Debt);

(c)	Section 8.1 (LNG SPA Maintenance); provided that, the cure period for replacement of a Qualifying LNG SPA as set forth in Section 8.1(a)(i) and (ii) shall be deemed to be an aggregate of three hundred and sixty (360) days (rather than an initial ninety (90) days followed by an extension of a further ninety (90) days);

(d)	Section 8.2 (LNG SPA Mandatory Prepayment); provided that, the period within which an Export Authorization Remediation must take effect shall be deemed to be an aggregate of three hundred and sixty (360) days (rather than an initial ninety (90) days followed by an extension of a further ninety (90) days);

(e)	Section 8.4 (Sale of Supplemental Quantities);

(f)	Section 10.1 (Accounting, Financial and Other Information);

(g)	Section 10.2 (Quarterly Historical DSCR Certificate);

(h)	Section 10.3 (Notices);

(i)	Section 10.8 (Copies of Finance Documents); provided that, the reference to “Second Phase Closing” therein shall be deemed to refer to the Working Capital Closing Date;

(j)	Section 12.4 (Books and Records; Inspection Rights);

(k)	Section 12.6 (Compliance with Law);

(l)	Section 12.7 (Environmental Compliance);

(m)	Section 12.8 (Permits);

(n)	Section 12.9 (Export Authorizations);

(o)	Section 12.10 (FERC Order);

S-8.04-1

(p)	Section 12.11 (Witnessing Performance Tests and Lenders’ Reliability Tests; Settlement of Liquidated Damages), which shall apply until the Operational Phase Commencement Date if such date is later than the Term Loan Discharge Date;

(q)	Section 12.12 (Inspection Rights), which shall apply until the Operational Phase Commencement Date if such date is later than the Term Loan Discharge Date;

(r)	Section 12.14 (Limitations on Indebtedness);

(s)	Section 12.15 (Guarantees);

(t)	Section 12.17 (Sale of Project Property);

(u)	Section 12.18 (Merger and Liquidation; Sale of All Assets);

(v)	Section 12.20(ii) (Nature of Business);

(w)	Section 12.22(a) (Hedging Arrangements);

(x)	Section 12.23 (Accounts);

(y)	Section 12.24 (Separateness);

(z)	Section 12.25 (Historical DSCR); provided that, following the Term Loan Discharge Date, “First Repayment Date” shall have the meaning provided in Exhibit A (Definitions) hereto;

(aa)	Section 12.26 (Auditors); and

(bb)	Section 13 (Consultants).

2. Amendments to LNG SPAs. Except to the extent such amendment or modification is required by applicable law or regulation of any Governmental Authority, CCL will not agree to any amendment or modification to the terms or provisions of any Qualifying LNG SPA if such amendment or modification would or could reasonably be expected to have a Material Adverse Effect.

3. Maintenance of Existence. (a) Subject to Section 12.18 (Merger and Liquidation, Sale of All Assets) of the Common Terms Agreement, each Loan Party shall do all things necessary to maintain: (i) its corporate, limited liability company or partnership, as applicable, existence in its jurisdiction of organization; provided that, the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (ii) the power and authority (corporate and otherwise) necessary under the applicable law to own its properties and to carry on the business of the Development; and (b) no Loan Party shall dissolve, liquidate, or take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the Working Capital Lenders.

S-8.04-2

4. Project Construction & Maintenance of Properties. The Loan Parties shall construct and complete, operate and maintain the Project Facilities, and cause the Project Facilities to be constructed, operated and maintained, as applicable:

(a)	consistent in all material respects with Prudent Industry Practice, the Applicable EPC Contracts, the Construction Budget and Schedule, the Operating Manual and the other Transaction Documents, and in accordance with the requirements for maintaining the effectiveness of the material warranties of the EPC Contractor and each subcontractor thereof (including equipment manufacturers);

(b)	prior to the First Phase Operational Phase Commencement Date, within the then-effective Operating Budget in a manner consistent with Section 12.3(a)(ii) (Project Construction; Maintenance of Properties) of the Common Terms Agreement; and

(c)	from the First Phase Operational Phase Commencement Date, within the then-effective Operating Budget, with such modifications that are deemed by the Loan Parties to be necessary or desirable in accordance with Prudent Industry Practice; provided that, the Loan Parties shall provide written notice to the Intercreditor Agent and the Independent Engineer within a reasonable period of time if the Loan Parties exceed (x) the amount in any line item in the then-effective Operating Budget by 20% or more or (y) the aggregate budgeted amount in the then-effective Operating Budget by 10% or more, in each case on an annual basis, but excluding, for purposes of calculating the foregoing increases:

(i)	amounts in the then-effective Operating Budget for Gas purchases and electricity service;

(ii)	expenditure as required by law or regulation, Industry Standards or for compliance with any Permit applicable to the Loan Parties or the Development (or to cure or remove the effect of any termination, suspension, or impairment of any Permit), as certified by the Borrower (with the reasonable concurrence of the Independent Engineer); and

(iii)	expenditure to the extent required to respond to an emergency or accident, the failure to respond to which could reasonably be expected to create a significant risk of personal injury or significant physical damage to the Project Facilities or material threat to the environment.

S-8.04-3

5. Material Project Agreements. (a) Each Loan Party shall, as applicable, (i) maintain in effect all Material Project Agreements to which it is a party and (ii) comply in all material respects with their payment and other material obligations under the Material Project Agreements, except in each case:

(1)	to the extent a Material Project Agreement is permitted to expire, be terminated or replaced under the Finance Documents or expires or is replaced in accordance with its terms

(2)	to the extent provided in Section 8.1 (LNG SPA Maintenance) and Section 8.2 (LNG SPA Mandatory Prepayment) in relation to LNG SPAs; or

(3)	in the case of clause (a)(i) above, to the extent such failure would not reasonably be expected to have a material adverse effect on the operation of the Development as then required under its Material Project Agreements.

(b)	No Loan Party shall agree to any material amendment of any Material Project Agreement to which it is or becomes a party that could reasonably be expected to have a Material Adverse Effect; provided that, amendments or modifications to LNG SPAs as permitted under Section 2 (Amendment of LNG SPAs) shall in any case be permitted.

6. Taxes. Each of the Loan Parties (or, for the purposes of this Section 6, if such entity is a disregarded entity for U.S. federal income tax purposes, its owner for U.S. federal income tax purposes) will pay or cause to be paid all material Taxes (if any) imposed on it or its property by any Governmental Authority, when due, giving effect to any applicable extensions, unless these are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP.

7. Limitation on Liens. The Loan Parties shall not assume, incur, permit or suffer to exist any Lien on any of its assets, whether now owned or hereafter acquired, except for Permitted Liens.

8. Limitation on Investments and Loans. The Loan Parties shall not make any Investments other than Permitted Investments.

9. Nature of Business. The Loan Parties shall not engage in any business or activities other than the Permitted Business, except to such extent as would not be material to the Loan Parties, taken as a whole.

10. Transactions with Affiliates. Loan Parties shall not, directly or indirectly, enter into any transaction or agreement with or for the benefit of any of their Affiliates involving aggregate payments or consideration in excess of $25,000,000 except for:

(a)	transactions or agreements required by applicable law or regulation;

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(b)	transactions or agreements required or contemplated by the Common Security and Account Agreement;

(c)	transactions or agreements contemplated by any Material Project Agreement and entered into in the ordinary course of business (but not the entering into of a Material Project Agreement or an agreement that, pursuant to the terms of the Common Terms Agreement, becomes a Material Project Agreement);

(d)	the CMI (UK) Base LNG SPA, the Gas and Power Supply Services Agreement and the Tax Sharing Agreements;

(e)	transactions or agreements undertaken on fair and commercially reasonable terms that are not less favorable in the aggregate to the Loan Parties than would be obtained in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the Board of Directors of the Borrower to be fair and reasonable);

(f)	transactions or agreements between or among the Loan Parties;

(g)	Subordinated Debt between or among the Loan Parties and any of their Affiliates;

(h)	any Sharing Arrangement with an Affiliate of the Borrower; provided that, the terms of such agreement provide for the recovery by the Loan Parties, as the case may be, of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and the Loan Parties have entered into the required Security Documents in respect of its rights under such agreements;

(i)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Loan Parties, as the case may be, in the ordinary course of business and payments pursuant thereto;

(j)	any issuance of Equity Interests (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower;

(k)	Permitted Investments permitted pursuant to Section 20 (Restricted Payments) or Section 8 (Limitations on Investments and Loans);

(l)	Permitted Payments;

(m)	any contracts, agreements or understandings existing as of the date of the Working Capital Facility Agreement, and any amendments to or replacements of such contracts, agreements or understandings permitted under the Finance Documents;

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(n)	any assignment, novation or transfer of the CMI (UK) Base LNG SPA to an Affiliate of the Loan Parties; and

(o)	any arrangements entered into in accordance with the provisions in Section 12 (Customary Lifting and Balancing Arrangements) and Section 13 (Sharing of Project Facilities).

Prior to entering into any agreement with an Affiliate pursuant to clause (e) above, and involving aggregate consideration in excess of $50,000,000, the Borrower shall deliver to the Intercreditor Agent a certificate from an Authorized Officer of the Borrower as to the satisfaction of the applicable condition set forth in such clause (e).

11. Insurance and Insurance Reporting.

(a)	Each of the Loan Parties will obtain and maintain insurance with financially sound insurers, in such form and amounts as necessary to insure the probable maximum loss for the Development, except where not available on commercially reasonable terms. The Borrower shall cause each insurance policy to name the Secured Parties and/or the Security Trustee on behalf of the Secured Parties as named insureds, and in the case of any property insurance, loss payees to the extent provided under, in accordance with and pursuant to terms of, the Common Security and Account Agreement.

(b)	The Borrower shall provide to the Working Capital Agent, on an annual basis and in the form of a standard certificate of insurance, evidence of the insurances that have been put in place by the Loan Parties consistent with the requirements of the Finance Documents (including the requirements set forth in clause (a) above).

(c)	With respect to all Mortgaged Property located in a Special Flood Hazard Area, the Borrower will obtain and maintain at all times flood insurance for all Collateral located on such property as may be required under the Flood Program and will provide to each Working Capital Facility Lender evidence reasonably requested by it of compliance with such requirements (which may include an updated Survey or Flood Certificate). Such evidence shall be delivered within thirty (30) days (i) after the issuance of the notice to proceed pursuant to a Train engineering, procurement and construction contract, (ii) after the issuance of notice to proceed under any CCP Construction Contract, (iii) after commencement of operations of any LNG train or the Corpus Christi Pipeline and (iv) after the renewal or replacement of any insurance policy.

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12. Customary Lifting and Balancing Arrangements. The Loan Parties may enter into one or more lifting and balancing arrangements with an External Train Entity containing provisions for borrowing, loaning or supply of Gas and/or LNG; provided that:

(a)	such lifting and balancing arrangements are entered into on fair and commercially reasonable terms that are not less favorable in the aggregate to the Loan Parties than would be obtained in a comparable agreement with independent parties acting at arm’s length;

(b)	the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer of the Borrower certifying that (1) after giving effect to such lifting and balancing arrangements (and any amendment thereto), the Borrower reasonably expects to be able to meet its performance and operational obligations under all then-effective Material Project Agreements (to which the Independent Engineer has reasonably concurred); (2) no Material Adverse Effect would reasonably be expected to occur as a result of the implementation of the proposed lifting and balancing arrangement; and (3) all conditions provided under this Section 12 have been satisfied;

(c)	the Borrower takes any action that may then be required to grant and perfect security over its rights, title and interest therein to the Senior Creditors as required by the Common Security and Account Agreement; and

(d)	any such agreements shall be automatically deemed to be Material Project Agreements when the conditions above are satisfied.

13. Sharing of Project Facilities. The Loan Parties may enter into one or more agreements for the (x) sharing, quiet enjoyment and use by any External Train Entity of any Project Facilities (including the Corpus Christi Pipeline), and of any capacity, and/or processing or storage rights of any of the foregoing and/or (y) for the sharing, quiet enjoyment, and use by the Loan Parties of facilities of an External Train Entity, and of any capacity and/or processing or storage rights of any of the foregoing (each a “Sharing Arrangement”), in each case (whether on a capacity borrowing, lending or swap basis, a committed tolling or pooling basis or otherwise), subject only to the following conditions:

(a)	the Sharing Arrangement does not involve any sale, lease or creation of a Lien over the assets of the Development, other than:

(i)	any sale, lease or Lien over Real Estate which (1) is owned by the Loan Parties but is not reasonably necessary for siting, constructing or operating the Project Facilities (as then under construction and/or operation), (2) would not otherwise materially adversely impact the construction and/or operation of the Project Facilities (as then under construction and/or operation) or their performance as contemplated under their applicable engineering, construction or procurement contract or (3) could not reasonably be expected to have a Material Adverse Effect (with reasonable concurrence of the Independent Engineer in the case of reliance on clauses (1) or (2)); and

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(ii)	any Permitted Liens or any customary easements, related subordination and non-attornment provisions or similar Liens employed for the grant of quiet enjoyment rights of use over facilities whose use is shared by one or more entities and which could not reasonably be expected to have a Material Adverse Effect; and

(b)	the Sharing Arrangement satisfies the following conditions:

(i)	Cheniere LNG O&M Services, LLC remains the operator of any Project Facilities subject to such Sharing Arrangement;

(ii)	such Sharing Arrangement provides that, as a condition precedent to the commencement of any use, sharing or pooling of capacity in a facility that is owned by an External Train Entity, that such facility has reached substantial completion in accordance with the applicable engineering, construction and procurement contract;

(iii)	the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer of the Borrower (to which the Independent Engineer has reasonably concurred) certifying that after giving effect to such proposed Sharing Arrangement, CCL and CCP will hold capacity and use rights across the Project Facilities (as supplemented by any facilities developed and used by the External Train Entity) sufficient for the Borrower to meet its obligations under all then-effective Material Project Agreements;

(iv)	the Borrower shall take all actions required to grant a perfected security interest over the Borrower’s rights, title and interest in the agreements evidencing such Sharing Arrangements to the Senior Creditors as required by the Common Security and Account Agreement (or any other Security Document executed pursuant thereto);

(v)	no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or would occur as a result of the implementation of the Sharing Arrangement, and the Borrower so certifies;

(vi)

the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer of the Borrower certifying that (1) all requirements described in this Section 13 (Sharing of Project Facilities) have been complied with, (2) no Material Adverse Effect could reasonably be expected to arise as a result of implementing the proposed Sharing Arrangements and (3) all

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material Permits from a Governmental Authority required in respect of the implementation of such proposed Sharing Arrangement have been obtained or the Borrower shall have delivered to the Intercreditor Agent a certificate from an Authorized Officer of the Borrower certifying that it reasonably expects such material consents can be obtained by the Loan Parties when necessary without material expense or delay to implementation of the Sharing Arrangement; and

(vii)	the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of the Borrower outstanding after giving effect to such Sharing Arrangements is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Projected Fixed DSCR that is not less than the Projected Fixed DSCR derived from amortizing the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) of the Borrower outstanding prior to giving effect to such Sharing Arrangements to a zero balance by the termination date of the last to terminate of such Qualifying LNG SPAs, in each case through the terms of such Qualifying LNG SPAs, with such calculations using such Qualifying LNG SPAs and using an interest rate equal to (1) in the case of an amortization calculation after giving effect to such Sharing Arrangements, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding after giving effect thereto and (2) in the case of an amortization calculation prior to giving effect to such Sharing Arrangements, the weighted average interest rate of all such Senior Debt (excluding Working Capital Debt) outstanding prior to giving effect thereto.

Any such agreements shall be automatically deemed to be Material Project Agreements when the conditions above are satisfied.

14. Gas Transportation Arrangements; Gas Purchase Arrangements. CCL shall comply in all material respects with the gas sourcing plan attached as Exhibit E hereto.

15. Operating Budget. Within a reasonable period of time prior to the beginning of each calendar year following the First Phase Operational Phase Commencement Date, the Loan Parties shall prepare a proposed operating plan and budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the Loan Parties and the Development for the ensuing calendar year and provide the Independent Engineer and the Intercreditor Agent with a copy of such operating plan and budget (which shall thereafter be the “Operating Budget” for the Development). Each such Operating Budget shall be prepared in a manner that is consistent with Prudent Industry Practice.

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16. Operating Statements and Reports. Within sixty (60) days following the end of each fiscal year, commencing with the close of the first full fiscal year after the First Phase Operational Phase Commencement Date, the Borrower shall deliver to the Intercreditor Agent and the Independent Engineer a copy of the annual operating statement and report for such fiscal year, which shall:

(a)	correspond to the expenditure categories and quarterly periods of the then-effective Operating Budget and show all Cash Flows and all expenditures for Operation and Maintenance Expenses for the Borrower’s fiscal year (or, in the case of the first report, portion thereof) then ended;

(b)	include a copy of any filing made by a Loan Party:

(i)	with FERC with respect to the Development; or

(ii)	with the DOE with respect to the export of LNG from the Project Facilities (except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(c)	include a copy of any filing made by any Person other than a Loan Party:

(i)	with FERC with respect to the Development in any proceeding in which a Loan Party is the captioned party or respondent; or

(ii)	with the DOE with respect to the export of LNG from the Project Facilities in any proceeding in which a Loan Party is the captioned party or respondent (except in each case such filings as are routine or ministerial in nature), which copy may be provided by means of a link to the website where such filing is posted;

(d)	be accompanied by a description of any material:

(i)	variance from the amount budgeted for a particular item in the relevant Operating Budget; and

(ii)	variance in the actual costs for the then-current period from the costs incurred during the prior period; and

(e)	be certified as materially complete and correct by an Authorized Officer of the Borrower.

17. Permitted Development Expenditures. The Loan Parties may make Development Expenditures that qualify as Permitted Development Expenditures. In addition, for the avoidance of doubt, a Development Expenditure may also be made in connection with an Expansion or as a result of permitted modifications of an engineering, procurement and construction contract.

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18. Expansions.

(a)	The Loan Parties, subject to satisfaction of the conditions set forth in clause (b) below, will have the right to modify existing facilities, and to construct the following additional facilities, including acquiring land for the location of such additional facilities:

(i)	one or more Trains and related storage, transportation, loading, unloading and other facilities and equipment;

(ii)	other facilities for producing, storing, loading or unloading LNG or other products required for or associated with the production of LNG, including modifications of the then-existing facilities to provide regasification or bi-directional production service;

(iii)	expansion of existing pipelines or construction of new pipelines, and related infrastructure;

(iv)	other modifications of then-existing Project Facilities; and

(v)	the construction of Project Facilities or other infrastructure pursuant to a Sharing Arrangement permitted under Section 13 (Sharing of Project Facilities) of this Schedule I;

(such expansions and/or modifications (and which in each case are not Permitted Development Expenditures) are referred to as “Expansions” and each an “Expansion”); provided that, notwithstanding the conditions set forth in Section 18(b) below, the Loan Parties may at any time (1) conduct front-end engineering, development and design work using Equity Funding; (2) prepare and submit applications for Permits related to any such Expansion; (3) undertake early works and/or pre-construction activities; and (4) enter into a construction contract or construction contracts with respect to the development of Trains, and related loading, transportation and storage facilities, that contain obligations and liabilities not exceeding $50,000,000.

(b)	Conditions to Expansion. The Loan Parties may exercise their foregoing rights in relation to an Expansion if the following conditions are satisfied and the Borrower shall have delivered to the Working Capital Agent a certificate of the Borrower certifying that such conditions have been satisfied:

(i)

the Borrower has provided to the Working Capital Agent a funding plan covering the full amount of costs in respect thereof in order to achieve substantial completion of each Train, as applicable, forming part of such Expansion, a budget and construction

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schedule of the Expansion, with an appropriate contingency and identifying the source of funds to cover such costs (being permitted Expansion Senior Debt, additional funding (including contributions in the form of Subordinated Debt or Equity Funding) from the Sponsor under an equity commitment agreement (“Expansion Equity Funding Commitment”) and/or Development-generated funds that are projected by the Borrower to be freely available for Restricted Payments as set forth in sub-clause (vi)(3) below);

(ii)	the Borrower shall have delivered to the Working Capital Agent a certificate from an Authorized Officer of the Borrower certifying that no Material Adverse Effect will occur, or would reasonably be expected to occur, as a result of the implementation of such proposed Expansion (including, without limitation, the construction, ownership or operation thereof), as the case may be;

(iii)	the Independent Engineer shall have certified to the Working Capital Agent that it has reviewed and concurs with the Borrower’s cost estimate under clause (i) above and the Borrower’s certification in clause (ii) above;

(iv)	the Borrower shall have delivered to the Working Capital Agent a certificate from an Authorized Officer of the Borrower certifying that:

(1)	all material Permits from a Governmental Authority required in respect of the implementation of such proposed Expansion (excluding any FERC order or Export Authorizations which are addressed in sub-clauses (2) and (3) below) have been obtained or the Borrower shall have delivered to the Working Capital Agent a certificate from an Authorized Officer of the Borrower certifying that it reasonably expects such material consents can be obtained by the Loan Parties when necessary without material expense or delay to construction of the Expansion;

(2)	a FERC order with respect to the Expansion: (A) has been obtained, (B) is in full force and effect and (C) is free from conditions and requirements (y) the compliance with which could reasonably be expected to have a Material Adverse Effect or (z) that the applicable Loan Party does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;

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(3)	each Export Authorization in respect of the quantum of sales contemplated in connection with the Expansion: (A) has been obtained, (B) is in full force and effect and (C) is free from conditions and requirements (y) the compliance with which could reasonably be expected to have a Material Adverse Effect, or (z) that the applicable Loan Party does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development except to the extent that failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;

(4)	the Borrower has used reasonable commercial efforts to obtain insurance with respect to the proposed Expansion consistent with the requirements of Section 11 (Insurance and Insurance Reporting) of this Schedule I taking into account the type and value of the Expansion; and

(5)	the engineering, procurement and construction contract associated with the proposed Expansion is in effect and no material payment default exists thereunder;

(v)	no Event of Default or Unmatured Event of Default has occurred and is Continuing;

(vi)	if the funding plan delivered under clause (i) above for any Expansion contemplates that:

(1)	Expansion Senior Debt is a source of funding, then (A) such Senior Debt meets the conditions in clause (c) below and (B) the cost of such Expansion that is not covered by Expansion Senior Debt is covered by Expansion Equity Funding Commitments as described in sub-clause (2) below and/or Development-generated funds meeting the requirements under sub-clause (3) below;

(2)	Expansion Equity Funding Commitments are a source of funding, then the commitment of the Sponsor to provide such Expansion Equity Funding Commitments is set forth in an irrevocable equity commitment agreement in substantially the form of the CEI Equity Contribution Agreement and the Borrower’s rights under such funding commitments have been assigned to the Security Trustee for the benefit of the Senior Creditors, and the Loan Parties have obtained a direct agreement with the Security Trustee in respect of each such funding commitment from the entity providing such funding commitment; and

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(3)	Development-generated funds are a source of funding, then such funds are projected by the Borrower to be freely available for Restricted Payments (taking into account the condition to the making of Restricted Payments in Schedule II(b), but no others), such projection to be detailed, based on reasonable assumptions and certified by an Authorized Officer of the Borrower, and the Independent Engineer shall have certified to the Working Capital Facility Agent that it has reviewed and concurs with the Borrower’s assumptions related to Operating and Maintenance Expenses included in any such projection of Development-generated funds. These certifications will not require any further determination by the Working Capital Facility Agent.

(c)	Conditions to Expansion Senior Debt. The Borrower may incur Senior Debt to finance a Permitted Development Expenditure or Expansion (“Expansion Senior Debt”), as the case may be, so long as each of the following conditions is satisfied and the Borrower shall have delivered to the Working Capital Agent a certificate from an Authorized Officer certifying that such conditions have been satisfied:

(i)	if the Expansion Senior Debt is incurred to fund Permitted Development Expenditures, (i) the design, development, construction and operation of such Permitted Development Expenditure is permitted by Section 17 (Permitted Development Expenditures) of this Schedule I and (ii) the aggregate amount of Expansion Senior Debt used or to be used for Permitted Development Expenditures falling into categories (b) and (c) of the definition thereof is less than $300,000,000;

(ii)	if the Expansion Senior Debt is incurred to fund an Expansion, the design, development, construction and operation of such Expansion is permitted by clauses (a) and (b) of this Section 18 (Expansions);

(iii)	no Event of Default or Unmatured Event of Default has occurred and is Continuing;

(iv)	in the event any Train, LNG SPA or engineering, construction and procurement contract related to the Train or Trains being financed with the proceeds of such Expansion Senior Debt (such Train, LNG SPA and engineering, construction and procurement contract, the “Applicable Expansion Debt Assets”) are not part of the Collateral, prior to the incurrence of such Expansion Senior Debt, the applicable Loan Party will deliver such additional agreements and supplements to the Security Documents as are necessary or advisable in order to subject such Applicable Expansion Debt Assets to the Security Interests at the time such Expansion Senior Debt is incurred;

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(v)	any Required LNG SPAs are then in effect and there is no material payment default or breach thereunder (or, for any new Required LNG SPA related to LNG to be produced from the Expansion, remain subject only to customary conditions that could be satisfied upon taking an investment decision with respect to the Expansion);

(vi)	if the Expansion Senior Debt is incurred to fund an Expansion, the amount of all Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of Expansion Senior Debt is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and incremental Qualifying LNG SPAs entered into in respect of sales of LNG associated with the Expansion, and produces a Projected Fixed DSCR of at least 1.40:1.00 for the period commencing on the first June 30 or December 31 to occur after the last “guaranteed substantial completion date” (as defined in the applicable engineering, procurement and construction contract) with respect to any Trains then in construction or with respect to which the Expansion Senior Debt is being incurred, through the terms of such Qualifying LNG SPAs (with such ratio calculated using such Qualifying LNG SPAs and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of the Expansion Senior Debt);

(vii)	the final maturity date of the Expansion Senior Debt is no earlier than the latest “guaranteed substantial completion date” set forth in the applicable engineering, procurement and construction contract for that part of the Development associated with the applicable Train or Trains forming part of such Expansion; and

(viii)	the Expansion Senior Debt does not benefit from any security or guarantee from the Loan Parties or the Sponsor or its Affiliates that is in addition to any security or guarantee from such Persons provided in respect of the Initial Senior Debt unless such security or guarantee is provided for the equal and ratable benefit of each Senior Creditor.

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19. Replacement Debt. At any time and from time to time, the Company may incur replacement senior debt (“Replacement Senior Debt”), so long as:

(a)	in the case of any Replacement Senior Debt to be incurred following the first Date of First Commercial Delivery that occurs under any Initial LNG SPA which has designated Train Two as a designated Train, the Senior Debt (excluding Working Capital Debt and excluding all Indebtedness under Permitted Senior Debt Hedging Instruments) outstanding after giving effect to the incurrence of the Replacement Senior Debt is capable of being amortized to a zero balance by the termination date of the last to terminate of the Qualifying LNG SPAs then in effect and produces a Projected Fixed DSCR of at least 1.40:1.00 for the period commencing on the first June 30 or December 31 to occur after the last “guaranteed substantial completion date” (as defined in the applicable engineering, procurement and construction contract) with respect to any Trains then in construction (or if the Date of First Commercial Delivery has occurred with respect to all Trains, the first June 30 or December 31 to occur after the date of incurrence of such Replacement Senior Debt) through the terms of such Qualifying LNG SPAs (with such ratio being calculated using such Qualifying LNG SPAs and using an interest rate equal to the weighted average interest rate of Senior Debt (excluding Working Capital Debt) outstanding after giving effect to the incurrence of the Replacement Senior Debt and the prepayment or repayment of the existing Senior Debt or cancellation of the applicable Senior Debt Commitments); and

(b)	the Replacement Senior Debt is incurred for the permitted refinancing or prepayment in whole or in part of existing Senior Debt including by way of renewal, replacement, redemption or discharge thereof (and provisions, costs, prepayment premiums, fees or expenses associated with the Replacement Senior Debt or the prepaid Senior Debt, as applicable (including without duplication (i) any Hedging Termination Amount with respect to any Permitted Hedging Instrument subject to the refinancing with the proposed Replacement Senior Debt; (ii) any amounts required to be deposited in a debt service reserve or similar reserve (or any interest during construction) account in connection with the issuance of such Replacement Senior Debt; and (iii) any incremental carrying costs of such Replacement Senior Debt (including any increased interest during construction) associated with any such cancellation, prepayment or redemption, or incurred in connection with the proposed Replacement Senior Debt)), or the permitted replacement of existing unutilized commitments of a Senior Creditor Group (or, within a Senior Creditor Group, of any Facility Lender).

Any provider of Replacement Senior Debt (or a Senior Creditor Group Representative on its behalf) will accede as a Senior Creditor to the Common Security and Account Agreement and will share pari passu in the Collateral.

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20. Restricted Payments. Restricted Payments by the Loan Parties may be made up to once monthly; provided that, each of the following conditions has been satisfied:

(a)	no Loan Facility Event of Default or Unmatured Loan Facility Event of Default has occurred and is Continuing or would occur as a result of such Restricted Payment;

(b)	the Historical DSCR and the Projected Fixed DSCR, each for the Calculation Period, are both at least 1.25:1.00;

(c)	the Senior Debt Service Reserve Account is funded (with cash or Acceptable Debt Service Reserve LCs) with the then-applicable Reserve Amount and the applicable debt service reserve requirements under any Senior Debt Instrument governing Expansion Senior Debt or Replacement Senior Debt, as applicable;

(d)	Substantial Completion of Train 2 under EPC Contract (T1/T2) has occurred, as certified to the Intercreditor Agent by the Independent Engineer;

(e)	no LNG SPA Mandatory Prepayment has occurred and is continuing in respect of which an LNG SPA mandatory prepayment required by the occurrence of such event in accordance with Section 3.4(a)(iv) (Mandatory Prepayments) of the Common Terms Agreement has not been made; and

(f)	the Working Capital Facility Agent has received a certificate from an Authorized Officer of the Borrower confirming that each of the conditions set forth in clauses (a) through (e) above has been satisfied and setting forth the calculation of Historical DSCR and Projected Fixed DSCR in clause (b) above.

21. Project Completion Date. If the Borrower delivers the notice of Project Completion pursuant to Section 14.1(a) (Conditions to Occurrence of the Project Completion Date – Notice of Project Completion) after the Term Loan Discharge Date and at a time when the Working Capital Lenders, voting as a class, constitute the Requisite Intercreditor Parties, the Project Completion Date shall occur upon the satisfaction of the conditions set forth in Section 14.1 (Conditions to Occurrence of the Project Completion Date), other than each of the following conditions, which are hereby waived:

(a)	Section 14.1(b) (Borrower Certificate);

(b)	Sections 14.1 (c) (Physical Completion Certificate), (g) (Insurance), (h) (Permits) and (i) (Project Placed in Service); provided that, on or prior to such date, the Operational Phase Commencement Date shall have occurred;

(c)	Section 14.1(f) (Survey and Title Policy Endorsement);

(d)	Section 14.1(j) (Construction Contract Liquidated Damages); provided that, in the event that (i) either Train One or Train Two fails to achieve (1)

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the Performance Guarantee by the applicable Guaranteed Substantial Completion Date or (2) the Minimum Acceptance Criteria and Substantial Completion upon the termination of the Minimum Acceptance Criteria Correction Period and (ii) in case of clauses (i)(1) or (i)(2), the Borrower elects either option available to it under the proviso to Section 11.4A (Minimum Acceptance Criteria and Performance Liquidated Damages) or Section 11.4B (Minimum Acceptance Criteria Not Achieved), respectively, of the EPC Contract (T1/T2), then the Borrower shall provide notice of such election to the Working Capital Lenders and shall certify to the Working Capital Facility Agent (and the Independent Engineer shall reasonably concur with such certification in writing) that the performance level arising from the elected option could not reasonably be expected to materially and adversely impact the Loan Parties’ ability to perform under the Required LNG SPAs; and

(e)	Section 14.1(l) (Lien Waivers).

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SCHEDULE 9.02

EVENTS OF DEFAULT AFTER THE TERM LOAN DISCHARGE DATE

1. Loan Facility Events of Default Incorporated by Reference from Common Terms Agreement. Each of the following:

(a)	Section 15.1(a) (Payment Default)

(b)	Section 15.1(b)(ii) (Breach of Project Representations and Warranties (HoldCo Pledge))

(c)	Section 15.1(e) (Abandonment)

(d)	Section 15.1(f) (Destruction)

(e)	Section 15.1(g) (Event of Taking)

(f)	Section 15.1(h) (Security Interests Invalid)

(g)	Section 15.1(j) (Unenforceability or Termination of Finance Documents)

(h)	Section 15.1(k) (Unenforceability of Material Project Agreements)

(i)	Section 15.1(m) (Cross Acceleration (other Indebtedness))

(j)	Section 15.1(n) (Cross Acceleration (Senior Notes))

(k)	Section 15.1(o) (Project Environmental Default)

(l)	Section 15.1(p) (Permits Generally)

(m)	Section 15.1(q) (ERISA)

(n)	Section 15.1(s) (CEI Equity Contribution Agreement)

(o)	Section 15.1(t) (EPC Contracts)

2. Breach of Representations and Warranties. Any representation or warranty made by any Loan Party as of the Working Capital Closing Date (other than in relation to the representations and warranties related to environmental and social matters, environmental claims or Permit notices), which are the subject of Section 15 (Project Environmental Default) below), or any representation, warranty or statement in any certificate, financial statement or other document furnished by any Loan Party pursuant to the Working Capital Facility Agreement, is false when made and if such falsity is capable of being corrected or cured, is not corrected or cured within sixty (60) days after the earlier of (A) the applicable Loan Party, becoming aware of such falsity and (B) notice from the Intercreditor Agent to the Borrower, and such falsity or the adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.

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3. Breach of Certain Covenants.

(a)	Breach of Section 3(b) (Maintenance of Existence) and Section 12.25 (Historical DSCR) of the Common Terms Agreement, in each case that is not corrected or cured within ten (10) Business Days;

(b)

(i)	breach by a Loan Party of:

(1)	any covenant described in Section 5 (Material Project Agreements) (excluding with respect to termination of LNG SPAs), Section 6 (Taxes), and Section 8 (Limitation on Investments and Loans) of Schedule 8.04 hereto; or

(2)	Section 12.6 (Compliance with Law), Section 12.17 (Sale of Project Property) and Section 12.18 (Merger and Liquidation, Sale of All Assets) of the Common Terms Agreement;

in each case that is not corrected or cured within thirty (30) days following the earlier of (A) the applicable Loan Party becoming aware of such failure; and (B) notice from the Intercreditor Agent to the Borrower;

(ii)	material breach by a Loan Party of:

(1)	the use of proceeds covenant in the Working Capital Facility Agreement, Section 3(a) (Maintenance of Existence) and Section 7 (Limitation on Liens); or

(2)	Section 12.14 (Limitations on Indebtedness), Section 12.15 (Guarantees) of the Common Terms Agreement;

in each case that is not corrected or cured within thirty (30) days following the earlier of (A) the applicable Loan Party becoming aware of such failure; and (B) notice from the Intercreditor Agent to the Borrower;

(c)	any Permit required under Section 12.8 (Permits) and Section 12.10 (FERC Order) of the Common Terms Agreement related to the Borrower or the Development is Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless:

(i)	the Borrower provides a reasonable remedial plan (which sets forth in reasonable detail the proposed steps to be taken to cure such Impairment) no later than thirty (30) Business Days following the date that the Borrower has Knowledge of the occurrence of such Impairment;

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(ii)	the Borrower diligently pursues the implementation of such remedial plan; and

(iii)	such Impairment is cured no later than ninety (90) days following the occurrence thereof (or such longer period, if any presented by any administrative, legal, regulatory or statutory time period applicable thereto but only as may be reasonably necessary to cure such Impairment or required by a Governmental Authority; provided that, the Borrower shall have no more than one hundred and eighty (180) days in the aggregate to cure such Impairment);

(d)

(i)	breach by a Loan Party of any covenant described in Section 12.4 (Books and Records; Inspection Rights) of the Common Terms Agreement;

(ii)	material breach by a Loan Party of:

(1)	Section 12.9 (Export Authorizations) of the Common Terms Agreement;

(2)	Section 12.23 (Accounts) of the Common Terms Agreement;

(3)	Section 12.24 (Separateness) of the Common Terms Agreement;

(4)	Section 12.26 (Auditors) of the Common Terms Agreement; or

(5)	Section 12.27 (Gas Transportation Arrangements / Gas Purchase Arrangements);

in each case that is not corrected or cured within sixty (60) days after the earlier of (1) the applicable Loan Party becoming aware of such breach; and (2) notice from the Intercreditor Agent to the Borrower, such cure period to be extended to a total of ninety (90) days so long as the breach is subject to cure, such Loan party is diligently pursuing a cure, and such additional cure period could not reasonably be expected to result in a Material Adverse Effect;

(e)	breach by a Loan Party of the covenant described in Section 12.7 (Environmental Compliance) of the Common Terms Agreement and the applicable Loan Party fails to act diligently to remedy the breach and such failure to act has not been cured within sixty (60) days (or such longer period as may be reasonably necessary to cure such breach) following the earlier of (A) the applicable Loan Party becoming aware of such breach; and (B) notice from the Intercreditor Agent to the Borrower; or

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(f)	breach by a Loan Party of any other covenant in Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date) or any other covenant in the Working Capital Facility Agreement; in each case, that is not corrected or cured within ninety (90) days after the earlier of such breach and notice from the Intercreditor Agent.

4. Bankruptcy.

(a)	A Bankruptcy with respect to any Loan Party or Holdco has occurred; or

(b)	a Bankruptcy shall occur prior to the Project Completion Date, with respect to the EPC Contractor and EPC Guarantor under the EPC Contract (T1/T2) and the EPC Contract (T3) (or any other applicable EPC contractor or its guarantor under a lump-sum turnkey engineering, procurement and construction contract in respect of Train Three), unless:

(i)	the Borrower notifies the Security Trustee that it intends to enter into a replacement engineering, construction and procurement contract providing for a new contractor or guarantor, as applicable;

(ii)	the Borrower diligently pursues such contract;

(iii)	such contract is entered within three hundred and sixty (360) days of the Bankruptcy of the EPC Contractor and EPC Guarantor under the EPC Contract (T1/T2) and the EPC Contract (T3) (or any other applicable EPC contractor or its guarantor under a lump-sum turnkey engineering, procurement and construction contract in respect of Train Three), as applicable; and

(iv)

(1)	such contract is on terms and conditions, taken as a whole, not materially likely to cause the Borrower to fail to meet the Project Completion Date by the Date Certain (as such term is defined in the Common Terms Agreement);

(2)	the new contractor or guarantor is an internationally recognized contractor; and

(3)	the Borrower has delivered to the Security Trustee a certificate of the Independent Engineer certifying that such counterparty is capable of completing the applicable portion of the Project Facilities;

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provided that, this sub-clause (iv) will not apply if the replacement engineering, construction and procurement contract is reasonably acceptable to the majority of the Senior Creditors.

5. Unsatisfied Judgments.

(a)	Prior to the Project Completion Date, one or more judgments for the payment of money in excess of $250,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid) or a final judgment for the payment of money in excess of $150,000,000; or

(b)	following the Project Completion Date, one or more final judgments for the payment of money in excess of $150,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid);

in each case, against any Loan Party or Holdco or against any other Person where any Loan Party or Holdco is liable to satisfy such judgment, which judgment is by one or more Governmental Authorities, courts, arbitral tribunals or other bodies having jurisdiction over any such entity, and such judgment or judgments remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of ninety (90) days after the date of entry of such judgment; provided that, such ninety (90)-day period will be stayed if an appeal in respect of such judgment or judgments has been filed and not dismissed.

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EXHIBIT A

DEFINITIONS

“Aggregate Working Capital Debt Commitments” means the aggregate amount of the Working Capital Debt Commitments then in effect of all Working Capital Lenders.

“Agreement” has the meaning provided in the preamble.

“Applicable Expansion Debt Assets” has the meaning provided in Section 18(c)(iv)(Expansions) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date).

“Applicable Margin” means, with respect to any LIBOR Loan and Base Rate Loan, as the case may be, the rate per annum set forth below based upon the Borrower’s debt rating then in effect:

Pricing Level	Debt Rating	LIBOR Margin	Base Rate Margin
Category 1	Investment Grade Rating from two rating agencies	1.25%	0.25%
Category 2	Investment Grade Rating from one rating agency	1.50%	0.50%
Category 3	Below Investment Grade Rating or no rating	1.75%	0.75%

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Working Capital Facility Agent from time to time for purposes of providing quotations of prime lending interest rates) and (c) the LIBOR for an interest period of one month plus 0.50%; provided that, for purposes of this Agreement, if the Base Rate for any interest period is less than zero percent (0%), it shall be deemed zero percent (0%) for such interest period.

“Base Rate Loan” means any Working Capital Loan or LC Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article II (COMMITMENTS AND BORROWING) and Article IV (REPAYMENTS, PREPAYMENTS, INTEREST AND FEES).

“Borrowing Date” means any Business Day specified by the Borrower in a Working Capital Disbursement Request as a date on which the Borrower requests the Working Capital Lenders to make Working Capital Loans under this Agreement.

“Breakage Costs” means the amount (if any) by which:

(a)	the interest that would have accrued on the principal amount of a LIBOR Loan had a Breakage Event not occurred calculated at LIBOR that would have been applicable to such LIBOR Loan for the period from the date of such Breakage Event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a LIBOR Loan, for the period that would have been the Interest Period for such LIBOR Loan);

exceeds:

(b)	the interest that would accrue on such principal amount for such period at the interest rate which the relevant Working Capital Lender would bid were it to bid, at the commencement of such period, for deposits in US Dollars of a comparable amount and period from other banks in the LIBOR market.

“Breakage Event” has the meaning provided in Section 5.05 (Funding Losses).

“Calculation Date” means the last day of the month immediately preceding the date on which a Restricted Payment is made.

“Calculation Period” means on any Calculation Date, for purposes of calculating Historical DSCR or Projected Fixed DSCR in connection with a Restricted Payment:

(a)	in the case of Historical DSCR, the period commencing 12 months prior to, and ending on, the applicable Calculation Date; provided that, prior to the first anniversary of Substantial Completion of Train Two under the EPC Contract (T1/T2), the Calculation Period shall mean the period beginning on the first day of the first full month following Substantial Completion of Train Two under EPC Contract (T1/T2), and ending on the Calculation Date; and

(b)	in the case of Projected Fixed DSCR, the period commencing on the first day after the applicable Calculation Date through the following 12-month period (with such ratio being calculated on a pro forma basis giving effect to such Restricted Payment).

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited or membership interests (however designated)); and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

provided that any instrument evidencing Indebtedness convertible or exchangeable into Capital Stock, whether or not such instrument includes any right of participation with Capital Stock, shall not be deemed to be Capital Stock unless and until such instrument is so converted or exchanged.

“Cash Flow Available for Debt Service” on and prior to the Term Loan Discharge Date, has the meaning provided in Schedule A of the Common Terms Agreement, and following the Term Loan Discharge Date, means for any period, the amount that is equal to (a) Cash Flow minus (b) Operation and Maintenance Expenses, in each case for such period; provided that, Operation and Maintenance Expenses included in the calculation of Historical DSCR and Projected Fixed DSCR will exclude (i) that portion of Operation and Maintenance Expenses arising prior to the Project Completion Date that are Project Costs and, in the case of an Expansion, arising prior to the completion date of such Expansion and that are pre-completion project costs of such Expansion, (ii) that portion of Operation and Maintenance Expenses that are Required Capital Expenditures and (iii) Operation and Maintenance Expenses arising from and after the Project Completion Date or the completion date of an Expansion, as applicable, relating to expenditure on items that were, as of the Project Completion Date or the completion date of such Expansion, as applicable, outstanding or punch list items under the EPC Contract (T1/T2) or Expansion engineering, procurement and/or construction contract that are paid out of Senior Debt or Equity Funding.

“Commitment Exposure” means as of any time of determination and with respect to each Working Capital Lender, the sum of (i) the principal amount of its Working Capital Loans outstanding, plus (ii) the principal amount of its LC Loans outstanding, plus (iii) in the case of each of the Issuing Banks, the aggregate undrawn amount of the outstanding Letters of Credit issued by it (excluding the aggregate amount thereof in respect of which other Working Capital Lenders are required to participate) plus (iv) the aggregate amount of such Working Capital Lender’s participations in Letters of Credit issued by other Issuing Banks.

“Commitment Increase” has the meaning provided in Section 2.08(a) (Incremental Commitments – Commitment Increase).

“Commitment Increase Notice” has the meaning provided in Section 2.08(a) (Incremental Commitments – Commitment Increase).

“Commitment Percentage” means, as to any Working Capital Lender at any time, the percentage that such Working Capital Lender’s Working Capital Debt Commitment less its Commitment Exposure then constitutes of the Aggregate Working Capital Debt Commitment less the total Commitment Exposure of all Working Capital Lenders.

“Communications” has the meaning provided in Section 11.10(d) (Notices and other Communications).

“Defaulting Lender” means a Working Capital Lender which (a) has defaulted in its obligations to fund all or any portion of any Working Capital Loan or otherwise failed to comply with its obligations under Section 2.01 (Working Capital Loans), Section 2.04 (Funding) or Section 3.03 (Reimbursement to Issuing Banks), unless (x) such default or failure is no longer continuing or has been cured within three (3) Business Days after such default or failure or (y) such Working Capital Lender notifies the Working Capital Facility Agent and the Borrower in writing that such failure is the result of such Working Capital Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower and/or the Working Capital Facility Agent that it does not intend to comply with its obligations under Section 2.01 (Working Capital Loans), Section 2.04 (Funding) or Section 3.03 (Reimbursement to Issuing Banks) or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Working Capital Facility Agent or the Borrower, to confirm in writing to the Working Capital Facility Agent and the Borrower that it will comply with its prospective funding obligations under Section 2.01 (Working Capital Loans), Section 2.04 (Funding) or Section 3.03 (Reimbursement to Issuing Banks) (provided that such Working Capital Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Working Capital Facility Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (x) become the subject of a Bankruptcy Proceeding, or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, for the avoidance of doubt, a Working Capital Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Working Capital Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if Government Rule requires that such appointment not be publicly disclosed; in each case, where such action does not result in or provide such Working Capital Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Working Capital Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Working Capital Lender. Any determination by the Working Capital Facility Agent that a Working Capital Lender is a Defaulting Lender under any one or more of the clauses above shall be conclusive and binding absent manifest error, and such Working Capital Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Working Capital Lender.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the Working Capital Final Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the requirements of Section 20 (Restricted Payments) of Schedule 8.04 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Loan Parties may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) an existing Working Capital Lender or (b) any Affiliate of a Working Capital Lender; provided that, for any assignment, novation or transfer during the Working Capital Availability Period, if such assignee fails to meet the ratings criteria specified in Section 11.04(b) (Assignments) and the ratings criteria specified in the definition of Issuing Bank, the assignor shall agree in writing with the Borrower to remain obligated to promptly fund (or shall provide a guarantee from a parent company that satisfies the aforementioned ratings requirements guaranteeing to promptly fund) any duly requested disbursement of the Working Capital Debt Commitment assigned, novated or transferred to such assignee or transferee (or any part thereof) should such assignee or transferee default in its obligation to fund any portion of the Working Capital Debt Commitment assigned or transferred to it.

“Equity Interests” means, with respect to any Person, any of the shares of Capital Stock of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options or rights are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Expansion” on or prior to the Term Loan Discharge Date, has the meaning provided in Schedule A of the Common Terms Agreement and after the Term Loan Discharge Date, has the meaning provided in Section 18(a) (Expansions) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date).

“Expansion Equity Funding Commitment” has the meaning provided in Section 18(b)(i) (Expansions) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date).

“Expansion Senior Debt” on or prior to the Term Loan Discharge Date, has the meaning provided in Schedule A of the Common Terms Agreement and after the Term Loan Discharge Date, has the meaning provided in Section 18(c) (Expansions) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date).

“External Train Entity” means the entity undertaking development of one or more Trains, and related storage, loading and other ancillary infrastructure, if any, constructed at or adjacent to the site of, the Development and is not owned by the Borrower or a Guarantor.

“Fee Letters” means each fee letter, dated as of the date hereof, between or among the Borrower and each Working Capital Lender and the Working Capital Facility Agent.

“Fees” means, collectively, each of the fees payable by the Borrower for the account of any Working Capital Lender, any Issuing Bank or the Working Capital Facility Agent pursuant to Section 4.15 (Fees).

“First Phase Operational Commencement Date” has the meaning provided in Section 8.03 (Operational Phase Commencement Date).

“First Repayment Date” on or prior to the Term Loan Discharge Date, has the meaning provided in Schedule A (Common Definitions and Interpretation) of the Common Terms Agreement and after the Term Loan Discharge Date means the earlier of (i) the first Quarterly Payment Date occurring more than three (3) calendar months following the Project Completion Date (as applicable under this Agreement after the Term Loan Discharge Date) and (ii) the Date Certain.

“Fronted Letter of Credit” means a Letter of Credit other than a Non-Fronted Letter of Credit.

“Fronting Limit” means, at any time, with respect to any Issuing Bank, the amount set forth opposite the name of such Issuing Bank in the column entitled “Fronting Limit” on Schedule 3.02 (Issuing Bank Limits), or, in the case of any Working Capital Lender that becomes an Issuing Bank hereunder pursuant to Section 3.06 (Resignation as an Issuing Bank) or otherwise, such amount as set forth in the agreement evidencing the appointment of such Working Capital Lender as an Issuing Bank.

“General Corporate Purposes Sublimit” has the meaning provided in Section 8.01 (Use of Proceeds).

“Guarantee” means the guarantees issued pursuant to the Common Security and Account Agreement by the Guarantors. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantors” means CCL, CCP and CCP GP, each of which is a direct or indirect wholly owned subsidiary of the Borrower and is operated together with the Borrower as a single unit, and any other subsidiary of the Borrower that accedes to the Common Security and Account Agreement from time to time as permitted under the Finance Documents then in effect as a Guarantor for the benefit of all Senior Creditors, pursuant to Section 11.15 (Additional Guarantors) of the Common Security and Account Agreement.

“Historical DSCR” on or prior to the Term Loan Discharge Date, has the meaning provided in Schedule A (Common Definitions and Rules of Interpretation) of the Common Terms Agreement and after the Term Loan Discharge Date, means for any Calculation Period, the ratio of:

(a)	the Cash Flow Available for Debt Service for such period; to

(b)	Senior Debt Obligations incurred or paid in such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) LC Costs, (iii) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (iv) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period, (v) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates, (vi) Hedging Termination Amounts or (vii) Working Capital Debt.

“Incremental Amendment” has the meaning given in Section 2.08(c) (Incremental Commitments – Incremental Amendments).

“Incremental Lender” has the meaning given in Section 2.08(b) (Incremental Commitments – Commitment Increase Notice).

“Initial Working Capital Facility Agreement” means the Working Capital Facility Agreement, dated as of December 14, 2016, among the Borrower, the Guarantors, The Bank of Nova Scotia, as Working Capital Facility Agent, The Bank of Nova Scotia and Sumitomo Mitsui Banking Corporation, as Issuing Banks, Mizuho Bank, Ltd., as Swing Line Lender, and the lenders party thereto from time to time.

“Interest Payment Date” has the meaning provided in Section 4.04(a) (Interest Payment Dates).

“Interest Period” means, with respect to any LIBOR Loan, the period beginning on the date on which such LIBOR Loan is made pursuant to Section 2.04(a) (Funding) or on the last day of the immediately preceding Interest Period therefor, as applicable, and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, in either case as the Borrower may select in the relevant Working Capital Disbursement Request or Interest Period Notice; provided, however, that (i) the Interest Period for any Working Capital Loan or LC Loan shall commence on the Borrowing Date and shall extend up to (but shall not include) the first Interest Payment Date following such Borrowing Date, (ii) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different calendar month, in which case such Interest Period shall end on the next preceding Business Day), (iii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, (iv) no Interest Period may end later than the Working Capital Final Maturity Date and (v) any Interest Period for a Working Capital Loan or LC Loan which would otherwise end after the Working Capital Final Maturity Date shall end on the Working Capital Final Maturity Date. “Interest Period Notice” means a notice in substantially the form attached hereto as Exhibit C, executed by an Authorized Officer of the Borrower or, in the case of a Working Capital Loan Borrowing, a Working Capital Disbursement Request.

“Investment” means, for any Person:

(a)	the acquisition (whether for cash, property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b)	the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c)	the entering into of any guarantee of, or other contingent obligation (other than an indemnity which is not a guarantee) with respect to, Indebtedness or other liability of any other Person;

provided that, Investment shall not include amounts deposited pursuant to the escrow agreement entered with respect to disputed amounts under any engineering, procurement and construction contract then in effect.

“Investment Grade Rating” means a credit rating of at least (a) Baa3 by Moody’s, (b) BBB- by S&P, (c) BBB- by Fitch or (d) any comparable credit ratings by any other nationally recognized statistical rating organizations.

“ISP98” has the meaning given in Section 3.02(g) (Letters of Credit).

“Issuing Bank” means each Working Capital Lender identified as an “Issuing Bank” on Schedule 3.02 (Issuing Bank Limits) and any other Working Capital Lender designated by the Borrower after the date hereof that has, or whose credit support provider has, a credit rating of A2 or higher by Moody’s, A or higher by S&P or an equivalent rating by another nationally-recognized credit rating agency, and that has agreed in writing in its sole discretion to accept such designation as an Issuing Bank and to be bound by all of the terms contained in this Agreement and the other Finance Documents binding on an Issuing Bank in such capacity (provided that, a copy of such agreement has been delivered to the Working Capital Facility Agent), it being understood that such agreement may contain additional conditions to, or limitations on, such Issuing Bank’s obligation to issue Letters of Credit hereunder (including limits on the aggregate stated amount of Letters of Credit at any one time outstanding that may be issued by such Issuing Bank), and any such conditions or limitations are hereby incorporated by reference into this Agreement to the same extent and with the same force as if fully set forth herein. Each reference to an Issuing Bank contained in this Agreement and the other Finance Documents shall be deemed to refer to the applicable Working Capital Lender solely in its capacity as the issuer of Letters of Credit hereunder and not in its capacity as a Working Capital Lender, and each reference to a Working Capital Lender contained in this Agreement and the other Finance Documents shall be deemed to refer to such Working Capital Lender in its capacity as such and not in its capacity (if applicable) as an Issuing Bank.

“Joint Lead Arranger” means The Bank of Nova Scotia, Houston Branch, Canadian Imperial Bank of Commerce, New York Branch, DBS Bank Ltd., HSBC Bank USA, National Association, Industrial and Commercial Bank of China Limited, New York Branch, ING Capital LLC, Mizuho Bank, Ltd., MUFG Bank, Ltd., Natixis, New York Branch, Sumitomo Mitsui Banking Corporation, Wells Fargo Bank, National Association, in each case, not in its individual capacity, but as joint lead arranger hereunder and any successors and permitted assigns.

“LC Available Amount” means, for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing enumerated therein).

“LC Cash Collateral Account” means, an interest-bearing cash collateral account established upon the occurrence of a Working Capital Facility Event of Default by the Working Capital Facility Agent in its name for the benefit of the Working Capital Lenders, subject to the terms of this Agreement and the Common Security and Account Agreement.

“LC Exposure” means, as of any time of determination and with respect to any Issuing Bank, the sum of (a) the aggregate undrawn amount of the outstanding Letters of Credit issued by such Issuing Bank at such time plus (b) the aggregate amount of all LC Loans made by such Issuing Bank and in which no other Working Capital Lender is required to participate that have not yet been repaid at such time.

“LC Fee” has the meaning provided in Section 4.15(b) (Fees).

“LC Loan” means a loan by a Working Capital Lender to the Borrower deemed made pursuant to Section 3.03(c) and Section 3.03(f) (Reimbursement to Issuing Banks).

“LC Loan Termination Date” means, with respect to an LC Loan, the earlier to occur of (a) the Termination Date and (b) the one-year anniversary of the date of drawing of the Letter of Credit with respect to such LC Loan.

“LC Payment Notice” has the meaning provided in Section 3.03(a) (Reimbursement to Issuing Banks).

“LC Reimbursement Payment” has the meaning provided in Section 3.03(b) (Reimbursement to Issuing Banks).

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit D.

“Letter of Credit” means a standby letter of credit in a form attached hereto as Exhibit B-1, Exhibit B-2, Exhibit B-3, Exhibit B-4, Exhibit B-5 or Exhibit B-6 (which forms are acceptable to the Issuing Banks) or otherwise reasonably acceptable to the Issuing Bank issuing such letter of credit, in each case issued pursuant to Section 3.02 (Letters of Credit).

“LIBOR” has the meaning given in Schedule A of the Common Terms Agreement; provided that, references therein to the Intercreditor Agent shall be replaced for purposes of this Agreement with references to the Working Capital Facility Agent.

“LIBOR Loan” means any Working Capital Loan bearing interest at a rate determined by reference to LIBOR and the provisions of Article II (COMMITMENTS AND BORROWING) and Article IV (REPAYMENTS, PREPAYMENTS, INTEREST AND FEES).

“Loan Parties” has the meaning provided in the preamble.

“Loans” means Working Capital Loans and LC Loans.

“Maximum Rate” has the meaning provided in Section 11.08 (Interest Rate Limitation).

“Non-Consenting Lender” means in respect of a Working Capital Lender, if such Working Capital Lender has failed to consent to a proposed amendment, waiver, consent or termination which pursuant to the terms of Section 11.01 (Decisions; Amendments; Etc.) requires the consent of all of the Facility Lenders or all affected Working Capital Lenders and with respect to which Working Capital Lenders representing at least 66.67% of the sum of (a) the aggregate undisbursed Working Capital Debt Commitments plus (b) the then-aggregate outstanding principal amount of the Working Capital Loans (excluding in each such case any Working Capital Lender that is a Defaulting Lender or, except as otherwise provided in Section 7.4 (Sponsor Voting) of the Common Security and Account Agreement, a Collateral Party, the Sponsor or any of the Sponsor’s Affiliates, and each Working Capital Debt Commitment and any outstanding principal amount of any Working Capital Loan of any such Working Capital Lender) or Working Capital Lenders affected by such proposed amendment, waiver, consent or termination, as the case may be, shall have granted their consent.

“Non-Fronted LC Amount” has the meaning provided in Section 3.02(f) (Letters of Credit).

“Non-Fronted Letter of Credit” means a Letter of Credit identified by the Borrower as such in the Request for Issuance.

“Non-Fronting Limit” means, at any time, with respect to any Issuing Bank, the amount set forth opposite the name of such Issuing Bank in the column entitled “Non-Fronting Limit” on Schedule 3.02 (Issuing Bank Limits), or, in the case of any Working Capital Lender that becomes an Issuing Bank hereunder pursuant to Section 3.06 (Resignation as an Issuing Bank) or otherwise, such amount as set forth in the agreement evidencing the appointment of such Working Capital Lender as an Issuing Bank, as the same may be (a) reduced from time to time in accordance with Section 2.05 (Termination or Reduction of Commitments), (b) increased from time to time in accordance with Section 2.08 (Incremental Commitments), and (c) reduced or increased from time to time pursuant to assignments by or to such Working Capital Lender pursuant to Section 11.04 (Assignments).

“Operational Phase Commencement Date” has the meaning provided in Section 8.03 (Operational Phase Commencement Date).

“Permitted Business” means (a) the development, construction, operation, expansion, reconstruction, debottlenecking, improvement, maintenance and ownership of the Development or related to or using by-products of the Development, all activity reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including the development, construction, operation, maintenance, financing and ownership of any facilities reasonably related to the Development or related to or using by-products of the Development and (b) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Development or related to or using by-products of the Development.

“Permitted Development Expenditures” on or prior to the Term Loan Discharge Date, has the meaning provided in Schedule A (Common Definitions and Rules of Interpretation) of the Common Terms Agreement and after the Term Loan Discharge Date means Development Expenditures that:

(a)	are required by applicable law or regulations, any consent from a Governmental Authority, Industry Standards or Prudent Industry Practice applicable to the Development; or

(b)	are otherwise used for the Development; or

(c)	are incurred in connection and in compliance with Section 12 (Customary Lifting and Balancing Arrangements) or Section 13 (Sharing of Project Facilities) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date); and

are funded from (i) Equity Funding not otherwise committed to other expenditure for the Development, (ii) Insurance Proceeds and Condemnation Proceeds to the extent permitted by Article 5 (Insurance and Condemnation Proceeds) of the Common Security and Account Agreement or proceeds of dispositions to the extent permitted by Section 12.17 (Sale of Project

Property) of the Common Terms Agreement while in effect or any equivalent provision of any other Senior Debt Instrument, (iii) Cash Flow permitted to be used for Operation and Maintenance Expenses (pursuant to clauses (c) and (k) of the definition thereof) or (iv) PDE Senior Debt, Expansion Senior Debt or other Indebtedness permitted to be incurred pursuant to Section 8.04 (Covenants Applicable After the Term Loan Discharge Date), in the case of each of the foregoing sub-clauses (i), (ii) and (iv), which use for the contemplated development could not reasonably be expected to have a Material Adverse Effect.

“Permitted Investment” on or prior to the Term Loan Discharge Date, has the meaning provided in Schedule A of the Common Terms Agreement and after the Term Loan Discharge Date, means:

(a)	Authorized Investments;

(b)	by way of trade credit in the ordinary course of business;

(c)	as specifically contemplated under the Finance Documents to which the Working Capital Facility Agent is a party or by the terms of a Material Project Agreement as long as (i) such Material Project Agreement was in place on the Working Capital Closing Date, but only to the extent permitted by such Material Project Agreement on the Working Capital Closing Date, (ii) such Material Project Agreement was approved by the Intercreditor Agent at a time when at least $1 billion of Loans or Senior Debt Commitments in connection therewith were outstanding or (iii) such Investment does not exceed $15,000,000 in the aggregate with all other Investments permitted under this clause (c)(iii);

(d)	advance payments to contractors in the ordinary course of business on usual commercial terms;

(e)	Investments among and between the Loan Parties;

(f)	any Investment by any of the Loan Parties in a Person, if as a result of such investment such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Loan Party;

(g)	Investments existing on the Working Capital Closing Date;

(h)	repurchases of the Senior Notes;

(i)	Investments received as a result of a foreclosure by any of the Loan Parties with respect to any secured investment in default;

(j)	surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with Gas purchases;

(k)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Equity Interests that constitute Indebtedness) of the Borrower;

(l)	amounts deposited pursuant to the escrow agreement entered into with respect to disputed amounts under any engineering, procurement and construction contract or another construction contract with respect to development of the Project Facilities as permitted under the Finance Documents;

(m)	advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(n)	guarantees of Indebtedness permitted pursuant to the Finance Documents;

(o)	Investments pursuant to Permitted Hedging Instruments;

(p)	any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with any Senior Debt then outstanding;

(q)	any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Loan Parties, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(r)	(i) advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business; and (ii) loans or advances to employees made in the ordinary course of business of the Loan Party in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

(s)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower and endorsements for collection or deposit arising in the ordinary course of business; and

(t)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (t) that are at the time outstanding not to exceed $50,000,000.

“Permitted Liens” on or prior to the Term Loan Discharge Date, has the meaning provided in Schedule A (Common Definitions and Rules of Interpretation) of the Common Terms Agreement and after the Term Loan Discharge Date means:

(a)	Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings in relation to which appropriate reserves are maintained and liens for customs duties that have been deferred in accordance with the laws of any applicable jurisdiction;

(b)	deposits or pledges to secure obligations under workmen’s compensation, old age pensions, social security or similar laws or under unemployment insurance;

(c)	deposits or other financial assurances to secure bids, tenders, contracts (other than for borrowed money), leases, concessions, licenses, statutory obligations, surety and appeal bonds (including any bonds permitted under engineering, procurement and construction contracts), performance bonds and other obligations of like nature arising in the ordinary course of business and cash deposits incurred in connection with Gas purchases;

(d)	mechanics’, workmen’s, materialmen’s, suppliers’, warehouse, Liens of lessors and sublessors or other like Liens arising or created in the ordinary course of business with respect to obligations that are not due or that are being contested in good faith;

(e)	(i) servitudes, easements, rights of way, encroachments and other similar encumbrances burdening the Development’s land that are granted in the ordinary course, imperfections of title on real property, and restrictive covenants, zoning restrictions, licenses or conditions on the grant of real property (in relation to such real property); provided that, such servitudes, easements, rights of way, encroachments and other similar encumbrances, imperfections, restrictive covenants, restrictions, licenses or conditions do not materially interfere with the Development as contemplated in the Finance Documents and the Material Project Agreements and (ii) title exceptions disclosed by any title policy obtained by the Loan Parties;

(f)	Liens to secure (i) purchase money Indebtedness and capital leases or guarantees of the same, in a principal amount not exceeding $100,000,000 in the aggregate outstanding at any one time to finance the purchase or lease of assets for the Development other than those financed with the proceeds of Senior Debt; provided that, if such obligations are secured, they are secured only by Liens upon the assets being financed, and (ii) Indebtedness in an amount not to exceed $250,000,000 to finance restoration of the Development following damage, loss or destruction of all or a material portion of the Project Facilities or an Event of Taking, including any refinancing thereof;

(g)	the Security Interests;

(h)	Liens in the ordinary course of business arising from or created by operation of applicable law or required in order to comply with any applicable law;

(i)	Liens in the ordinary course of business over any assets (the aggregate value of which assets at the time any such Lien is granted does not exceed $100,000,000);

(j)	contractual or statutory rights of set-off (including netting) granted to the Loan Parties’ bankers, (i) under any Permitted Hedging Instrument or any Material Project Agreement as long as (A) such Material Project Agreement was in place on the Working Capital Closing Date but only to the extent permitted by such Material Project Agreement on the Working Capital Closing Date, (B) such Material Project Agreement was approved by the Intercreditor Agent at a time when at least $1 billion of Loans or Senior Debt Commitments in connection therewith were outstanding or (C) the amount of collateral affected by such Lien does not exceed $15,000,000 in the aggregate with all other Liens permitted under this clause (C); and (ii) that could not reasonably be expected to cause a Material Adverse Effect;

(k)	deposits or other financial assurances to secure reimbursement or indemnification obligations in respect of letters of credit or in respect of letters of credit put in place by the Loan Parties and payable to suppliers, service providers, insurers or landlords in the ordinary course of business;

(l)	Liens that are scheduled exceptions to the coverage afforded by the Title Policy;

(m)	legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are being contested in good faith and by appropriate proceedings and an appropriate reserve has been established in respect thereof in accordance with GAAP;

(n)	the Liens created pursuant to the Real Property Documents;

(o)	Liens by any Loan Party in favor of the Borrower or any other Loan Party, as applicable;

(p)	Liens arising out of judgments or awards not constituting an Event of Default, so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible); and

(q)	Liens arising from Sharing Arrangements permitted pursuant to Section 13 (Sharing of Project Facilities) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date).

“Permitted Payment” means, without duplication as to amounts allowed to be distributed under any other provision of this Agreement:

(a)	payments to an Affiliate of the Borrower to permit such Affiliate to pay its reasonable accounting, legal and administrative expenses when due, in an aggregate amount not to exceed $5 million per calendar year; and

(b)	on each June 30 and December 31, the amount necessary for payment to the Affiliate to enable it to pay its (or for such Affiliate to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by the Loan Parties, determined at the highest combined U.S. federal and State of Texas tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Projected Fixed DSCR” means, (a) for purposes of Section 20 (Restricted Payments) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date) hereof during the Calculation Period; and (b) for all other purposes, during the applicable period beginning no earlier than (i) the first June 30 or December 31 to occur after the last guaranteed substantial completion date (as defined in the applicable engineering, procurement and construction contract) with respect to any Trains then in construction, or (ii) if the Date of First Commercial Delivery has occurred with respect to all Trains, the first June 30 or December 31 to occur after the incurrence of Indebtedness, entering into of a Sharing Arrangement, or consummation of a merger, consolidation, conversion, continuance or sale, assignment, transfer, lease, conveyance or other disposition of assets, as applicable, the ratio of:

(a)	in all cases other than Section 20 (Restricted Payments) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date) hereto:

(i)	the Cash Flow Available for Debt Service projected for such period, provided that Cash Flow is calculated solely to reflect (A) the fixed price component under applicable Qualifying LNG SPAs, (B) expected interest and investment earnings paid to the Borrower or any other Loan Party during such period and (C) amounts expected to be paid to the Borrower or any other Loan Party during such period as Business Interruption Insurance Proceeds and (D) the fixed expenses that could reasonably be expected to be incurred if the counterparties to the Qualifying LNG SPAs were not lifting any cargoes from the Development; provided that, the “fixed price component” shall be the price component identified as such in the applicable LNG SPA or such other price component approved by the Intercreditor Agent as the fixed price component; to

(ii)	Senior Debt Obligations projected to be paid in such period (other than (A) pursuant to voluntary prepayments or mandatory prepayments, (B) Senior Debt due at maturity, (C) Working Capital Debt, (D) LC Costs, (E) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (F) under any Permitted Hedging Instruments in respect of interest rates, in each case paid prior to the end of the Term Loan Availability Period and (G) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates); and

(b)	in the case of Section 20 (Restricted Payments) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date) hereof:

(i)	the Cash Flow Available for Debt Service projected for such period; to

(ii)	Senior Debt Obligations projected to be paid in such period (other than (A) pursuant to voluntary prepayments or mandatory prepayments, (B) Senior Debt due at maturity, (C) Working Capital Debt, (D) LC Costs, (E) interest in respect of the Senior Debt paid prior to the end of the Term Loan Availability Period (or, if no Loans or Senior Debt Commitments remain outstanding, any debt service that was pre-funded by the incurrence of Permitted Senior Debt, one of the use of proceeds of which was expressly for this purpose), (F) under any Permitted Hedging Instruments in respect of interest rates, in each case projected to be paid prior to the end of the Term Loan Availability Period, and (G) net payable amounts under Permitted Hedging Instruments that are not in respect of interest rates).

“Request for Issuance” has the meaning provided in Section 3.02(a) (Letters of Credit).

“Required Working Capital Lenders” means at any time, the Working Capital Lenders holding in excess of 50.00% of the sum of (a) the aggregate undisbursed Working Capital Loan Facility Debt Commitments plus (b) the then-aggregate outstanding principal amount of the Working Capital Loans (excluding in each such case any Working Capital Lender that is a Defaulting Lender or, except as otherwise provided in Section 7.4 (Sponsor Voting) of the Common Security and Account Agreement, a Collateral Party, the Sponsor or any of the Sponsor’s Affiliates, and each Working Capital Debt Commitment and any outstanding principal amount of any Working Capital Loan of any such Working Capital Lender). Such percentage shall be calculated by dividing the number of votes cast in favor of a Decision by the total number of votes cast with respect to such Decision.

“Restricted Payment” means (a) any dividend or other distribution by the Borrower (in cash, property of the Borrower or such Loan Party, securities, obligations, or other property) on, or other dividends or distributions on account of, any portion of any membership interest in the Borrower or such Loan Party, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower or any Loan Party of, any portion of any membership interest in the Borrower and (b) all payments (in cash, property of the Borrower or such Loan Party, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower or any Loan Party of, any Indebtedness owed by the Borrower or any Loan Party to Holdco or any other Person party to a pledge agreement or any Affiliate thereof, including any Subordinated Debt. Restricted Payments shall not include (i) payments to the Manager for fees and costs pursuant to Management Services Agreements, (ii) fees and costs payable pursuant to the Gas and Power Supply Services Agreement, (iii) payments to the Operator pursuant to the O&M Agreements, (iv) Permitted Payments (which shall be paid in accordance with Section 4.7 (Cash Waterfall) of the Common Security and Account Agreement), (v) amounts paid in accordance with Section 2.7 (Senior Debt/Equity Ratio at Project Completion Date) of the Common Terms Agreement and (vi) any of the payments in (a) or (b) above (in each case, in cash, property of the Borrower or such Loan Party, securities, obligations, or otherwise) made among any of the Loan Parties.

“Sharing Arrangement” has the meaning provided in Section 13 (Sharing of Project Facilities) of Schedule 8.04 (Covenants Applicable After the Term Loan Discharge Date).

“Term Loan Discharge Date” means the Discharge Date with respect to the Senior Debt under the Term Loan Facility Agreement.

“Termination Date” has the meaning provided in Section 2.02(a) (Availability).

“Trade Date” has the meaning provided in Section 11.04(b) (Assignments).

“UCP 600” has the meaning provided in Section 3.02(g)(iii) (Letters of Credit).

“Undisclosed Administration” means, in relation to a Working Capital Facility Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Working Capital Facility Lender or such parent company is subject to home jurisdiction supervision, if applicable law requires that such appointment not be publicly disclosed.

“Unmatured Working Capital Facility Event of Default” means a misrepresentation, breach of undertaking or other event or condition that has occurred and that, with the giving of notice or lapse of time or making of a determination, would constitute a Working Capital Facility Event of Default.

“Working Capital Availability Period” has the meaning provided in Section 2.02(a) (Availability).

“Working Capital Borrowing” means each Advance of Working Capital Loans by or on behalf of the Working Capital Lenders on any single date to the Borrower in accordance with Section 2.04 (Funding) and Article VII (CONDITIONS PRECEDENT).

“Working Capital Closing Date” means the date on which the conditions precedent set forth in Section 7.01 (Conditions to Closing) have been satisfied or waived.

“Working Capital Commitment Fee” has the meaning provided in Section 4.15(a) (Fees).

“Working Capital Commitment Letter” means the commitment letter, dated June 6, 2018, by and among the Borrower, The Bank of Nova Scotia, Houston Branch, Canadian Imperial Bank of Commerce, New York Branch, DBS Bank Ltd., HSBC Bank USA, National Association, Industrial and Commercial Bank of China Limited, New York Branch, ING Capital LLC, Mizuho Bank, Ltd., MUFG Bank, Ltd., Natixis, New York Branch, Sumitomo Mitsui Banking Corporation, Wells Fargo Bank, National Association, ABN Amro Capital USA, LLC, Citibank, N.A., Crédit Industriel et Commercial, National Australia Bank Limited, Société Générale and Standard Chartered Bank and each other Working Capital Lender that executes a joinder thereto from time to time.

“Working Capital Debt Commitment” means with respect to each Working Capital Lender, the commitment of such Working Capital Lender to (i) make Working Capital Loans, (ii) acquire participations in Fronted Letters of Credit and (iii) make LC Loans in respect of either Fronted Letters of Credit or Non-Fronted Letters of Credit, in an aggregate amount not to exceed the amount set forth opposite the name of such Working Capital Lender in the column entitled “Total Working Capital Debt Commitment” in Schedule 2.01, or if such Working Capital Lender has entered into one or more Lender Assignment Agreements, set forth opposite the name of such Working Capital Lender in the Register maintained by the Working Capital Facility Agent as such Working Capital Lender’s commitment, as the same may be (a) reduced from time to time in accordance with Section 2.05 (Termination or Reduction of Commitments), (b) increased from time to time in accordance with Section 2.08 (Incremental Commitments), (c) reduced or increased from time to time pursuant to assignments by or to such Working Capital Lender pursuant to Section 11.04 (Assignments) and (d) utilized, as of the applicable date of determination, in the amount of such Working Capital Lender’s Commitment Exposure.

“Working Capital Disbursement Request” means with respect to any Working Capital Loan, each request substantially in the form set forth in Exhibit A-1.

“Working Capital Facility Agent” means The Bank of Nova Scotia, not in its individual capacity, but solely as administrative agent for the Working Capital Lenders hereunder, and each other Person that may, from time to time, be appointed as successor Working Capital Facility Agent in accordance with Section 10.07 (Resignation or Removal of Working Capital Facility Agent).

“Working Capital Facility Declared Default” means a Working Capital Facility Event of Default that is declared to be a default in accordance with Section 15.2 (Declaration of Loan Facility Declared Default) of the Common Terms Agreement.

“Working Capital Facility Event of Default” means any of the events set forth in Section 9.01 (Events of Default Applicable Prior to the Term Loan Discharge Date) or Section 9.02 (Events of Default Applicable After the Term Loan Discharge Date), as applicable.

“Working Capital Final Maturity Date” means the fifth (5th) anniversary of the Working Capital Closing Date.

“Working Capital Lender Payment Notice” has the meaning provided in Section 3.03(c) (Reimbursement to Issuing Banks).

“Working Capital Lenders” means those Working Capital Lenders identified on Schedule 2.01 and each other Person that acquires the rights and obligations of any such Working Capital Lender in accordance with Section 11.04 (Assignments) but excluding any Person that has assigned all of its rights and obligations under the Working Capital Facility Agreement in accordance with Section 11.04 (Assignments) (other than in connection with the sale of participations) and Participants.

“Working Capital Loan” has the meaning provided in Section 2.02(a) (Availability).

“Working Capital Loan Documents” means this Agreement, the Fee Letters, the Common Terms Agreement and the Common Security and Account Agreement.

“Working Capital Obligations” means, collectively, all Senior Debt Obligations arising under the Working Capital Facility Agreement.

“Working Capital Register” has the meaning provided in Section 2.04(e) (Funding).

“Working Capital Secured Parties” means the Working Capital Lenders, the Issuing Banks, the Working Capital Facility Agent, the Security Trustee and each of their respective successors and permitted assigns, in each case in connection with the Working Capital Facility Agreement.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.